 As filed with the Securities and Exchange Commission on November 9, 2000
                                                      Registration No. 333-45440
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            Amendment No. 2 to
                                    FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                              ------------------
                                 VERISITY LTD.
             (Exact name of registrant as specified in its charter)

             Israel                              737103                          Not Applicable
             ------                              ------                          --------------
 (State or other jurisdiction of       (Primary Standard Industrial              (I.R.S. Employer
 incorporation or organization)        Classification Code Number)            Identification Number)

                              ------------------
                                Moshe Gavrielov
                            Chief Executive Officer
          2041 Landings Drive, Mountain View, CA 94043, (650) 934-6800
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              ------------------
                                   Copies to:

     Paul R. Rogers, Esq.                        Peter T. Healy, Esq.
    Elizabeth B. Kent, Esq.                    Steven L. Pickering, Esq.
      Rola J. Innis, Esq.                      Daniel L. Jablonsky, Esq.
     Bleu K. Lawless, Esq.                       O'Melveny & Myers LLP
   Howard, Rice, Nemerovski,
            Canady,                         275 Battery Street, 26th Floor
 Falk & Rabkin, A Professional
          Corporation                           San Francisco, CA 94111
Three Embarcadero Center, Suite
              700                                   (415) 984-8700
    San Francisco, CA 94111
        (415) 434-1600

     Hanan Salinger, Adv.                       Aaron M. Lampert, Adv.
        Ilan Lior, Adv.                         Naschitz, Brandes & Co.
   Salinger & Co. Advocates             5 Tuval Street, Tel Aviv 67897, Israel
 26 Nachmani Street, Tel Aviv
         65794, Israel                              972-3-623-5000
        972-3-560-8494

        Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

                              ------------------

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [_]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, check the following box. [_]

                              ------------------

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------
------------------------------------------------------------------------------
                                            Proposed Maximum
 Title of Each Class of Securities to be   Aggregate Offering    Amount of
                Registered                      Price(1)      Registration Fee
------------------------------------------------------------------------------
Ordinary Shares, par value NIS 0.01 per
 share...................................     $46,000,000        $12,144(2)
------------------------------------------------------------------------------
------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) of the Securities Act.
(2) Previously paid.

                              ------------------
  Verisity Ltd. amends this registration statement on such date or dates as may be necessary to delay its effective date until a further amendment which specifically states that this registration statement shall become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus is not complete and may be + +changed. We may not sell these securities until the registration statement +
+filed with the Securities and Exchange Commission is effective. This          +
+preliminary prospectus is not an offer to sell securities, and we are not + +soliciting offers to buy these securities, in any state where the offer or +
+sale is not permitted.                                                        +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED NOVEMBER 9, 2000
                              [VERSITY LTD.--LOGO]

                                Ordinary Shares

  Verisity Ltd. is offering 3,335,000 of its ordinary shares. This is our initial public offering and no public market currently exists for our ordinary shares. We have applied to have our ordinary shares approved for quotation on the Nasdaq National Market under the symbol "VRST." We anticipate that the initial public offering price will be between $8.00 and $10.00 per share.

                                --------------

                Investing in our ordinary shares involves risks.
                    See "Risk Factors" beginning on page 8.

                                --------------

                                                                Per Share Total
                                                                --------- -----
Public Offering Price..........................................    $      $
Underwriting Discounts and Commissions.........................    $      $
Proceeds to Verisity Ltd. .....................................    $      $

  The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

  Verisity Ltd. has granted the underwriters a 30-day option to purchase up to an additional 500,250 ordinary shares to cover any over-allotments.

                                --------------

Robertson Stephens

                       Dain Rauscher Wessels

                                                                        SG Cowen

                   The date of this prospectus is     , 2000

                              [Inside Front Cover]

Title: "Verisity: Verifying the Communications Universe"

Color Artwork: Representation of complex electronic designs. Images of electronic circuits including circuits imprinted on surfaces shaped as globes. Three electronic products pictured: cellular phone, satellite receiver, and computer monitor and keyboard.

Verisity logo with subtext: "Functional Verification Automation"

                              [Inside Back Cover]

One block of text in white margin (markets on separate lines in colored bubbles):

"Serving the fastest growing markets in the electronics industry:

  communications

  computer

  consumer"

Color Artwork: Representation of complex electronic designs. Images of electronic circuits including circuits imprinted on surfaces shaped as globes.

Verisity logo with subtext: "Functional Verification Automation"

                                EXPLANATORY NOTE

  This registration statement contains two forms of prospectus front cover pages: (a) one to be used in connection with an offering in the United States and Canada and (b) one to be used in connection with a concurrent offering outside of the United States and Canada. The United States/Canadian prospectus and the international prospectus are otherwise identical in all respects. The international version of the front cover page is included immediately before
Part II of this registration statement.

  You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, our ordinary shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus.

  Until      , 2000, 25 days after the date of this prospectus, all dealers that buy, sell or trade in our securities, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

                             ---------------------

                               TABLE OF CONTENTS

Summary...................................................................    4
Risk Factors..............................................................    8
Forward-Looking Statements................................................   22
Use of Proceeds...........................................................   23
Dividend Policy...........................................................   23
Capitalization............................................................   24
Dilution..................................................................   25
Selected Consolidated Financial Data......................................   26
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   28
Business..................................................................   43
Management................................................................   56
Related Party Transactions................................................   71
Principal Shareholders....................................................   74
Description of Share Capital..............................................   76
Shares Eligible for Future Sale...........................................   82
United States Federal Income Tax Considerations...........................   84
Israeli Taxation and Investment Programs..................................   90
Conditions in Israel......................................................   95
Enforceability of Civil Liabilities.......................................   97
Underwriting..............................................................   99
Legal Matters.............................................................  103
Experts...................................................................  103
Additional Information....................................................  104
Index to Consolidated Financial Statements................................  F-1

                             ---------------------

  We have prepared our historical financial statements and the notes thereto in United States dollars and in accordance with generally accepted accounting principles, as applied in the United States. All references to "dollars" or "$" in this prospectus are references to United States dollars, and all references to "shekels" or "NIS" are references to new Israeli shekels. On November 8, 2000, the exchange rate between the shekel and the dollar as quoted in The Wall Street Journal, was NIS 4.1095 to $1.00.

                                    SUMMARY

  You should read the following summary, together with the more detailed information regarding our company, especially the "Risk Factors" section, and our financial statements and notes to those statements appearing elsewhere in this prospectus, before deciding to invest in our ordinary shares.

                                  Our Business

  We are a leading provider of proprietary technologies and software products used to efficiently verify designs of electronic systems and complex integrated circuits that are essential to the communications and other high growth segments of the electronics industry. Our products automate the process of detecting flaws in these designs and enable our customers to:

  . deliver higher quality products;

  . accelerate time-to-market; and

  . reduce overall product development costs.

  Our principal customers include many leading systems and semiconductor companies, such as Alcatel, Canon, Cisco Systems, Conexant Systems, Ericsson, Hewlett Packard, Intel, LSI Logic, Lucent Technologies and Texas Instruments. These are our top 10 customers by sales revenue since the beginning of 1999. We also sell our products to leading providers of reusable intellectual property designs, such as ARM and MIPS Technologies, and to start-up communications companies.

  Our products target the global communications industry, as well as other rapidly growing segments of the electronics industry, such as computers, business automation and consumer electronics. Within these segments, devices such as high speed network routers, mobile telephones, personal digital assistants and Internet appliances are revolutionizing the way that businesses and consumers interact and exchange information. These devices are all examples of complex electronic systems that are comprised of integrated circuits, or ICs, which are circuits on a single semiconductor or chip, and which have been configured to perform key functions. Rapidly growing demand for smaller, faster, more power efficient and increasingly reliable communications and computing devices has created a significant need for highly complex electronic system and IC designs.

  The ever increasing complexity of systems and ICs poses ever greater challenges to the process of verifying that they behave as described in their design specifications, an engineering process known as functional verification. Traditional methods of functional verification tend to be manual and time-consuming and often fail to identify critical discrepancies, known as design flaws, between the specifications and the implementation of a system or IC design. Systems and ICs that have design flaws may function improperly or completely fail to operate. As a consequence, they must often be redesigned and remanufactured, which can make undetected design flaws very costly. Undiscovered design flaws can also lead to more severe financial and strategic consequences, such as lost revenue opportunities, lost market share and damaged reputation.

  Our functional verification products, led by our top selling Specman Elite product, identify design flaws in systems and ICs that are typically extremely difficult to anticipate and detect prior to manufacturing. We also enhance engineering productivity by automating manual processes, and by providing customizable approaches that solve many common functional verification problems. Our products enable engineers to create verification environments that can readily be reused for multiple design projects. In addition, our products facilitate the verification of intellectual property, known as IP cores, which are reusable modules containing a portion of the IC's functionality. We believe that these benefits are particularly important to our customers that supply the highly competitive communications market, which requires frequent innovations and product introductions.

  Our objective is to establish our proprietary technologies and software products as the industry standard for the functional verification of system, IC and IP core designs required by the communications and other high growth segments of the electronics industry. To achieve this objective, we have implemented a number of strategic programs and alliances with influential systems and semiconductor companies, intellectual property providers and standards bodies. These programs, including our PureIP(TM) program, are designed to encourage the widespread endorsement of our products. We believe these initiatives, together with our product innovations, technologies and strategic focus on functional verification, will accelerate the proliferation of our products within our targeted markets.

                             Corporate Information

  We were incorporated in Israel in 1995. Our principal executive offices and corporate headquarters of our wholly-owned subsidiary, Verisity Design, Inc., are located at 2041 Landings Drive, Mountain View, California 94043, where our telephone number is 650-934-6800. Our principal research and development offices and the corporate headquarters of Verisity Ltd. are located in Rosh Ha'ain, Israel. Our website is www.verisity.com. The information contained on our website, and on the websites linked to it, is not incorporated by reference into this prospectus. The information about us in this prospectus includes information about our consolidated subsidiaries.

  Verisity(R), Specman(TM), Specman Elite(TM), SureCov(TM), SureLint(TM) PureIP(TM), LicenseE(TM), Verification Alliance(TM) and our logo are among our trademarks and service marks protected in the United States and other jurisdictions.

                                  The Offering

 Ordinary shares offered by us.................... 3,335,000 shares
 Ordinary shares to be outstanding after this
  offering........................................ 18,053,301 shares
 Use of proceeds.................................. General corporate purposes, including repayment of our term loan, capital
                                                   expenditures and potential acquisitions
                                                   of complementary businesses, products
                                                   and technologies.
 Proposed Nasdaq National Market symbol........... VRST

  The above information and, unless otherwise indicated, the other information in this prospectus is based on 8,646,576 ordinary shares outstanding as of September 30, 2000 and:

  . includes 15,649 ordinary shares issuable upon the cashless exercise of a warrant to purchase 18,150 convertible preferred shares, pursuant to the terms of the warrant, based on the mid-point of the range of the initial public offering;

  . excludes 65,169 convertible preferred shares issuable upon exercise of warrants outstanding with a weighted average exercise price of $7.37 per share as of September 30, 2000;

  . excludes 2,195,473/1/ ordinary shares issuable upon exercise of options outstanding under our share option plans with a weighted average exercise price of $2.44 per share as of September 30, 2000;

  . excludes 480,375/1/ ordinary shares available or reserved for future issuance under our various share option plans as of September 30, 2000;

  . assumes the conversion of all of our outstanding preferred shares into ordinary shares, as if converted on the original date of issuance; and

  . assumes no exercise by the underwriters of their option to purchase an
    additional       ordinary shares in this offering.

                              --------------------

  Subsequent to September 30, 2000, we have granted 41,000 additional options at a weighted average exercise price of $8.00 per share. We have not issued any additional warrants or issued any new shares, except pursuant to the exercise of outstanding options. In addition, on October 18, 2000, we reserved an additional 3,000,000 ordinary shares for future issuances under our share option and share purchase plans.

--------

1 Excludes an aggregate of 1,198,562 issued shares held in a trust for future release to employees through option grants. As these shares are issued, they are already reported as outstanding shares.

                      Summary Consolidated Financial Data
                     (in thousands, except per share data)

  The following tables present our summary consolidated financial data. The data presented in these tables are from the "Selected Consolidated Financial Data" and our historical consolidated financial statements and the notes to financial statements included elsewhere in this prospectus. You should read those sections for a further explanation of the financial data summarized here. The pro forma basic and diluted net loss per share for the year ended
December 31, 1999 and the nine months ended September 30, 2000 reflect the exercise of warrants to purchase 15,649 ordinary shares upon the closing of this offering and the conversion of all outstanding preferred shares into ordinary shares as if converted on the original date of issuance.

                                                                Nine Months
                                                              Ended September
                                   Year Ended December 31,          30,
                                   -------------------------  ----------------
                                    1997     1998     1999     1999     2000
                                   -------  -------  -------  -------  -------
                                                                (unaudited)
Consolidated Statements of
 Operations Data:
Total revenue....................  $ 4,025  $ 7,075  $11,477  $ 7,636  $13,959
Gross profit.....................    2,933    5,222    9,570    6,203   12,240
Operating loss (1)...............   (2,999)  (6,480)  (7,421)  (5,974)  (4,571)
Net loss.........................   (2,955)  (6,492)  (7,136)  (5,747)  (4,464)
Basic and diluted net loss per
 share...........................  $ (0.96) $ (1.61) $ (1.34) $ (1.12) $ (0.66)
Shares used in net loss per share
 calculation.....................    3,073    4,042    5,311    5,119    6,749
Pro forma basic and diluted net
 loss per share..................                    $ (0.61)          $ (0.35)
Shares used in pro forma net
 share calculation...............                     11,650            12,821
--------
(1) Includes non-cash charges
    related to equity issuances..      568       71      191       61      817

                                                          September 30, 2000
                                                        -----------------------
                                                                     Pro Forma
                                                          Actual    As Adjusted
                                                        ----------- -----------
                                                        (unaudited)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments......  $ 15,093     $41,242
Working capital........................................     4,666      30,815
Total assets...........................................    22,801      48,950
Total current liabilities..............................    16,338      16,338
Long-term liabilities..................................     1,644       1,644
Accumulated deficit....................................   (22,066)    (22,066)
Total shareholders' equity.............................     4,819      30,968


  The pro forma as adjusted consolidated balance sheet data includes:

  . the assumed exercise of warrants that are exercisable before or upon the closing of this offering; and

  . the conversion into ordinary shares, on the first day that our ordinary shares begin trading on the Nasdaq National Market, of our preferred shares outstanding at September 30, 2000; and

  . the sale of our ordinary shares in this offering at an assumed initial public offering price of $9.00, before deducting underwriting discounts and commissions and offering expenses.

                                  RISK FACTORS

  Any investment in our ordinary shares involves a high degree of risk. You should consider the risks described below carefully and all of the information contained in this prospectus before deciding whether to purchase our ordinary shares. If any of the following risks actually occur, our business, financial condition and results of operations could suffer. In that case, the trading price of our ordinary shares could decline, and you may lose all or part of your investment.

                         Risks Related To Our Business

Our quarterly operating results and ordinary share price may fluctuate, because we have a limited ability to accurately forecast our quarterly sales, our costs are relatively fixed in the short term and we expect our business to be affected by seasonal factors.

  We expect our quarterly operating results to fluctuate significantly due to a variety of factors, many of which are outside of our control. Our revenue is difficult to predict and may fluctuate significantly from period-to-period. Because our expenses are largely independent of our revenue in any particular period, it is difficult to accurately forecast our operating results. Our operating expenses are based, in part, on anticipated future revenue and a high percentage of our expenses are relatively fixed in the short term. As an example, our research and development and sales and marketing expenses together accounted for more than 75% of our total operating expenses in both 1998 and 1999. As a result, if our revenue is below expectations in any quarter, the negative effect may be magnified by our inability to adjust our spending on these activities in a timely manner to offset the revenue shortfall.

  In addition, we expect to experience fluctuations in the sale of licenses for our products due to seasonal factors. We have experienced and anticipate we will continue to experience relatively lower sales in our first fiscal quarter due to patterns in the capital budgeting and purchasing cycles of our current and prospective customers and the economic incentives for our sales force. We also expect that sales may decline during the summer months of our third quarter, particularly in the European markets. It is difficult for us to evaluate the degree to which these capital budgeting and customer purchasing cycle variations and sales incentives may reduce our sales because our recent revenue growth may have largely overshadowed these factors in recent periods. However, these factors may lead to fluctuations in our quarterly operating results in the future.

  As a result, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful and, accordingly, that these comparisons should not be relied upon as indications of future performance. Due to these and other factors, our operating results may be below market analysts' expectations in some future quarters, which could cause the market price for our ordinary shares to decline.

We have a history of losses, may continue to experience losses in the future and may not attain annual profitability, which may cause the market price of our ordinary shares to decline.

  Since we commenced operations in 1996, we have incurred significant net operating losses, including net operating losses of $7.4 million for the fiscal year ended December 31, 1999 and $4.6 million for the nine months ended September 30, 2000, and we have an accumulated deficit of $22.1 million as of September 30, 2000. We expect to continue to incur additional net operating losses resulting primarily from research and development, sales and marketing, possible strategic acquisitions and general and administrative expenses. As a result, we will need to generate significant revenue to attain profitability. We may not attain profitability in the future or, if we attain profitability, sustain it. We anticipate that our expenses will increase substantially in the next 12 months as we:

  . continue to invest in research and development to enhance our existing products and technologies and to develop additional functional verification products;

  . increase our sales and marketing activities; and

  . implement additional internal systems, develop additional business infrastructure and hire additional management personnel to keep pace with our growth.

  Any failure to significantly increase our revenue as we implement our product and distribution strategies could also harm our ability to attain and maintain profitability and could negatively impact the market price of our ordinary shares. In addition, if we do not attain or sustain profitability in the future, we may be unable to continue our operations.

We compete in an emerging market with rapidly evolving technologies and product innovations, and our products are based on new technologies that may not be accepted by potential customers.

  We compete in markets that are characterized by rapid technological changes, frequent new product introductions and innovations, uncertain product life cycles and changes in customer demands. For example, in these markets a new functional verification technology may rapidly emerge and gain acceptance that does not rely on the use of software simulation of system, IC or IP core designs, which is the approach to functional verification supported by our current suite of products. Our future success will likely depend on our ability to respond to these factors, in part by financing and managing the significant research and development investment that is often required to develop new generations of our functional verification technologies and introduce these product innovations to the marketplace in a timely manner. If our development efforts are not successful or are significantly delayed, our products may become obsolete and we may be unable to retain existing customers or attract or retain new ones. Even if we are successful in financing and managing a significant investment of our resources in product and technology innovations, such as our proprietary functional verification language called e, the industry may not accept or adopt them. Therefore, any enhancements or new generations of the technologies and products that we develop or acquire may not generate any revenue, or revenue in excess of the costs of development or acquisition.

We may not be able to effectively compete against, and may lose market share to, other vendors of functional verification products with greater resources and distribution channels, as well as engineering groups within potential customers that develop their own functional verification tools.

  We may face competition from both existing vendors of functional verification tools and new ones that we anticipate will enter the market. We also compete with the internal engineering groups of large systems and semiconductor companies. In addition, we may face competition from companies developing functional verification products and methodologies based on new or emerging technologies. Even though some of these companies may not currently have substantial financial or marketing resources to promote their competing products, they could obtain those resources either by engaging in financing activities or by being acquired by larger companies with substantial financial or marketing resources and broader distribution channels, including larger companies that may already sell products to the design and functional verification engineering groups within our existing or potential customer base.

  Some of our existing competitors are larger companies that sell suites of tools applicable to nearly all stages in the design and functional verification of systems and ICs. These companies, including Synopsys and Cadence Design Systems, have better brand recognition, larger customer bases and greater financial and marketing resources than we do. These strengths may allow them to respond more quickly than we can to new or emerging technologies or standards and changes in customer requirements. If we fail to compete effectively against these competitors, our market share and revenue could decline, perhaps significantly.

  These larger companies may also be able to compete more effectively than we can on the basis of price. If these competitors elect to reduce the price of their competing products, we may be pressured to reduce the price of our products as well. However, price-based competition would reduce our gross profit and, if prolonged, would make it more difficult for us to attain or maintain profitability.

  In addition, we face competition from verification engineering teams within both existing customers and potential customers that have developed and continue to use in-house verification tools and methodologies. One of our largest competitive challenges is to convince these engineering teams that our products and methodologies are superior to those that they have developed internally, considering the license fees and other costs of adopting our products and a resistance to learning our e verification language.

  In addition, we face potential competitive risks resulting from our decision to place our e functional verification language in the public domain, and our recent donation of a portion of the language to a public standards body. Once we donate the entire e verification language to the public domain, our competitors may be more likely to write functional verification software that utilizes e, which may make their products more attractive to our customers. To the extent that our customers are not forced to abandon their investment in learning e and writing verification environments using that language, our customers may move more easily to competitive products. This in turn could cause our market share and license revenue to decline.

If companies that design and sell systems and ICs, do not adopt the use of our functional verification products, our revenue may not grow.

  The adoption and continued use of our functional verification products by companies that design and sell systems and ICs, known as systems and IC companies, is important to our continued success. If the market for functional verification products fails to grow or grows more slowly than we currently anticipate, our business, financial condition and results of operations could be seriously harmed. Our ability to reach sustained revenue growth and attain profitability in the future will likely depend on the continued development of this market and, to a large extent, on the continued growth in demand for communications and other electronic systems that incorporate complex systems and ICs.

  We believe that broad market acceptance of our functional verification products will depend on several factors, including the ability to significantly enhance the productivity of functional verification, ease of use, interoperability with third-party vendors' design automation and functional verification products, our customer's assessment of our financial resources and our technical, managerial, service and support expertise, and price.

Our revenue may decline substantially if our existing customers do not continue to purchase additional licenses or renew maintenance for our products.

  We rely on the sale of additional licenses to, as well as the renewal of annual maintenance by, our existing customers. Additional revenue from our existing customers represented 74.7% of our total revenue in 1999 and 83.9% of our total revenue in the nine months ended September 30, 2000. Even if we are successful in selling our products to new customers, if we fail to sell additional licenses for our products to our existing customers or if they fail to renew their annual maintenance agreements, we could experience a material decline in revenue. None of our current customers is obligated to license new or future generations of our functional verification products.

We have derived and will continue to derive a significant portion of our revenue from one class of product, and the failure of this class to satisfy market demand could have a disproportionate impact on our revenue and income.

  Specman Elite and our other related functional verification products and related maintenance and other services have accounted for approximately 100% of our revenue in each of the past three fiscal years and for the nine month-period ended September 30, 2000. We expect that these products and related maintenance and other services will continue to account for substantially all of our revenue in the foreseeable future. If this class of products fails to meet customer expectations so as to satisfy market demand, our business, financial condition and results of operations will suffer more than they would have if we offered a more diversified line of products.

Our customer base is concentrated, and the loss of one or more of our customers could harm our financial condition, results of operation and business.

  We derive a significant portion of our revenue from large orders placed by a relatively small number of customers. For example, our three largest customers in the first nine months of 2000, Cisco Systems, Ericsson and Lucent Technologies together accounted for 21.5% of our total revenue and in 1999, Cisco Systems, Hewlett Packard and LSI Logic together accounted for more than 24.1% of our total revenue. During the nine months ended September 30, 2000, none of our customers, accounted for 10% or more of our total revenue. The loss of one or more of these customers could significantly affect our revenue and cause our ordinary share price to decline.

We depend on our strategic marketing and sales relationships with influential semiconductor companies and independent IP core providers as well as with vendors of complementary products, and if these relationships suffer, we may have difficulty introducing and selling our products and our revenue would decline.

  We believe that our success in proliferating our products within our target markets will depend in part on our ability to leverage the marketing and sales channels outside of our organization, through a variety of strategic programs and alliances that we have initiated. We believe our relationships with influential semiconductor companies and independent IP core providers, as well as complementary product vendors, are important in order to validate our technology, facilitate broad market acceptance of our products and enhance our sales, marketing and distribution capabilities. If we are unable to maintain and enhance these existing relationships and develop a similar relationship with other influential companies in our industry, we may have greater difficulty in selling our products or we may not be able to make our products interoperable with complementary design and functional verification products. In some cases these complementary product vendors, such as Cadence Design Systems and Synopsys also offer functional verification software products that are competitive with our products. Because of this competition, they may elect to no longer work with us in our strategic programs or cooperate with our efforts to make our products interoperable with their products. Either of these developments could harm our business and financial prospects.

We depend on a limited number of key personnel, particularly our chief executive officer and our chief technology officer, who would be difficult to replace, and if we lose the services of these individuals or cannot hire additional qualified personnel, our business will likely be harmed.

  Our continued growth and success largely depend on the managerial and technical skills of key technical, sales and management personnel. In particular, our business and operations are substantially dependent on the performance of Moshe Gavrielov, our chief executive officer, and Yoav Hollander, our chief technical officer. If Mr. Gavrielov or Mr. Hollander were to leave or become unable to perform services for us, our business would likely be harmed.

  Our success also depends, to a substantial degree, upon our ability to attract, motivate and retain other highly qualified personnel. Since the technology associated with functional verification software is at a relatively early stage, there are a limited number of people who have adequate experience in our field. Consequently, we face considerable competition for the services of highly qualified software engineers, functional verification engineers and other research and development employees, as well as for qualified sales and management personnel. Competition for skilled candidates is particularly severe in the San Francisco Bay Area and Israel, where our operations are based. If we fail to attract, motivate and retain enough skilled employees, our product development efforts may be delayed and the quality of our customer service may decline.

Our recent growth has placed a significant strain on our management systems and resources and our planned future growth may put a similar strain on our management systems and resources and our ability to support our customers.

  As we continue to increase the scope of our operations, our headcount continues to grow. Our total number of employees increased from 99 as of December 31, 1998 to 134 as of September 30, 2000. Our productivity, the quality of our products and our customer support may be seriously harmed if we do not integrate, train and motivate our new employees quickly and effectively. We also cannot be sure that our revenue will continue to grow at a sufficient rate to absorb the costs associated with a larger overall headcount, as well as training and recruiting expenses. In addition, upon the completion of this offering we will be subject to the disclosure rules and other requirements applicable to public companies. Adjusting to these requirements may initially demand a disproportionate amount of our management's attention.

  We expect that any future growth we experience will continue to place a significant strain on our management systems and resources. To operate as a public company and manage the anticipated growth of our operations, we will be required to:

  . hire, train, manage and retain additional qualified personnel, especially software engineers and functional verification engineers;

  . improve existing and implement new operational, financial and management information controls, reporting systems and procedures; and

  . establish and maintain relationships with additional external sales and marketing channel participants, including those enrolled in our strategic programs such as Pure IP, Verification Alliance and LicenseE.

Our continued expansion in international markets will result in higher personnel costs and could reduce our operating margins due to the higher costs of international sales.

  In order to significantly penetrate international markets, we plan to expand our international sales efforts. As we expand our direct international sales organization, we will incur higher personnel costs that may not result in additional revenue. To the extent we rely on independent sales representatives and distributors to expand our international sales channels, we will be exposed to the risk that our revenue may decline if they do not continue to distribute our products. Even if we increase our revenue by increasing international sales, we may not realize corresponding growth in operating margins, due to the higher costs of these sales. Our revenue from customers outside North America represented approximately 26.6% of our total revenue in 1999 and approximately 35.3% of our total revenue in the nine months ended September 30, 2000.

We may not be able to increase our revenue at rates that meet the expectations of investment analysts and others, which may cause the market price of our ordinary shares to decline.

  We may not be able to exceed or maintain our historical rates of revenue growth in 2000 or in the future. As our revenue base grows larger, it will be difficult to maintain high percentage increases over time. Any significant decrease in our rate of revenue growth after this offering would likely result in the market price of our ordinary shares to decline because our revenue may fail to meet the expectations of investment analysts and others.

Our products could contain defects, which may reduce sales of those products or result in claims against us.

  We develop complex and evolving products designed for use in highly technical environments. Despite testing, errors may be found in our existing or new products. This could result in, among other things, a delay in recognition or loss of revenue, loss of market share or failure to achieve market acceptance. Furthermore, our customers license our products in order to identify design flaws in their system, IC and IP core designs. Design flaws that are not identified can be very costly, both in terms of direct remanufacturing costs and strategic opportunity costs. Although our standard license agreement contains limitations on liability and some warranty disclaimers, we may be subject to material claims by our customers if our products fail to identify design flaws due to actual or alleged defects in our products, particularly in the case of customers that have acquired rights to use our products without signing license agreements. In addition, we cannot be certain that the limitations on liability and warranty disclaimers included in our license agreements are enforceable. Although we maintain general business liability insurance, it would not cover a large product liability claim, so we would be required to pay legal expenses to defend the claim as well as uncovered damages awards resulting from a claim successfully brought against us. In the event of a successful product liability claim made against us, we cannot be certain that we would have financial resources in an amount sufficient to pay the resultant damages award.

We may seek to expand our business through acquisitions or joint ventures that could result in diversion of resources and extra expenses, which could disrupt our business and harm our financial condition.

  We completed our first acquisition, of SureFire Verification, Inc., in November 1999. Cadence Design Systems and Synopsys each acquired their functional verification products by acquiring smaller companies that originally developed those products. At a leading industry conference held in

June 2000, one industry analyst noted that over 70 start-up companies are selling functional verification tools within our market segment, and that a consolidation of these companies is likely to occur. Due to these and other factors, we may in the future decide to pursue acquisitions of businesses, products and technologies or establish joint venture arrangements, that could expand our business. The negotiation of potential acquisitions or joint ventures as well as the integration of an acquired or jointly developed business, technology, service or product could divert our management's time and our resources. Future acquisitions could result in:

  . additional operating expenses without additional revenue;

  . potential dilutive issuances of equity securities;

  . the incurrence of debt and contingent liabilities;

  . amortization of goodwill and other intangibles;

  . research and development write-offs; and

  . other acquisition related expenses.

  We may not be able to successfully integrate acquired business or joint ventures with our operations. If any acquisition or joint venture were to occur, we may not receive the intended benefits of the acquisition or joint venture. In addition, future acquisitions may disrupt our operations and our business may suffer.

If we are unable to protect our intellectual property adequately, we will have fewer competitive barriers, which could reduce our revenue.

  Our patents, copyrights, trademarks, trade secrets and similar intellectual property are critical to our success. We rely on a combination of nondisclosure agreements and other contractual provisions, as well as patent, trademark, copyright and trade secret laws to protect our proprietary rights. As of October 31, 2000, the United States Patent and Trademark Office, known as the USPTO, has granted one of our patents and has allowed an additional patent on various aspects of our technology. We have an additional eight pending United States patent applications, two pending European patent applications, two pending Patent Cooperation Treaty patent applications, one Israeli patent application and one Japanese patent application. We face the risks that our patent applications may not be allowed, that any patents we hold may be challenged, invalidated or circumvented, and that any claims allowed from our patents will not be of sufficient scope or strength to provide meaningful protection or any commercial advantage to us. In addition, the laws of foreign countries may not adequately protect our intellectual property as well as the laws of the United States.

  We generally enter into confidentiality or license agreements with our employees, consultants and participants in our strategic programs, and generally seek to control access to our intellectual property and the distribution of our functional verification products, documentation and other proprietary information. However, we believe that these measures afford only limited protection. Others may develop technologies that are similar or superior to our technology or design around the copyrights and trade secrets we own and the patents we may own in the future. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise improperly obtain and use our products or technology. Policing unauthorized use of our products is difficult and expensive. Our means of protecting our proprietary rights may be inadequate. To the extent we fail to adequately protect our intellectual property rights, our competitors would have an easier time competing with us by incorporating aspects of our technology within their products, which could seriously harm our revenue and our ability to become profitable.

Third parties may claim we are infringing upon their intellectual property rights, and we could suffer significant litigation or licensing expenses or be prevented from licensing our technology.

  Substantial litigation and threats of litigation regarding intellectual property rights exist in our industry. We expect that functional verification products may be increasingly subject to third-party infringement claims as the number of competitors in our industry segment grows and the functionality of products in different industry segments overlaps. We are not aware that our products employ technology that infringes any valid proprietary rights of third parties. However, third parties may claim that we infringe their intellectual property rights. Any claims, with or without merit, could:

  . be time consuming to defend;

  . result in costly litigation or damage awards;

  . divert our management's attention and resources;

  . cause product shipment delays; or

  . require us to seek to enter into royalty or licensing agreements, which may not be available on terms acceptable to us, if at all.

  A successful claim of intellectual property infringement against us or our failure or inability to license the infringed or similar technology could seriously harm our business and financial prospects because we would not be able to sell the impacted product without exposing ourselves to litigation risk and damages. Although we maintain general business liability insurance, our coverage does not extend to intellectual property infringement claims, so we would be required to pay legal expenses to defend those claims as well as any damages award resulting from claims successfully made against us. Furthermore, redevelopment of the product so as to avoid infringement could cause us to incur significant additional expense and delay.

If United States tax authorities successfully challenge the structure of our worldwide operations, our tax expense will increase and our ability to attain or maintain profitability will be materially harmed.

  We have structured our operations in a manner designed to enable us, if we attain profitability, to benefit from tax incentives and lower income tax rates extended by some countries to encourage investment. If these tax incentives are not renewed upon expiration, if the tax rates applicable to us are rescinded or changed, or if tax authorities successfully challenge the manner in which profits are recognized among our subsidiaries, our taxes would increase and our results of operations, cash flow and debt service ability would be adversely affected. Some of the employees of our United States subsidiary serve as members of our management team. We nevertheless believe that any profits we may generate from our Israeli operations will not be sufficiently connected to the United States to give rise to United States federal or state taxation. However, we cannot be certain that this will be the case, and if the United States federal or state tax authorities were to determine otherwise, such that our Israeli profits become subject to United States federal or state income taxes, our worldwide effective tax rate could increase and our results of operations, cash flow and debt service ability could be materially harmed. The expansion of our operations in North America and Europe may increase our worldwide effective tax rate.

                         Risks Related To This Offering

The market price of our ordinary shares may be volatile, which could result in substantial losses for investors purchasing shares in this offering.

  Our ordinary shares have not been publicly traded, and an active trading market may not develop or be sustained after this offering. We and the representatives of the underwriters will determine the initial public offering price. The price at which our ordinary shares will trade after this offering is likely to be highly volatile and may fluctuate substantially due to factors such as:

  . changes in, or failure by us to meet, securities analysts' expectations;

  . competitive trends, including timely adoption and market acceptance of, competing standards and technological innovations, such as alternatives to our e verification language;

  . introduction of new products and services by us and our competitors;

  . conditions and trends in the communications and electronics industries generally and the design and functional verification tools market specifically; and

  . market perception of our growth prospects.

  In addition, the securities markets have from time-to-time experienced significant price and volume fluctuations that have affected the market prices for securities of technology companies, such as ours, resulting in especially volatile market prices. Market fluctuations and volatility, as well as general economic, market or political conditions, could reduce the market price of our ordinary shares in spite of our operating performance. Our investors may be unable to resell their ordinary shares at or above the offering price. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. We may become involved in this type of litigation in the future. Litigation is often expensive and diverts management's attention and resources that are needed to successfully operate our business.

Our management will retain broad discretion in the use of the net proceeds of this offering, and may fail to use the net proceeds effectively to achieve our business goals.

  As of the date of this prospectus, we have no specific plans for the application of the net proceeds from this offering, other than for the repayment of our term loan and general corporate purposes. As a consequence, our management will have broad discretion to allocate a large percentage of the net proceeds to uses which shareholders may not deem desirable or to uses that fail to achieve our business goals. We may also use the net proceeds in future strategic acquisitions, but we do not have any acquisitions planned. You will not have the opportunity, as part of your investment in our ordinary shares, to assess whether the net proceeds of this offering will be used appropriately. Until we need to use the net proceeds of this offering, we plan to invest the net proceeds in investment grade, interest-bearing corporate and government securities, but these investments may not produce income or may lose value.

Our ability to raise capital in the future may be limited and our failure to raise capital when needed could prevent us from growing.

  We believe that the net proceeds from this offering, together with cash generated by our operations, will be sufficient to meet our operating and capital requirements for at least the next 12 months. However, we may in the future be required to raise additional funds through public or private financings, strategic relationships or other arrangements. We cannot be certain that any of these financing alternatives will be available on acceptable terms, or at all, and our failure to raise capital when needed could materially harm our business. Additional equity financing may be dilutive to the holders of our ordinary shares, and debt financing, if available, may involve restrictive covenants. Moreover, strategic relationships, if necessary to raise additional funds, may require us to relinquish some technology rights or modify our allocation of resources.

Our directors, officers and persons affiliated with our directors hold a substantial portion of our outstanding voting ordinary shares and could reject mergers or other business combinations that a shareholder may believe are desirable.

  Our directors, officers and individuals or entities affiliated with our directors will beneficially own approximately 44.3% of our outstanding voting ordinary shares as a group immediately after this offering closes. Acting together, these shareholders would be able to significantly influence all matters that our shareholders vote upon, including the election of directors or the rejection of a merger or other business combination that other shareholders may believe is desirable.

We are subject to anti-takeover provisions that could delay or prevent our acquisition, even if the acquisition would be beneficial to our shareholders.

  Provisions of Israeli corporate and tax law and of our amended and restated articles of association, which we expect will become effective on the first day that our ordinary shares begin trading on the Nasdaq National Market, may have the effect of delaying, preventing or making more difficult a merger or other acquisition of our company, even if it would be beneficial to our shareholders. Israeli law regulates mergers, votes required to approve a merger, acquisition of shares through tender offers and transactions involving significant shareholders. At this time, any merger or acquisition of our company will require the prior consent of both the Investment Center of the Government of Israel and the Office of the Chief Scientist of the Israeli Ministry of Industry and Trade, known as the OCS. In addition, our amended and restated articles of association provide for a staggered board of directors and for restrictions on business combinations with interested shareholders. Any of these provisions may have the effect of making it more difficult to unseat management and acquire our company. Accordingly, an acquisition of our company could be delayed or prevented even if it would be beneficial to our shareholders.

All of our ordinary shares that will be outstanding after this offering may be sold into the market in the near future, which could cause the market price of our ordinary shares to drop significantly.

  Upon completion of this offering, our current shareholders will hold a substantial number of ordinary shares, which they will be able to sell in the public market in the near future. If our shareholders sell substantial amounts of our ordinary shares in the public market, including shares that we may issue upon the exercise of outstanding options and warrants, the market price of our shares could decline. The perception among investors that these sales will occur could produce the same effect. In addition, the sale of these shares could impair our ability to raise capital through the sale of newly issued securities.

  Immediately after the closing of this offering, we will have 18,053,301 ordinary shares outstanding. Of these, the 3,335,000 shares we are selling in this offering will be freely tradable in the public market. If we take into account the lock-up agreements executed by substantially all of our existing shareholders, the remaining ordinary shares outstanding after this offering will be available for sale in the public market as follows:

             Percent of
 Number of  Total Shares
   Shares   Outstanding    Date of Availability for Resale into Public Market
 ---------  ------------   --------------------------------------------------
 13,519,739    74.9%     The date that is 180 days after the date of the final
                         prospectus due to agreements these shareholders have
                         with our company and the underwriters. However,
                         Robertson Stephens, Inc. can waive this restriction
                         and allow these shareholders to sell their shares at
                         any time. Of these shares, 7,991,446 shares will be
                         subject to sales volume limitations under the federal
                         securities laws.

 3,451,180     19.1%     At various times thereafter upon the exercise of
                         warrants, the exercise of employee share options and
                         the release of ordinary shares from Ma'ahaz Ne'eman
                         Ltd. See "Related Party Transactions."

                   Risks Related To Our Operations In Israel

Because we are incorporated in Israel, potential political, economic or military instability in Israel or in the region may harm our business and operations.

  We are incorporated under the laws of the State of Israel and our principal research and development facilities and the corporate headquarters of Verisity Ltd. are located in Israel. Any future political and economic instability or armed conflicts in Israel or in the region could directly harm our business and operations.

  Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors, and a state of hostility has existed in varying degrees and intensity. This state of hostility has led to security and economic problems for Israel. The future of peace efforts between Israel and its Arab neighbors, particularly in light of the recent violence and political unrest in Israel and the rest of the Middle East, remains uncertain and several countries still restrict business with Israel and Israeli companies. These restrictive laws and policies may also materially harm our operating results and financial condition.

  Israel's economy has been subject to numerous destabilizing factors, including a period of rampant inflation in the early to mid-1980s, low foreign exchange reserves, fluctuations in world commodity prices, military conflicts and civil unrest. In addition, Israel and companies doing business with Israel have been the subject of an economic boycott by the Arab countries since Israel's establishment. These restrictive laws and policies may have an adverse impact on our operating results, financial condition or the expansion of our business. Our business, operating results and financial condition could be materially harmed by any major hostilities involving Israel, the interruption or curtailment of trade between Israel and its trading partners, a significant increase in inflation, or a significant downturn in the economic or financial condition of Israel.

Some of our executive officers and employees are required to perform military service, and this could force them to be absent, depriving us of their services and our operations may be materially harmed.

  Some of our executive officers and employees are obligated to perform annual military reserve duty in the Israeli army and are subject to being called to active duty at any time, which could adversely affect our ability to pursue our planned research and development efforts. We cannot assess the full impact of these requirements on our workforce or business and we cannot predict the effect on us of any expansion or reduction of these obligations. However, in light of the recent violence and political unrest in Israel and the rest of the Middle East, there is an increased risk that a number of our employees could be called to active military duty without prior notice.

Because our revenue is mainly generated in United States dollars and a significant portion of our expenses are incurred in new Israeli shekels, our results of operations may be materially harmed by inflation and currency fluctuations.

  We generate most of our revenue in United States dollars or other currencies linked to the dollar, but we incur a significant portion of our expenses, principally salaries and related personnel expenses, in shekels. As a result, we are exposed to the risk that the rate of inflation in Israel will exceed the rate of devaluation of the shekel in relation to the dollar or that the timing of any devaluation may lag behind inflation in Israel. If the dollar costs of our operations in Israel increase, our dollar-measured results of operation would be materially harmed.

  Our operations also could be materially harmed if we are unable to protect ourselves against currency fluctuations in the future. Accordingly, we may enter into currency hedging transactions to decrease the risk of financial exposure fluctuations in the exchange rate of the dollar against the shekel. These measures, however, may not adequately protect us from material harm due to the impact of inflation in Israel.

The government programs and benefits which we currently receive require us to meet several conditions and may be terminated or reduced in the future.

  We have received grants from the Government of Israel, through the OCS, for the financing of a significant portion of our research and development expenditures in Israel and may apply for additional grants in the future. In 1998 and 1999, we received grants from the OCS totaling approximately $667,000 and $718,000, representing 13.8% and 12.7%, respectively, of our total research and development expenditures in these periods, including these grants. The percentage of our research and development expenditures financed using grants from the OCS may decline in the future, and the terms of these grants may become less favorable. The OCS budget has been subject to reductions which may affect the availability of funds for these grants in the future. Thus, we cannot be certain that we will continue to receive grants at the same rate, or at all. In connection with research and development grants received from the OCS, we must make royalty payments to the OCS on the revenue derived from the sale of products, technologies and services developed with the grants from the OCS. The total amount of the OCS grants received since our inception is $2.0 million, of which we have repaid $931,000, as of September 30, 2000, in the form of royalties.

  The terms of the OCS grants and the law pursuant to which the grants are made restrict our ability to manufacture products or transfer technologies developed using OCS grants outside of Israel. This restriction may limit our ability to enter into agreements or similar arrangements for those products or technologies. In the past, we obtained an approval from the OCS for the transfer of some of our technology and we expect that similar approvals will be required in the future. We cannot be certain that the approvals of the OCS will be obtained on terms that are acceptable to us. In connection with our grant applications, we have made representations and covenants to the OCS. The funding from the OCS is subject to the accuracy of these representations and covenants and to our compliance with the conditions and restrictions imposed by the OCS. If we fail to comply with any of these conditions or restrictions, we could be required to repay any grants previously received, together with interest and penalties and would likely be ineligible to receive OCS grants thereafter.

The tax benefits we are currently entitled to from the Government of Israel may be reduced or terminated in the future.

  Pursuant to the Law for the Encouragement of Capital Investments, the Government of Israel through the Investment Center has granted "approved enterprise" status to a significant portion of our research and development efforts. The portion of our income derived from our approved enterprise program will be exempt from tax for a period of two to four years commencing in the first year in which we have taxable income and will be subject to a reduced tax for a period of three to eight additional years. The benefits available to an approved enterprise are conditioned upon the fulfillment of conditions regarding a required amount of investments in fixed assets and a portion of these investments being made with net proceeds of equity capital raised by us as stipulated in applicable law and in the specific certificates of approval. If we fail to comply with these conditions, in whole or in part, we may be required to pay additional taxes for the period in which we benefited from the tax exemption or reduced tax rates and would likely be denied these benefits in the future. From time-to-time, the Government of Israel has discussed reducing or eliminating the benefits available under the approved enterprise program. It is possible that these tax benefits may not be continued in the future at their current levels or at all.

It may be difficult to enforce a United States judgment against us, our directors and officers.

  We are incorporated under the laws of the State of Israel, and some of our directors and executive officers are not residents of the United States. In addition, some of our assets and the assets of our non-United States resident directors and executive officers are located outside of the United States and, therefore, service of process upon them and enforcement of judgments obtained in the United States against us, and our directors and executive officers may be difficult to obtain within the United States. We have authorized our United States subsidiary, Verisity Design, Inc., as the agent within the United States to receive service of process on our behalf in any action in any United States federal court against us arising out of this offering or any related purchase or sale of our securities. We have not given consent for Verisity Design, Inc. to accept service of process on our behalf in any other matter or action. Additionally, it may be difficult for an investor, or any other person or entity, to enforce civil liabilities under United States federal securities laws in original actions instituted in Israel. Furthermore, if a foreign judgment is enforced by an Israeli court, it will be payable in new Israeli shekels.

The new Israeli Companies Law, to which we are subject, has not yet been interpreted by the courts.

  The new Israeli Companies Law became effective as of February 1, 2000, instituting major and comprehensive changes to Israeli corporate law. These changes include, but are not limited to, codifying certain fiduciary duties and obligations relating to directors, officers and shareholders, rules for shareholder votes by proxy and codifying the principles with respect to the extent of the liability of shareholders of a company for the debts and obligations of the company in certain circumstances. As of the date of this prospectus, Israeli courts have not fully reviewed or interpreted certain aspects of the new Israeli Companies Law. Furthermore, as of the date of this prospectus, the Israeli Minister of Justice has only promulgated a portion of the regulations required to implement the new Israeli Companies Law. As a result, shareholders instituting actions against Israeli companies, their directors, officers and their controlling shareholders may experience difficulties, as well as uncertainties in protecting their interests. In addition, there is uncertainty whether Israeli courts will interpret the new Israeli Companies Law in a manner similar to the description provided in this prospectus.

Proposed tax reform in Israel may reduce our tax benefits, which might adversely affect our profitability.

  On May 4, 2000, a committee chaired by the director general of the Israeli Ministry of Finance published a report recommending a major and comprehensive reform in the Israeli tax system. The Israeli cabinet also approved the recommendations in principle, however, implementation of the reform requires legislation by the Knesset, the Israeli parliament. We cannot be certain that the proposed reform, or any portion of the proposed reform, will be implemented. However, if the reform is adopted as recommended in the report, some of the tax benefits to companies such as ours may be reduced and Israeli purchasers of our ordinary shares may have to pay higher taxes in the future. In addition, a reduction in the tax benefits available to us could negatively affect our profitability. We cannot estimate whether the reform will eventually be implemented, or in what form, if any, it will ultimately take place or what effect it will have on us or our shareholders.

                           FORWARD-LOOKING STATEMENTS

  This prospectus, including the sections entitled "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," contains forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by the forward-looking statements. These risks and other factors include those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," or "continue," the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement.

  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results, as a result of new information or otherwise.

  We have obtained from independent industry sources, but have not verified, market data and forecasts used in this prospectus such as, estimates of the size and growth rates of the integrated circuit market.

                                USE OF PROCEEDS

  We estimate that the net proceeds from the sale of the 3,335,000 ordinary shares that we are selling in this offering will be approximately $26.1 million, or $30.3 million if the underwriters exercise their over-allotment option in full, based on an estimated initial offering price of $9.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds of this offering for general corporate purposes, including repayment of a term loan, capital expenditures and potential acquisitions of complementary businesses, products and technologies.

  The amounts and timing of our use of the net proceeds of this offering will depend on a number of factors, including future revenue growth, if any, the amount of cash we generate from operations and competitive and technological developments. As a result, we will retain broad discretion in the allocation of the net proceeds from this offering. In addition, we may use a portion of the net proceeds for the future development of our products or for acquisitions of or investments in products, technologies and related businesses. However, we currently have no plans, commitments or agreements with respect to any acquisitions or investments. We have not determined the manner in which we will allocate the net proceeds with any certainty. Pending these uses, we intend to invest the net proceeds in interest-bearing, investment-grade corporate and government securities.

                                DIVIDEND POLICY

  Since our inception, we have not declared or paid any cash dividends on our ordinary shares. We do not anticipate paying any cash dividends on our ordinary shares in the foreseeable future and intend to retain our future earnings, if any, to finance the development of our business. In addition, we are subject to the following restrictions on the declaration and payment of our dividends:

  . under the new Israeli Companies Law, we are prohibited from paying cash dividends out of funds other than "profits," as defined under that law, except with court approval or in the case of our complete liquidation;

  . under our line of credit, we are generally prohibited from declaring or paying dividends without the consent of our lender; and

  . under the Israeli Law for the Encouragement of Capital Investments, 1959, we will be subject to taxation on the amount of any cash dividends that we pay out of income derived from our investment programs which have been granted "approved enterprise" status, except in the case of our complete liquidation.

  In the event that we elect to declare dividends, we will pay those dividends in United States dollars to our shareholders which are not Israeli residents. Under current Israeli law, any dividends or other distributions paid in respect of our share capital may be freely paid in non-Israeli currencies at the prevailing rate of exchange, provided that Israeli income tax has been withheld or paid from any distributions. As a result, a non-Israeli resident shareholder will be subject to the risk of currency fluctuation between the date a dividend is declared and the date the dividend is paid.

                                 CAPITALIZATION

  The following table sets forth our capitalization as of September 30, 2000:

  . on an actual basis; and

  . on a pro forma basis to reflect the conversion of warrants to purchase
    15,649 ordinary shares immediately prior to the closing of this offering and the conversion of our outstanding preferred shares into ordinary shares on the first day that our ordinary shares begin trading on the Nasdaq National Market; and

  . on a pro forma, as adjusted basis to reflect the above and our receipt and proposed application of the estimated net proceeds from the sale of ordinary shares by us in this offering at an assumed initial public offering price of $9.00 per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses.

                                                       September 30, 2000
                                                  ------------------------------
                                                                          Pro
                                                                        Forma As
                                                   Actual    Pro Forma  Adjusted
                                                  --------  ----------- --------
                                                            (unaudited)
                                                      (in thousands, except
                                                    share and per share data)
Long-term portion of bank loan................... $     77    $    77   $    77
Shareholders' equity:
  Preferred shares, par value NIS 0.01 per share;
   14,484,576 shares authorized; 6,056,076 shares
   issued and outstanding actual; no shares
   issued and outstanding pro forma; no shares
   issued and outstanding pro forma, as adjusted,
   at amounts paid in............................   21,591          0         0
  Ordinary shares, par value NIS 0.01 per share;
   35,515,424 shares authorized; 8,646,576 shares
   issued and outstanding actual; 14,718,301
   shares issued and outstanding pro forma; and
   18,053,301 shares issued and outstanding pro
   forma as adjusted, at amounts paid in.........    6,596     28,187    54,336
Deferred share compensation......................   (1,050)    (1,050)   (1,050)
Shareholders' loans..............................     (252)      (252)     (252)
Accumulated deficit..............................  (22,066)   (22,066)  (22,066)
                                                  --------    -------   -------
Total shareholders' equity.......................    4,819      4,819    30,968
                                                  --------    -------   -------
Total capitalization............................. $  4,896    $ 4,896   $31,045
                                                  ========    =======   =======

--------
  This table excludes the following shares:

  . 65,169 convertible preferred shares issuable upon exercise of warrants outstanding as of September 30, 2000 with a weighted average exercise price of $7.37 per share;

  . 2,195,473/1/ ordinary shares issuable upon exercise of options outstanding under our share option plans as of September 30, 2000 with a weighted average exercise price of $2.44 per share; and

  . 480,375/1/ ordinary shares available or reserved for future issuance, under our share option plans as of September 30, 2000. (on October 18, 2000, we reserved an additional 3,000,000 ordinary shares for future issuances under our share option and share purchase plans.)

  You should read this capitalization table together with the sections of this prospectus entitled "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes included in this prospectus.
--------

(1) Excludes an aggregate of 1,198,562 issued shares held in a trust for future release to employees through option grants. As these shares are issued, they are already reported as outstanding shares.

                                    DILUTION

  Our pro forma net tangible book value as of September 30, 2000 was $4.8 million, or $0.33 per share. Pro forma net tangible book value per share represents the amount of total tangible assets, less total liabilities, divided by the number of shares outstanding. After giving effect to our issuance and sale of 3,335,000 ordinary shares and deducting underwriting discounts and commissions and estimated offering expenses payable by us, our adjusted net tangible book value as of September 30, 2000 would have been $31.0 million, or $1.72 per share. This represents an immediate increase in the net tangible book value of $1.39 per share to our existing shareholders and an immediate dilution of $7.28 per share to our new shareholders purchasing shares in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share....................       $9.00
                                                                          -----
  Net tangible book value per share as of September 30, 2000....... $0.33
  Pro forma increase attributable to new shareholders..............  1.39
                                                                    -----
Pro forma net tangible book value per share after the offering.....        1.72
                                                                          -----
Pro forma dilution per share to new shareholders...................       $7.28
                                                                          =====

  The following table sets forth on a pro forma basis, as of September 30, 2000, after giving effect to the conversion of all outstanding preferred shares into ordinary shares on the first day that our ordinary shares begin trading on the Nasdaq National Market, the differences between the existing shareholders and new shareholders purchasing ordinary shares in this offering, the total consideration paid and the average price per share paid before deducting underwriting discounts and commissions and estimated offering expenses:

                             Shares Purchased  Total Consideration
                            ------------------ ------------------- Average Price
                              Number   Percent   Amount    Percent   Per Share
                            ---------- ------- ----------- ------- -------------
Existing shareholders...... 14,718,301   81.5% $27,312,357   47.6%     $1.86
New shareholders...........  3,335,000   18.5   30,015,000   52.4
                            ----------  -----  -----------  -----
  Total.................... 18,053,301  100.0% $57,327,357  100.0%
                            ==========  =====  ===========  =====

  If the underwriters' over-allotment option is exercised in full, the number of ordinary shares held by new shareholders increases to 3,835,250, or 20.7%, of the total ordinary shares outstanding after this offering.

  The foregoing discussion and tables assume no exercise of options to purchase 2,195,473 ordinary shares or warrants to purchase 65,169 convertible preferred shares outstanding as of September 30, 2000 with weighted average exercise prices of $2.44 and $7.37, respectively. To the extent any of these options or warrants are exercised, there will be further dilution to new shareholders.

                      SELECTED CONSOLIDATED FINANCIAL DATA

  The selected consolidated financial data below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes. The selected consolidated statements of operations data for the years ended December 31, 1997, 1998 and 1999 and the selected consolidated balance sheet data as of December 31, 1998 and 1999, are derived from, and are qualified by reference to, the audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated statement of operations data for the nine months ended September 30, 1999 and 2000 and the selected consolidated balance sheet data as of September 30, 2000 are derived from unaudited consolidated financial statements included elsewhere in this prospectus. The historical financial information for all periods includes the operations of SureFire Verification, Inc., which we acquired on November 30, 1999. The transaction was accounted for using the pooling-of-interests method. The selected consolidated balance sheet data as of December 31, 1997 is derived from our audited consolidated financial statements that are not included in this prospectus. The selected consolidated statement of operations data for the year ended December 31, 1996 and the selected consolidated balance sheet data as of December 31, 1996 are derived from our unaudited consolidated financial statements, which are not included in this prospectus. We prepared the unaudited consolidated financial statements on substantially the same basis as the audited consolidated financial statements and, in our opinion, they include all adjustments, consisting only of normal recurring adjustments, we consider necessary for a fair presentation of our financial position and results of operations for these periods. The historical results presented below are not necessarily indicative of future results. Although we were founded in September 1995, we had no operations until January 1996.

  All of our outstanding preferred shares will convert into ordinary shares on a one-for-one basis as of the date that our amended and restated articles of association become effective, which we expect will occur on the first day that our ordinary shares begin trading on the Nasdaq National Market. We will not pay any dividends or convert dividends into ordinary shares when our preferred shares are converted. The pro forma basic and diluted net loss per share for the year ended December 31, 1999 and the nine months ended September 30, 2000 reflect the conversion of our preferred shares, as if converted on the original date of issuance and the conversion of warrants to purchase 15,649 ordinary shares immediately prior to the closing of this offering.

                                                                   Nine Months Ended
                                Year Ended December 31,              September 30,
                          -------------------------------------  ---------------------
                             1996(1)   1997     1998     1999        1999       2000
                          ----------- -------  -------  -------  ------------- -------
                          (unaudited)                                 (unaudited)
                                    (in thousands, except per share data)
Consolidated Statements
 of Operations Data:
Revenue:
  License...............    $   399   $ 3,525  $ 5,458  $ 7,409     $ 4,861    $ 9,161
  Maintenance...........         20       385    1,262    2,988       2,024      3,859
  Other services........        459       115      355    1,080         751        939
                            -------   -------  -------  -------     -------    -------
    Total revenue.......        878     4,025    7,075   11,477       7,636     13,959
Cost of revenue:
  License...............         12       106      161      196         125        240
  Maintenance...........         94       897    1,525    1,493       1,153      1,180
  Other services........          1        89      167      218         155        299
                            -------   -------  -------  -------     -------    -------
    Total cost of
     revenue............        107     1,092    1,853    1,907       1,433      1,719
                            -------   -------  -------  -------     -------    -------
Gross profit............        771     2,933    5,222    9,570       6,203     12,240
Operating expenses:
  Research and
   development, net.....        910     1,794    4,151    4,940       4,263      5,405
  Sales and marketing...        162     1,725    5,133    8,790       5,790      8,112
  General and
   administrative.......        705     1,845    2,347    3,070       2,063      2,560
  Non-cash charges
   related to equity
   issuances(2).........         39       568       71      191          61        734
                            -------   -------  -------  -------     -------    -------
    Total operating
     expenses...........      1,816     5,932   11,702   16,991      12,177     16,811
                            -------   -------  -------  -------     -------    -------
Operating loss..........     (1,045)   (2,999)  (6,480)  (7,421)     (5,974)    (4,571)
Other income (expense),
 net....................         26        44      (12)     285         227        107
                            -------   -------  -------  -------     -------    -------
Net loss................    $(1,019)  $(2,955) $(6,492) $(7,136)    $(5,747)   $(4,464)
                            =======   =======  =======  =======     =======    =======
Net loss per share:
  Basic and diluted.....    $ (0.42)  $ (0.96) $ (1.61) $ (1.34)    $ (1.12)   $ (0.66)
                            =======   =======  =======  =======     =======    =======
Shares used in computing
 net loss per share:
  Basic and diluted.....      2,425     3,073    4,042    5,311       5,119      6,749
                            =======   =======  =======  =======     =======    =======
Pro forma net loss per
 share (unaudited):
  Basic and diluted.....                                $ (0.61)               $ (0.35)
                                                        =======                =======
Shares used in computing
 pro forma net loss
 per share (unaudited):
  Basic and diluted.....                                 11,650                 12,821
                                                        =======                =======
                                     December 31,
                          -------------------------------------  September 30,
                            1996(1)    1997     1998     1999        2000
                          ----------- -------  -------  -------  -------------
                          (unaudited)                             (unaudited)
                                            (in thousands)
Consolidated Balance
 Sheet Data:
Cash and cash
 equivalents............    $ 1,753   $ 2,634  $ 3,424  $10,811     $14,710
Working capital.........      1,591     2,628    1,751    7,944       4,666
Total assets............      2,426     6,269    9,164   17,526      22,801
Long term obligations,
 less current portion...        --         59       51    1,388       1,644
Total shareholders'
 equity.................    $ 1,914   $ 3,448  $ 3,251  $ 8,282     $ 4,819
--------
(1) Although we were formed in September 1995, we did not commence operations until January 1996.
(2) Non-cash charges related to equity issuances include the following:

                                                                   Nine Months Ended
                                Year Ended December 31,              September 30,
                          -------------------------------------  ---------------------
                             1996      1997     1998     1999        1999       2000
                          ----------- -------  -------  -------  ------------- -------
                          (unaudited)                                 (unaudited)
                                               (in thousands)
Cost of other services
 revenue................    $   --    $   --   $   --   $   --      $   --     $    18
Research and
 development, net.......        --        540      --         3         --         165
Sales and marketing.....        --        --       --        24         --         257
General and
 administrative.........         39        28       71      164          61        294

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

  The following discussion and analysis of our financial condition and results of operations should be read in conjunction with "Selected Consolidated Financial Data" and our financial statements and the related notes included elsewhere in this prospectus. In addition to historical information, the discussion in this prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated by these forward-looking statements due to factors including, but not limited to, those factors set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

  We are a leading provider of software products that automate the process of detecting flaws in the designs of electronic systems and ICs and enable our customers to deliver higher quality electronic products, accelerate time-to-market and reduce overall product development costs. We were founded in September 1995 and commenced operations in January 1996. In November 1999, we acquired SureFire Verification, Inc. by merging it into our wholly-owned subsidiary, Verisity Design, Inc., a California corporation. The SureFire acquisition was accounted for under the pooling-of-interests method, and the operations of SureFire are therefore included in our results of operations for all periods presented and the discussions thereof.

  In 1996, we released our original Specman functional verification software product. In the second quarter of 1998, SureFire released our SureCov software product. In the fourth quarter of 1998, we released Specman Elite, an enhanced version of our original Specman product. In the fourth quarter of 1999, we released our SureLint software product. We have also introduced several other products and support programs which enhance the use of our products in the functional verification process.

  Our sales are generally denominated in United States dollars; however, a portion of our operating expenses in international locations is denominated in local currencies. Historically, our exposure to foreign exchange fluctuations has been minimal. However, as our international sales and operations expand, we anticipate that our exposure to foreign currency fluctuations will increase.

  Our total revenue, which consists of license revenue, maintenance revenue and other services revenue, was $7.1 million in 1998, $11.5 million in 1999 and $14.0 million in the nine months ended September 30, 2000. License revenue consists of fees paid by our customers to license our software products. Maintenance revenue consists of fees for annual support and product updates. Other services revenue consists of training and consulting fees. Historically, we have generated the majority of our total revenue from license fees. However, as a result of our growing customer base, maintenance revenue has increased as a percent of total revenue. We currently derive substantially all of our total revenue from the sale of licenses for a small number of software products and related maintenance and other services. Sales of our Specman Elite and other functional verification class of products accounted for 100% of our license revenue in 1998, 1999 and in the nine months ended September 30, 2000. We expect that substantially all of our revenue in 2000 will continue to be generated from sales of licenses of our functional verification products and related maintenance and other services.

  We sell our products and related maintenance and other services directly through our sales force and through indirect channels that include international distributors and sales representatives. Direct sales account for substantially all of our sales in North America. In the past 12 months, we have focused on expanding our sales force to international locations, particularly in Europe. Revenue from sales outside North America accounted for 19.6% of our total revenue in 1998, 26.6% of our total revenue in 1999 and 35.3% of our total revenue in the nine months ended September 30, 2000. We believe that international markets represent a significant growth opportunity for our business and we anticipate that international revenue will increase as a percent of total revenue in the future.

  In order to increase market share in international locations and better serve our global customers, we plan to further expand our international operations. We expect that this expansion will require a substantial investment in personnel, facilities and operations, which tend to be more costly than similar investments in domestic operations. As a result of these investments in our international operations, we may experience an increase in cost of sales and other operating expenses disproportionate to revenue from those operations.

  Our indirect sales channels include independent sales representatives and distributors. Although we enter into general sales contracts with our distributors and sales representatives, generally they are not obligated to purchase any of our products. We rely on our indirect sales channels to submit purchase orders for specific quantities of our products.

  We license our software products to customers under either perpetual or time-based licenses. The term for our time-based licenses is typically one year. Our software products do not require customization or modification for our customers to install and use them. Customers purchasing maintenance receive Internet-based technical support and telephone support and unspecified product updates when we choose to make updates available. We believe these product updates, which our customers have the right to use for the remaining term of their license, are the primary reason that a majority of our customers renew maintenance every year. Our services include training in the use of our products and consulting.

  Our products are generally priced based on a perpetual or an annual time-based fee per license. Our list prices generally range from $5,000 to $40,000 per license, depending on the product and the license term. We generally price one year of maintenance at 15% of the list price of a perpetual license. Our time-based and our perpetual licenses are always sold with maintenance, which may then be separately renewed.

  For each sales arrangement, we defer the recognition of revenue until: we have persuasive evidence of an arrangement, we deliver the product and the related license key or we perform the services, with no remaining obligations; the fee is fixed or determinable; and we determine that collection of the fee is probable. For perpetual licenses, once all of these conditions have been satisfied, we recognize license revenue based upon the residual method after all elements which do not have vendor-specific objective evidence of fair value have been delivered as prescribed by Statement of Position 98-9, Modification of SOP No. 97-2, Software Revenue Recognition, with Respect to Certain Transactions, as vendor-specific objective evidence of fair value for the delivered elements does not exist. We recognize revenues from product sales through our international distributors when the distributor sells a product license to an end user.

  In accordance with SOP No. 97-2, vendor specific objective evidence of fair value of maintenance is determined by reference to the price the customer is charged when maintenance is sold separately, which is based on the price we established and have received from our customers for separate maintenance renewals. Because almost every purchaser of perpetual software licenses subsequently purchases separate annual maintenance renewals, we have vendor-specific objective evidence of fair value of these maintenance arrangements for perpetual licenses. However, with respect to our time-based licenses with terms of 12 months or less, we have concluded that we do not have vendor-specific objective evidence of fair value for the licensed software elements. As a result, we recognize the revenue for these time-based licenses ratably over the period of the arrangement.

  Since we commenced operations in 1996, we have incurred substantial costs to develop our technology and products, to recruit and train personnel for our research and development, sales and marketing and technical customer support departments and to establish an administrative organization. As a result, we had an accumulated deficit of $22.1 million as of September 30, 2000. We anticipate that our operating expenses will increase substantially in the future as we fund additional research and development projects, increase our sales and marketing operations both domestically and internationally, develop new sales channels, increase our technical services capabilities and improve our operational and financial systems. Accordingly, we will need to generate higher revenue in the future to attain and maintain profitability.

  We apply Statement of Financial Accounting Standards, or SFAS, No. 86 Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed to software technologies we develop internally. We include internal development costs in research and development, and we expense those costs as they are incurred. SFAS 86 requires the capitalization of certain internal development costs once technological feasibility is established, which, based upon our development process, generally occurs upon the completion of a working model. To date, the costs incurred between the completion of a working model and the general availability of our products have not been significant. Accordingly, we have not capitalized any software development costs to date.

  We recorded deferred share compensation on our balance sheet of $1.8 million in connection with the share options that were granted to our employees between July 1, 1999 and September 30, 2000. We will amortize this deferred share compensation over the vesting period of the related options, which is generally four years. During 1999 and the nine months ended September 30, 2000, we amortized $177,000 and $708,000 of deferred share compensation, respectively. We expect the remaining deferred share compensation at September 30, 2000 will be amortized as follows: $196,000 for the three months ending December 31, 2000, $506,000 for the year ending December 31, 2001, $250,000 for the year ending December 31, 2002, $91,000 for the year ending December 31, 2003 and the balance thereafter. In connection with options granted after September 30, 2000, we expect to record an additional $41,000 of deferred share compensation.

  As of December 31, 1999, we had approximately $4.0 million of federal, $4.0 million of state and $12.5 million of Israeli net operating loss carryforwards for tax reporting purposes available to offset future taxable income. These United States federal and state net operating loss carryforwards expire beginning in 2011 and 2019, respectively. The Israeli net operating loss carryforwards do not expire. We have not recognized any benefit from the future use of loss carryforwards for these periods or for any other period since inception because of uncertainty surrounding their realization.

The amount of net operating losses that we can utilize may be limited under tax regulations in some circumstances including acquisition activities.

  Under Israeli tax law, Israeli companies are generally subject to income tax at the corporate tax rate of 36%. However, income recognized by us from our investment programs that have been granted "approved enterprise" status is tax exempt or taxed at a lower rate for a specified period commencing on the date we exhaust any net operating loss carryforwards. These tax benefits are not available to us with respect to income of our subsidiaries. If these tax incentives are not renewed, if the tax rates applicable to us are rescinded or changed, or if tax authorities successfully challenge the manner in which profits are recognized among our subsidiaries or within specified tax jurisdictions, our worldwide effective tax rate could increase and our results of operations, cash flow and debt service ability could be materially harmed.

  We had 134 employees as of September 30, 2000, an increase from 99 employees as of December 31, 1998. This growth has placed demands on our management and operational resources. In order to manage our growth effectively, we must implement and improve our operational systems, procedures and controls on a timely basis.

Results of Operations

  The following table sets forth the results of our operations expressed as a percent of total revenue. Our historical operating results are not necessarily indicative of the results for any future period.

                                                             Nine Months
                                       Year Ended               Ended
                                      December 31,          September 30,
                                    ---------------------   ---------------
Consolidated Statements of          1997    1998    1999     1999     2000
Operations Data:                    -----   -----   -----   ------   ------
                                                             (unaudited)
Revenue:
  License..........................  87.6 %  77.1 %  64.6 %   63.7 %   65.6 %
  Maintenance......................   9.6    17.8    26.0     26.5     27.7
  Other services...................   2.8     5.1     9.4      9.8      6.7
                                    -----   -----   -----   ------   ------
    Total revenue.................. 100.0   100.0   100.0    100.0    100.0
Cost of revenue:
  License..........................   2.6     2.3     1.7      1.6      1.7
  Maintenance......................  22.3    21.6    13.0     15.1      8.5
  Other services...................   2.2     2.3     1.9      2.0      2.1
                                    -----   -----   -----   ------   ------
    Total cost of revenue..........  27.1    26.2    16.6     18.7     12.3
                                    -----   -----   -----   ------   ------
Gross profit.......................  72.9    73.8    83.4     81.3     87.7
Operating expenses:
  Research and development, net....  44.6    58.6    43.0     55.9     38.7
  Sales and marketing..............  42.9    72.6    76.6     75.8     58.1
  General and administrative.......  45.8    33.2    26.8     27.0     18.3
  Non-cash charges related to
   equity issuances................  14.1     1.0     1.7      0.8      5.3
                                    -----   -----   -----   ------   ------
    Total operating expenses....... 147.4   165.4   148.1    159.5    120.4
                                    -----   -----   -----   ------   ------
Operating loss..................... (74.5)  (91.6)  (64.7)   (78.2)   (32.7)
Other income (expense), net........   1.1    (0.2)    2.5      2.9      0.7
                                    -----   -----   -----   ------   ------
Net loss........................... (73.4)% (91.8)% (62.2)%  (75.3)%  (32.0)%
                                    =====   =====   =====   ======   ======

Nine Months Ended September 30, 1999 and 2000

 Total revenue

  Our total revenue increased by 82.8% from $7.6 million for the nine months ended September 30, 1999 to $14.0 million for the nine months ended September 30, 2000. This increase was primarily attributable to an increase in our customer base, as well as additional sales to our existing customers. For the nine months ended September 30, 2000, none of our customers accounted for 10.0% or more of our total revenue. For the nine months ended September 30, 1999, one customer, Hewlett Packard, accounted for 10.6% of our total revenue.

  License revenue. Our license revenue increased by 88.5% from $4.9 million for the nine months ended September 30, 1999 to $9.2 million for the nine months ended September 30, 2000. This increase was primarily attributable to an increase in the volume of licenses sold due to our growing customer base, as well as additional sales to our existing customers. The volume increase also resulted from a larger and more productive sales force. The impact on revenue of this volume increase was partially offset by a shift in the mix of licenses purchased by our customers in favor of time-based licenses, because while the list prices of our product licenses have remained stable, the price of a time-based license is substantially lower than that of a perpetual license.

  Maintenance revenue. Our maintenance revenue increased by 90.7% from $2.0 million for the nine months ended September 30, 1999 to $3.9 million for the nine months ended September 30, 2000. This increase was attributable to recognition of maintenance revenue in connection with the sale of new licenses.

  Other services revenue. Our other services revenue increased by 25.0% from $751,000 for the nine months ended September 30, 1999 to $939,000 for the nine months ended September 30, 2000. This increase was attributable to an increase in training services, partially offset by a decrease in consulting services.

 Cost of revenue

  Cost of license revenue. Cost of license revenue includes royalties we pay to third parties, primarily the Israeli Office of the Chief Scientist, or OCS. The OCS royalties reflect our obligation to repay the research and development grants we received from the OCS in support of our software products developed in Israel. These royalties are payable at a rate of 3% of the license, maintenance and other services revenue attributable to the sale of our products which were developed from the funded research. Until repaid, original grants received after January 1, 1999 accrue interest at the 12-month LIBOR rate. As of September 30, 2000, approximately $1.1 million of this contingent repayment obligation remained outstanding. Our product delivery costs are minimal as our software products are substantially always delivered through electronic transmission. Our cost of license revenue increased 92.0% from $125,000 for the nine months ended September 30, 1999 to $240,000 for the nine months ended September 30, 2000. This increase was primarily due to increased sales of our licensed products. As a percent of license revenue, the cost of license revenue remained constant at 2.6% for the nine months ended September 30, 2000. We expect that the absolute dollar amount of the cost of license revenue will continue to increase over the next 12 months if the sale of licensed software products continues to increase.

  Cost of maintenance revenue. Cost of maintenance revenue consists primarily of personnel and other expenses related to providing maintenance support to our customers. Our cost of maintenance revenue increased 2.3% from $1,153,000 for the nine months ended September 30, 1999 to $1,180,000 for the nine months ended September 30, 2000. This increase was primarily attributable to increased technical customer support personnel to provide improved levels of support to a growing customer base. As a percent of maintenance revenue, the cost of this revenue decreased from 57.0% for the nine months ended September 30, 1999 to 30.6% for the nine months ended September 30, 2000. This decrease was primarily due to the increased volume of maintenance renewals. We expect that the absolute dollar amount of the cost of maintenance revenue will continue to increase in the next 12 months if the sale of our maintenance continues to increase.

  Cost of other services revenue. Cost of other services revenue consists primarily of personnel and other expenses related to providing training and consulting services to our customers. Our cost of other services revenue increased 92.9% from $155,000 for the nine months ended September 30, 1999 to $299,000 for the nine months ended September 30, 2000. This increase was primarily attributable to increased externally contracted training services to provide improved levels of support to a growing customer base. As a percent of other services revenue, the cost of this revenue increased from 20.6% for the nine months ended September 30, 1999 to 31.8% for the nine months ended September 30, 2000. This increase was primarily due to externally contracted training services to support the growth in related revenue. We expect that the absolute dollar amount of the cost of other services revenue will continue to increase in the next 12 months if the sale of our other services continues to increase.

 Operating expenses

  Research and development. Research and development expenses consist of engineering costs to develop new products, enhance existing products and perform quality assurance activities. Our research and development expenses increased 26.8% from $4.3 million for the nine months ended September 30, 1999 to $5.4 million for the nine months ended September 30, 2000. This increase was primarily attributable to the hiring of additional software engineers who are focused on both enhancing the features and performance of existing products, as well as developing new products. As a percent of total revenue, research and development expenses decreased from 55.9% for the nine months ended September 30, 1999 to 38.7% for the nine months ended September 30, 2000. This decrease was primarily related to the increase in total revenue for the nine months ended September 30, 2000. We believe that significant investment in research and development has been and will continue to be required to develop new products and enhance existing products to allow us to further penetrate our target markets. We anticipate that the absolute dollar amount of research and development expenses will increase in the future.

  Sales and marketing. Sales and marketing expenses consist primarily of salaries, commissions, travel and promotional and advertising costs. Our sales and marketing expenses increased 40.1% from $5.8 million for the nine months ended September 30, 1999 to $8.1 million for the nine months ended September 30, 2000. This increase was primarily attributable to the hiring of additional sales and marketing personnel for an increase of approximately $1.6 million including related travel expenses and expansion of our sales offices, particularly in Europe, and increases in commissions of approximately $550,000 due to increased sales. As a percent of total revenue, sales and marketing expenses decreased from 75.8% for the nine months ended September 30, 1999 to 58.1% for the nine months ended September 30, 2000. This decrease was primarily attributable to the increase in total revenue for the nine months ended September 30, 2000. We expect that the absolute dollar amount of our sales and marketing expenses will continue to increase in future periods.

  General and administrative. General and administrative expenses represent corporate, finance, human resource, administrative and legal expenses. Our general and administrative expenses increased 24.1% from $2.1 million for the nine months ended September 30, 1999 to $2.6 million for the nine months ended September 30, 2000. This increase was primarily attributable to the hiring of additional finance, human resources and legal personnel for an increase of approximately $300,000 as well as increased legal, accounting and other consulting fees for an increase of approximately $100,000. As a percent of total revenue, general and administrative expenses decreased from 27.0% for the nine months ended September 30, 1999 to 18.3% for the nine months ended September 30, 2000. This decrease was primarily attributable to the increase in total revenue for the nine months ended September 30, 2000. We expect that the absolute dollar amount of our general and administrative expenses will continue to increase to support our future operations.

  Non-cash charges related to equity issuances. Non-cash charges related to equity issuances were $61,000 for the nine months ended September 30, 1999, and $817,000 for the nine months ended September 30, 2000. These amounts, for the nine months ended September 30, 1999, related to the general and administrative expense of $61,000 and, for the nine months ended September 30, 2000, related to the following: research and development expenses of $165,000, cost of other services revenue of $18,000, sales and marketing expenses of $257,000, general and administrative expenses of $294,000 and $83,000 as a reduction to revenue in connection with options granted to distributors.

 Other income (expense), net

  Other income (expense), net consists of interest income, interest expense and other miscellaneous expenses. Our other income, net decreased from other income of $227,000 for the nine months ended September 30, 1999 to other income of $107,000 for the nine months ended September 30, 2000. This decrease was due to lower interest income on slightly lower cash levels and net international currency expenses in the nine months ended September 30, 2000. As a percent of total revenue, other income decreased from 2.9% for the nine months ended September 30, 1999 to 0.7% for the nine months ended September 30, 2000.

Years Ended December 31, 1998 and 1999

 Total revenue

  Our total revenue increased by 62.2% from $7.1 million for 1998 to $11.5 million for 1999. This increase was primarily attributable to an increase in our customer base, as well as additional sales to our existing customers. In 1998, Cisco Systems, LSI Logic and Advanced Micro Devices accounted for approximately 19.8%, 16.0% and 10.0%, respectively, of our total revenue. In 1999, no customer accounted for over 10% of our total revenue.

  License revenue. License revenue increased by 35.7% from $5.5 million for 1998 to $7.4 million for 1999. This increase was primarily attributable to growing market acceptance of our Specman Elite and SureCov products as reflected by an increase in the volume of licenses sold. This volume increase also reflected the results of a larger and more productive sales force. The impact on revenue of this volume increase was partially offset by a shift in the mix of licenses purchased by our customers in favor of time-based licenses, because while the list prices of our product licenses have remained stable, the price of a time-based license is substantially lower than that of a perpetual license.

  Maintenance revenue. Our maintenance revenue increased by 136.8% from $1.3 million for 1998 to $3.0 million for 1999. This increase was primarily attributable to recognition of maintenance revenue that we sold in connection with the sale of new licenses.

  Other services revenue. Our other services revenue increased by 204.2% from $355,000 for 1998 to $1.1 million for 1999. This increase was attributable to increased sales of both training and consulting services.

 Cost of revenue

  Cost of license revenue. Our cost of license revenue increased 21.7% from $161,000 for 1998 to $196,000 for 1999. This increase was due primarily to the increased sales of our licensed products during the year. As a percent of license revenue, the cost of license revenue decreased from 2.9% in 1998 to 2.6% in 1999.

  Cost of maintenance revenue. Our cost of maintenance revenue remained relatively unchanged at $1.5 million for 1998 and 1999. As a percent of maintenance revenue, the cost of maintenance revenue decreased from 120.8% for 1998 to 50.0% for 1999. This decrease was a result of an increased volume of maintenance renewals and continued improvements in product quality. These improvements related primarily to the introduction of upgraded versions of our software products that improved functionality and ease of use. The ease of use improved the overall operating efficiency of our software and our customer support personnel.

  Cost of other services revenue. Our cost of other services revenue increased 30.5% from $167,000 for 1998 to $218,000 for 1999. This increase is primarily attributable to externally contracted training services to support the growth in related revenue. As a percent of other services revenue, the cost of other services revenue decreased from 47.0% for 1998 to 20.2% for 1999. This decrease is a result of better efficiency by our customer support organization.

 Operating expenses

  Research and development. Our research and development expenses increased 19.0% from $4.2 million for 1998 to $4.9 million for 1999. This increase was primarily attributable to an increase in the number of software engineers we employed for the enhancement of existing products and the development of new products. As a percent of total revenue, these expenses decreased from 58.6% for 1998 to 43.0% for 1999. These amounts are net of research grants in the amount of $667,000 and $718,000 we received from the OCS in the fourth quarters of 1998 and 1999, respectively. We may not continue to qualify for or elect to apply for OCS research grants in the future.

  Sales and marketing. Our sales and marketing expenses increased 71.2% from $5.1 million for 1998 to $8.8 million for 1999. This increase was primarily attributable to the hiring of additional sales and marketing personnel for an increase of approximately $2.2 million including related travel expenses and expansion of our sales offices, particularly in Europe, and increases in commissions of approximately $800,000 due to increased sales. As a percent of total revenue, sales and marketing expenses increased from 72.6% for 1998 to 76.6% for 1999.

  General and administrative. Our general and administrative expenses increased 30.9% from $2.3 million for 1998 to $3.1 million for 1999. This increase was primarily attributable to the hiring of additional finance and administrative personnel for an increase of approximately $300,000, as well as increased legal, accounting and other consulting fees of approximately $400,000 in connection with our acquisition of SureFire. As a percent of total revenue, general and administrative expenses decreased from 33.2% for 1998 to 26.8% for 1999.

  Non-cash charges related to equity issuances. Non-cash charges related to equity issuances was $71,000 for 1998, and $191,000 for 1999. These amounts, for 1998, related to general and administrative expenses of $71,000 and, for 1999, related to the following: research and development expenses of $3,000, sales and marketing expenses of $24,000 and general and administrative expenses of $164,000.

 Other income (expense), net

  Our other income (expense), net increased from an expense of $12,000 for 1998 to income of $285,000 for 1999. This change was primarily attributable to increased interest income on a higher level of cash balances which resulted from our series D preferred share financing activity completed in March 1999.

Years Ended December 31, 1997 and 1998

 Total revenue

  Our total revenue increased by 75.8% from $4.0 million for 1997 to $7.1 million for 1998. This increase was primarily attributable to an increase in our customer base, as well as additional sales to our existing customers. Two of our customers, Newbridge Networks and Stratus Computer, accounted for 24.4% and 23.3%, respectively, of our total revenue in 1997.

  License revenue. Our license revenue increased by 54.8% from $3.5 million for 1997 to $5.5 million for 1998. This increase was primarily attributable to growing market acceptance of our Specman products as reflected by an increase in the volume of licenses sold, and the introduction of our Specman Elite and SureCov products.

  Maintenance revenue. Our maintenance revenue increased by 227.8% from $385,000 for 1997 to $1.3 million for 1998. This increase was primarily attributable to maintenance that we sold in connection with the sale of new licenses.

  Other services revenue. Our other services revenue increased by 208.7% from $115,000 for 1997 to $355,000 for 1998. This increase was primarily attributable to services that we generally sell in connection with the sale of new licenses.

 Cost of revenue

  Cost of license revenue. Our cost of license revenue increased 51.9% from $106,000 for 1997 to $161,000 for 1998. This increase was due primarily to the increased volume of unit shipments during the year. As a percent of license revenue, the cost of license revenue decreased from 3.0% for 1997 to 2.9% for 1998.

  Cost of maintenance revenue. Our cost of maintenance revenue increased 70.0% from $897,000 for 1997 to $1.5 million for 1998. This increase was primarily attributable to increased hiring of customer support personnel to provide improved levels of support to a growing customer base. As a percent of maintenance revenue, the cost of maintenance revenue decreased from 233.0% for 1997 to 120.8% for 1998.

  Cost of other services revenue. Our cost of other services revenue increased 87.6% from $89,000 for 1997 to $167,000 for 1998. This increase was primarily attributable to increased hiring of customer support personnel to provide improved levels of service to a growing customer base. As a percent of other services revenue, the cost of other services revenue decreased from 77.4% for 1997 to 47.0% for 1998.

 Operating expenses

  Research and development. Research and development expenses increased 131.4% from $1.8 million for 1997 to $4.2 million for 1998. This increase was primarily attributable to an increase in the number of software engineers we employed for the enhancement of existing products and the development of new products, including our Specman Elite and SureCov products. As a percent of total revenue, research and development expenses increased from 44.6% for 1997 to 58.7% for 1998. These amounts are net of research grants in the amount of $470,000 and $667,000 we received from the OCS in the fourth quarters of 1997 and 1998, respectively.

  Sales and marketing. Sales and marketing expenses increased 197.6% from $1.7 million for 1997 to $5.1 million for 1998. As a percent of total revenue, sales and marketing expenses increased from 42.9% for 1997 to 72.6% for 1998. This increase was primarily attributable to the hiring in both the marketing and sales personnel for an increase of approximately $2.1 million, including related travel expenses and the expansion of sales offices, increases in commissions of approximately $500,000 related to increased sales and an increase of approximately $200,000 in connection with trade show activity.

  General and administrative. Our general and administrative expenses increased 27.2% from approximately $1.8 million for 1997 to $2.3 million for 1998. The increase was primarily attributable to hiring of additional finance and executive personnel, as well as other related costs. As a percent of total revenue, general and administrative expenses decreased from 45.8% for 1997 to 33.2% for 1998.

  Non-cash charges related to equity issuances. Non-cash charges related to equity issuances was $568,000 for 1997, and $71,000 for 1998. These amounts, for 1997, related to research and development expenses of $540,000 and general and administrative expenses of $28,000 and, for 1998, related to general and administrative expenses of $71,000.

 Other income (expense), net

  Our other income (expense), net decreased from other income of $44,000 for 1997 to other expense of $12,000 for 1998. This change was primarily due to increased interest expense in 1998 as a result of borrowings under our credit facilities and lower interest earnings on available cash balances.

Quarterly Results of Operations

  The following table presents our consolidated operating results for each of the seven quarters in the period from January 1, 1999 through September 30, 2000. The information for each of these quarters is unaudited and has been prepared on the same basis as our audited consolidated financial statements appearing elsewhere in this prospectus. In the opinion of our management, all necessary adjustments, consisting only of normal recurring adjustments, have been included to present fairly the unaudited quarterly results when read in conjunction with our audited consolidated financial statements and the related notes appearing elsewhere in this prospectus.

                                                   Quarter Ended
                          --------------------------------------------------------------------------
                          Mar. 31,   June 30,   Sept. 30,  Dec. 31   Mar. 31,   June 30,   Sept. 30,
                            1999       1999       1999      1999       2000       2000       2000
                          --------   --------   ---------  -------   --------   --------   ---------
                                      (in thousands, except percentage data)
Consolidated Statements
 of Operations Data:
Revenue:
  License...............  $ 1,322    $ 1,387     $ 2,152   $ 2,548   $ 2,316    $ 2,757     $4,088
  Maintenance...........      517        678         829       964     1,026      1,270      1,563
  Other services........      177        300         274       329       311        262        366
                          -------    -------     -------   -------   -------    -------     ------
   Total revenue........    2,016      2,365       3,255     3,841     3,653      4,289      6,017
Cost of revenue:
  License...............       36         37          52        71        63         63        114
  Maintenance...........      372        403         378       340       364        432        384
  Other services........       40         52          63        63        64        100        135
                          -------    -------     -------   -------   -------    -------     ------
   Total cost of
    revenue.............      448        492         493       474       491        595        633
                          -------    -------     -------   -------   -------    -------     ------
Gross profit............    1,568      1,873       2,762     3,367     3,162      3,694      5,384

Operating expenses:
  Research and
   development, net.....    1,401      1,439       1,423       677     1,822      1,707      1,876
  Sales and marketing...    1,637      2,063       2,090     3,000     2,617      3,012      2,483
  General and
   administrative.......      596        767         700     1,007       702        896        962
  Non-cash charges
   related to equity
   issuances............       15         25          21       130       207        239        288
                          -------    -------     -------   -------   -------    -------     ------
   Total operating
    expenses............    3,649      4,294       4,234     4,814     5,348      5,854      5,609
                          -------    -------     -------   -------   -------    -------     ------
Operating loss .........   (2,081)    (2,421)     (1,472)   (1,447)   (2,186)    (2,160)      (225)
Other income (expense),
 net....................       59        106          62        58        88        (32)        51
                          -------    -------     -------   -------   -------    -------     ------
Net loss................  $(2,022)   $(2,315)    $(1,410)  $(1,389)  $(2,098)   $(2,192)    $ (174)
                          =======    =======     =======   =======   =======    =======     ======
As a Percent of Total
 Revenue:
Revenue:
  License...............     65.6 %     58.6 %      66.1 %    66.3 %    63.4 %     64.3 %     67.9 %
  Maintenance...........     25.6       28.7        25.5      25.1      28.1       29.6       26.0
  Other services........      8.8       12.7         8.4       8.6       8.5        6.1        6.1
                          -------    -------     -------   -------   -------    -------     ------
   Total revenue........    100.0      100.0       100.0     100.0     100.0      100.0      100.0
Cost of revenue:
  License...............      1.8        1.6         1.6       1.8       1.7        1.5        1.9
  Maintenance...........     18.4       17.0        11.6       8.9      10.0       10.1        6.4
  Other services........      2.0        2.2         1.9       1.6       1.7        2.3        2.2
                          -------    -------     -------   -------   -------    -------     ------
   Total cost of
    revenue.............     22.2       20.8        15.1      12.3      13.4       13.9       10.5
                          -------    -------     -------   -------   -------    -------     ------
Gross profit............     77.8       79.2        84.9      87.7      86.6       86.1       89.5

Operating expenses:
  Research and
   development, net.....     69.5       60.8        43.7      17.6      49.9       39.8       31.1
  Sales and marketing...     81.2       87.2        64.2      78.1      71.6       70.2       41.3
  General and
   administrative.......     29.6       32.5        21.5      26.2      19.2       20.9       16.0
  Non-cash charges
   related to equity
   issuances............      0.7        1.1         0.7       3.4       5.7        5.6        4.8
                          -------    -------     -------   -------   -------    -------     ------
   Total operating
    expenses............    181.0      181.6       130.1     125.3     146.4      136.5       93.2
                          -------    -------     -------   -------   -------    -------     ------
Operating loss..........   (103.2)    (102.4)      (45.2)    (37.6)    (59.8)     (50.4)      (3.7)
Other income (expense),
 net....................      2.9        4.5         1.9       1.4       2.4       (0.7)       0.8
                          -------    -------     -------   -------   -------    -------     ------
Net loss................   (100.3)%    (97.9)%     (43.3)%   (36.2)%   (57.4)%    (51.1)%     (2.9)%
                          =======    =======     =======   =======   =======    =======     ======

  Our license revenue increased each quarter in 1999 due to a larger number of product licenses sold to our customers reflecting increased market acceptance of our products, as well as from increases in the size and productivity of our sales force. We believe that seasonal factors in our business contributed to the decrease in license revenue in the first quarter of 2000. These seasonal factors include patterns in the capital budgeting and purchasing cycles of our current and prospective customers and the economic incentives to our sales force that generally occur in the last quarter of the calendar year. The lower research and development expenses in the quarter ended December 31, 1999 are the result of a grant we received from the OCS. The increase in general and administrative expenses in the same period was primarily attributable to professional fees and other expenses related to our acquisition of SureFire Verification, Inc.

  Our operating results have varied significantly from quarter-to-quarter in the past and may continue to fluctuate in the future. The quarterly fluctuations are caused by a number of factors, including demand for our products and services, size and timing of specific sales, level of product and price competition, timing and market acceptance of new product introductions and product enhancements by us and our competitors, the length of our sales cycle, personnel changes, budgeting cycles of our customers, the impact of our revenue recognition policies, changes in technology and changes caused by the rapidly evolving market for electronic systems and complex ICs. Many of these factors are beyond our control. Therefore, we believe that results of operations for interim periods should not be relied upon as any indication of the results to be expected or attained in any future period.

Liquidity and Capital Resources

  Since our inception, we have financed our operations primarily through the following private sales of convertible preferred shares:

                                                                     Aggregate
                                                                       Gross
   Series of Convertible Preferred                        Per Share  Proceeds
   Shares                              Date of Issuance     Price   at Issuance
   -------------------------------     ----------------   --------- -----------
   Series A1 Preferred............   February 1996         $0.6944  $   299,981
   Series A2 Preferred............   November 1996          1.0417    1,000,032
   Series A3 Preferred............   November 1996          1.24      1,399,985
   Series B Preferred.............   August-November 1997   2.0947    2,734,985
   Series C Preferred.............   July-December 1998     6.0091    5,231,703
   Series D Preferred.............   March-May 1999        $7.3655  $12,317,473

  We also have financed our operations through the sale of ordinary shares, equipment financing and cash generated from the sale of our products and services. As of September 30, 2000, we had cash and cash equivalents of $14.7 million, an accumulated deficit of $22.1 million and working capital of $4.7 million.

  Net cash used in operating activities was $6.0 million for the year ended December 31, 1998 and $3.5 million for the year ended December 31, 1999. Net cash generated from operating activities was $4.9 million for the nine months ended September 30, 2000. Cash used in operating activities for each period resulted primarily from net losses in those periods, and to a lesser extent, increases in accounts receivable. These uses of cash were partially or fully offset by increases in accrued liabilities and deferred revenue.

  Deferred revenue results from the collection of fees from our customers for the purchase of license agreements and maintenance services for which we have not yet recognized revenue. We will recognize the respective revenue after meeting the terms and conditions detailed in our revenue recognition policy. The long-term portion of deferred revenue reflects revenues that will be recognized more than 12 months in the future due to customers with license agreements or maintenance terms in excess of 12 months. In addition, certain of our software agreements require the staggered delivery of licenses over a period of time, some of which are excess of 12 months in the future. Primarily as a result of increasing orders of these types and timely collections of associated accounts receivable, we have experienced positive cash flow from operating activities for the nine-month period ended September 30, 2000.

  Net cash used in investing activities was $177,000 for the year ended December 31, 1998 and $837,000 for the year ended December 31, 1999. Net cash used in investing activities was $1.0 million for the nine months ended September 30, 2000. These investments were primarily for purchases of new computers, equipment and furniture as we expanded operations. We expect to use approximately $2.0 million of cash to purchase property and equipment over the next 12 months.

  Net cash provided by financing activities was $7.0 million for the year ended December 31, 1998 and $11.8 million for the year ended December 31, 1999. For 1998, net cash provided by financing activities was primarily due to borrowings under a bank line of credit and the proceeds from the sale of our series C preferred shares net of expenses. For 1999, net cash provided by financing activities was primarily due to the sale of $11.5 million of series D preferred shares, net of expenses, in March 1999. Net cash used by financing activities was $7,000 for the nine months ended September 30, 2000, which was substantially due to the sale of $184,000 of ordinary shares primarily as a result of the exercise of share options by certain of our employees and offset by scheduled repayments of the borrowings.

  We also have a $2.0 million line of credit with Silicon Valley Bank secured by goods and equipment, working capital and intangible assets. The line of credit expires in December 2000. Advances under the line of credit are limited to a specified percent of eligible accounts receivable as defined in the line of credit agreement. As of September 30, 2000, we had no borrowings outstanding under this line of credit and had available borrowings under the line of approximately $2.0 million. We are subject to financial ratio and other covenants in connection with this line of credit and were in compliance with the covenants as of September 30, 2000. As of September 30, 2000, we had $342,000 in fixed term obligations of which we intend to repay using the net proceeds of this offering.

  Our future liquidity and capital requirements will depend on numerous factors, including:

  . the amount and timing of our revenue;

  . the extent to which our existing and new products gain market acceptance;

  . the extent to which customers continue to renew annual maintenance;

  . the cost, timing and extent of our product development efforts;

  . the cost, timing and extent of our sales and marketing activities; and

  . the available borrowings under line of credit arrangements.

  We intend to continue to invest in the development of new products and enhancements to our existing products and expansion of our sales channels. The factors described above will affect our future capital requirements and the adequacy of our available funds. We have no current plans to obtain additional financing following the closing of this offering. We believe that the net proceeds from this offering, together with our current cash and investment balances and any cash generated from operations and from current credit facilities, will be sufficient to meet our operating and capital restrictive covenants. If we fail to raise capital when needed, our failure could seriously harm our ability to pursue our business strategy and attain and maintain profitability.

Qualitative and Quantitative Disclosures About Market Risk

  We develop products primarily in Israel, and also in North America, and sell those products primarily in North America, Israel, Europe and Japan. Our sales outside North America were 26.6% of our total revenue in 1999 and 35.3% in the nine months ended September 30, 2000. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets. As substantially all of our sales are currently made in United States dollars, a strengthening of the United States dollar could make our products less competitive in foreign markets.

  Our interest income is sensitive to changes in the general level of interest rates in the United States, particularly since the majority of our investments are in short-term bank instruments. Due to the nature of our short-term investments, we have concluded that we do not have material market risk exposure.

  Our investment policy requires us to invest funds in excess of current operating requirements in:

  . obligations of the United States government and its agencies;

  . investment grade state and local government obligations;

  . securities of corporations in the United States rated A1 or P1 by Standard & Poors' or the Moody's equivalents; or

  . money market funds, deposits or notes issued or guaranteed by commercial banks meeting certain credit rating and net worth requirements with maturities of less than two years.

  As of September 30, 2000, our cash and cash equivalents consisted primarily of demand deposits and money market funds held by institutions in the United States.

Recent Accounting Pronouncements

  In December 1999, the staff of the Securities and Exchange Commission issued Staff Accounting Bulletin, or SAB, 101, Revenue Recognition in Financial Statements, which outlines the basic criteria that must be met to recognize revenue and provides guidance for presentation of revenue and for disclosure related to revenue recognition policies in financial statements filed with the Securities and Exchange Commission. We are required to adopt this pronouncement beginning in the fourth quarter of 2000. We believe that our current revenue recognition policy complies with SAB 101.

  In June 1998, the Financial Accounting Standards Board, or the FASB, issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. We will be subject to SFAS 133 commencing in 2001. We believe that the implementation of SFAS 133 will not have a significant effect on our financial position or results of operations.

  In March 2000, the FASB issued Interpretation, or FIN, No. 44, Accounting for Certain Transactions Involving Stock Compensation--an Interpretation of APB Opinion No. 25. FIN 44 clarifies the definition of an employee for purposes of applying APB 25, the criteria for determining whether a plan qualifies as a noncompensatory plan, the accounting consequences of various modifications to the terms of a previously fixed stock option or award and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions in FIN 44 cover specific events that occur after either December 15, 1998 or January 12, 2000. To the extent that FIN 44 covers events occurring during the period after December 15, 1998 or January 12, 2000, but before the effective date of July 1, 2000, the effects of applying FIN 44 are recognized on a prospective basis from July 1, 2000. We believe that the implementation of FIN 44 will not have a significant effect on our financial position or results of operations.

                                    BUSINESS

Overview

  We are a leading provider of proprietary technologies and software products used to efficiently verify designs of electronic systems and complex integrated circuits that are essential to the communications and other high growth segments of the electronics industry. Our functional verification products automate critical steps in the process of determining whether systems and ICs conform to their design specifications. By facilitating the identification of design flaws, we enable our customers to deliver higher quality products to market in less time, while helping them to reduce product development costs. Our top ten customers by sales revenue for the seven fiscal quarters ending September 30, 2000 are Alcatel, Canon, Cisco Systems, Conexant Systems, Ericsson, Hewlett Packard, Intel, LSI Logic, Lucent Technologies and Texas Instruments.

Industry Background

  The communications and other segments of the global electronics industry continue to expand rapidly. Within these segments, devices such as high speed network routers, mobile telephones, personal digital assistants and Internet appliances are revolutionizing the way businesses and consumers interact and exchange information. These devices are all examples of complex electronic systems that are comprised of integrated circuits, or ICs, which implement their key functions. Rapidly growing demand for smaller, faster, more power efficient and increasingly reliable communications and computing devices has created a significant market opportunity for companies to develop more complex systems and ICs that integrate a greater number of highly sophisticated functions.

 Advances in system and IC complexity

  During the past two decades, systems and the ICs used within them have become increasingly complex in response to business and consumer demand. In 1980, the most complex ICs contained tens of thousands of transistors, which are the basic building blocks of ICs. Today's most complex ICs contain tens of millions of transistors and are designed to perform a growing number of sophisticated functions. Some of these complex ICs, known as systems-on-chips, or SoCs, integrate a microprocessor, which controls the logic functions of the device, with other functional modules such as memory and digital signal processors onto a single chip. Only a few years ago each of these functions required a separate IC or even an entire circuit board. For instance, today's most advanced mobile telephones contain a single SoC that performs all the traditional telephone functions and integrates advanced functions such as address books, organizers and web browsers. Consequently, these phones are smaller, more reliable and have longer battery lives than earlier product generations. Dataquest estimates that the worldwide market for SoCs will grow from $14.0 billion in 1999 to $58.6 billion in 2004, which represents a compounded annual growth rate of 33%.

  Companies that design and sell ICs often use one or more off-the-shelf design modules to reduce costs and improve time-to-market of their SoC products. These reusable designs, known as intellectual property modules, or IP cores, can include microprocessors, communication cores and other functional modules and are often licensed from independent third parties, known as IP providers. The growth in demand for complex ICs, particularly SoCs, is creating an increased need for IC designers to quickly and accurately integrate IP cores onto a single chip. Dataquest estimates that the third party market for IP cores will grow from $620 million in 2000 to approximately $2.94 billion in 2004, which represents a compounded annual growth rate of 48%.

 Challenges of functional verification

  Every new system, IC and IP core design must be verified to detect and eliminate discrepancies, known as design flaws, between the specifications and the implementation of its design to ensure that the manufactured device functions properly. Functional verification is the engineering process of determining whether a system, IC or IP core design behaves as described in its specifications. As new generations of systems and ICs expand in complexity, their designs pose far greater challenges to functional verification due to greater numbers of transistors, the integration of reusable IP cores and more elaborate SoC designs. These sources of additional complexity place a greater burden on the tools and resources that engineers typically employ in the functional verification of each new system and IC design.

  For most of the past decade, the functional verification process has generally relied upon software simulators to mimic the behavior of the design. To identify design flaws, engineers use these simulators to run a large number of different test scenarios against descriptions of the design that are typically written in special-purpose software languages. Engineers who use this approach to functional verification create test plans that attempt to both identify the most important areas of the design for testing and describe numerous real world scenarios that the design must be capable of addressing.

  As designs have become increasingly more complex, creating the number and types of test scenarios sufficient to identify all potential design flaws has become far more challenging. As a result, system and IC designers have deployed more engineering and computing resources to address functional verification. Today, functional verification typically accounts for between 50% and 70% of the total development resources devoted to electronic systems and complex ICs. In many cases, the design verification team is now larger than the team of engineers that creates the design for the system or IC. This has created a shortage of trained verification engineers, resulting in a significant bottleneck in the overall time-to-market for many new products. Dataquest estimates that, if appropriate design and functional verification tools are available, the total market potential for these tools, excluding simulator products, could expand from $98 million in 1999 to over $800 million in 2004, which would represent a compounded annual growth rate of approximately 52%. Furthermore, Dataquest also indicates that within this potential market, the functional verification segment is the fastest growing.

 The growing need for improved functional verification solutions

  Traditionally, companies that design and sell systems and ICs, known as systems and IC companies, developed many of their own functional verification tools. In-house tools are generally not sophisticated enough to handle today's complex system and IC designs. Functional verification using these tools tends to be manual and time consuming and often fails to find many elusive design flaws, such as ambiguous specifications and unforeseen usage scenarios. Without automated tools and an effective functional verification methodology, engineers often have great difficulty detecting many design flaws in systems and ICs before they are manufactured.

  Design flaws that are discovered in the manufactured device can be costly, requiring the redesign and remanufacture of the IC, a process commonly referred to as a re-spin. Multiple re-spins are common before the first commercial shipment. In November 1999, Dataquest estimated that the cost for each re-spin of a typical 0.18 micron application-specific IC is $500,000. Re-spins also disrupt production planning and consume valuable engineering resources.

  Beyond these costs, the financial and strategic consequences of an undiscovered design flaw can be severe and include the following:

  . Lost revenue opportunities. Undetected design flaws can delay the release of a product by weeks or months. These time-to-market delays diminish a company's potential revenue associated with a product introduction.

  . Lost market share. The communications and other segments of the electronics industry require frequent innovations and product introductions. In this competitive environment, time-to-market delays can cause a company to lose significant market share to competitors.

  . Damaged reputation. In extreme cases, the release of a product with an unidentified design flaw can cause costly product recalls and damage a company's reputation and brand.

The Verisity Solution

  We are a leading provider of proprietary technologies and software products that address the growing need for improved functional verification of the system and IC designs essential to the communications and other high growth segments of the electronics industry. Our functional verification products, led by our top selling Specman Elite product, automate and enhance the process of detecting design flaws in systems and ICs before they are manufactured and enable our customers to deliver more reliable products with reduced time-to-market and product development costs.

 Our products solve critical functional verification challenges

  We enable our customers to realize these critical business objectives with products that provide the following key benefits to the process of functional verification:

  . Enhanced detection of design flaws. Our products identify design flaws in real world scenarios that are typically extremely difficult to anticipate and detect prior to manufacturing the system or IC. The enhanced early detection of these design flaws yields higher quality devices and reduces the number of re-spins.

  . Improved productivity through greater automation. Our products enhance engineering productivity by automating manual processes such as generating test scenarios and analyzing design coverage. We also provide an extensive collection of customizable approaches, or methodologies, that solve many common functional verification problems.

  . Increased reuse of verification environments and components. Our products enable engineers to create customizable verification environments that can be readily reused for other design projects. In order to avoid needless redesign of verification environments, we also provide off-the-shelf verification components for standard interfaces which permit the exchange of data among a variety of communications and computing devices. A common example of a standard interface is the Peripheral Component Interconnect, or PCI, standard. In addition, we facilitate the reuse of IP cores by providing a method for verifying their integration within SoC designs.

 Our solutions target the global communications market

  We design our products to address many common verification challenges facing suppliers of systems and ICs for the communications market. Specifically, we provide:

  . verification components for protocols and bus standards commonly used in the communications market;

  . a collection of verification methodologies specifically tailored for the communications market; and

  . the ability to verify the integration of IP cores within SoCs that are often used in advanced communications devices.

Our Strategy

  Our business objective is to establish our proprietary technologies and software products as the industry standard for the functional verification of system, IC and IP core designs required by the communications and other high growth segments of the electronics industry. To achieve this objective, we intend to pursue the following key business strategies:

 Leverage strategic programs and alliances to proliferate our products

  In order to proliferate our products, we are leveraging marketing and sales channels outside of our organization that we believe will enable us to accelerate our sales growth. To carry out our strategy, we have created and implemented the following programs and alliances:

  . Pure IP program. We target influential semiconductor companies and independent IP providers to join our Pure IP program in order to distribute a special purpose version of our top selling Specman Elite product to their customers. This program is designed to seed a larger market for our standard Specman Elite product and generate additional sales.

  . Verification Alliance program. We select highly qualified third-party consulting organizations, which offer functional verification engineering expertise, to participate in our Verification Alliance program. This program is designed to encourage these consultants to use our products and methodologies and recommend them to their customers.

  . Other strategic alliances. We form strategic alliances and carry out joint product developments with complementary solution providers. These alliances encourage collaborative sales efforts and joint marketing programs, which often result in endorsements from influential third parties.

 Establish our e verification language as the industry standard

  Specman Elite utilizes e, a specialized functional verification software language that we have developed. We are promoting the use of e as the industry standard verification language with a goal of ensuring the interoperability of our products with emerging technologies and building greater barriers to competition. The elements of this strategy include:

  . Broad usage. We will continue to target leaders in the communications and other high growth segments of the electronics industry as strategic customers for adopting Specman Elite and the e verification language in order to establish e as the industry standard.

  . LicenseE program. Through this program, we will continue to license e to third parties, such as Cadence Design Systems and Mentor Graphics, to enable them to independently support the e language as an interface to their products.

  . Industry standards bodies. To further encourage widespread industry adoption, we have donated a subset of e to Accellera, an industry standards body. We intend to promote e to other standards bodies.

 Continue to invest in research, development and customer-focused product innovation

  We believe that we are a technology leader in the functional verification market segment and that we have one of the largest and most experienced engineering teams focused solely on this segment. We intend to maintain this position by enhancing our understanding of the challenges facing verification engineers within our customer base and by responding with product innovations based on leading-edge research and development. We believe that by continuing to work closely with our systems and IC customers, we will be able to develop product innovations specific to their particular requirements. We will continue to invest in research and development and customer-focused innovations to extend the capabilities of our products, and introduce new ones, while expanding interoperability with complementary third-party products.

 Focus on communications and other high growth market segments

  We will continue to focus our research and development efforts on product innovations targeting high growth market segments such as communications, consumer electronics and computers. Within these market segments, we will continue to focus our sales and marketing efforts on industry leaders. We also plan to maximize the proliferation of our products and encourage their widespread adoption within key targeted customers, which include Cisco Systems, Conexant Systems, Ericsson, Fujitsu, Hewlett Packard, Intel, LSI Logic, Lucent Technologies, National Semiconductor and Texas Instruments. In addition, we will continue to enhance existing products and develop new ones that are particularly focused on the functional verification needs of our targeted customer base.

Products

  We offer a suite of sophisticated products that address the critical need to improve the functional verification of electronic system and complex IC designs.

 Specman Elite

  Our top selling Specman Elite software product automates the overall process of functional verification at all levels of design: system, IC and module. Specman Elite improves the overall quality of a design by detecting many subtle design flaws through its ability to rapidly generate real world test scenarios for the design being verified. It also increases engineering productivity by automating manual processes such as developing verification environments, generating tests, checking results and analyzing coverage.

  Our e language is the platform for powerful, reusable verification environments that allows Specman Elite to automate functional verification. e enables engineers to efficiently extract and describe the rules from a design project's specifications, such as restrictions on inputs, protocols and test scenarios. With this input, Specman Elite automates the functional verification of a design. e provides a more intuitive approach that enables engineers to develop their verification environments with significantly fewer lines of software code.

  In addition, Specman Elite enables engineers to reuse portions of a verification environment for multiple design projects, as well as for various phases of a single project. These phases may include verifying the design of IP cores and other modules, integrating modules into complex ICs and integrating multiple ICs into a complex system.

 Verification Advisor

  Our Verification Advisor product provides our customers with an extensive collection of verification methodologies designed to accelerate the use of our Specman Elite product. These methodologies and example templates written in e reflect our recommended "best practices" to address real world functional verification problems. These are organized in an easy-to-use database accessible via any standard web browser. For example, an engineer who needs to verify the integration of an Ethernet interface could access Verification Advisor to quickly find a customizable verification environment template for that purpose. In many cases, Verification Advisor reduces the amount of time needed to create verification environments. Furthermore, because Verification Advisor accelerates the learning process of engineers, it decreases our cost of customer support.

 eVCs

  e verification components, or eVCs, are pre-verified, reusable pieces of verification code written in e. Verification engineers use eVCs with Specman Elite to significantly shorten the time it takes to create many verification environments. eVCs are used primarily within the communications and other high growth segments of the electronics industry that are dependent on standard interfaces such as PCI, Ethernet, USB and ARM AMBA.

 Invisible Specman

  Our Invisible Specman product is a special purpose version of Specman Elite that verifies IP core integration within SoC designs. Invisible Specman simplifies the effort required to integrate IP cores by operating as a seamless and invisible portion of the verification environment during simulation, with minimal user interaction other than alerting the user whenever it discovers an integration flaw in the design. As part of our Pure IP program, we license Invisible Specman to IP providers, which bundle the software with their IP cores as a portion of their own verification toolkits for delivery to their customers. This provides us with an additional sales entry point to those customers for our standard Specman Elite product.

 SureLint

  Our SureLint functional verification software product enables engineers to detect certain classes of design flaws prior to simulation. SureLint helps the user identify the cause and suggests possible solutions to these design flaws. By detecting these design flaws even prior to simulation, it is easier to debug system and IC designs, improving the overall efficiency of the verification process.

 SureCov

  Our SureCov software product is fully automated and enables engineers to determine the extent to which their design code has been simulated. SureCov allows engineers to distinguish which portions of the design code have been sufficiently exercised and which require further effort. In addition, SureCov provides engineers with the ability to determine if any tests are redundant, and to define an optimal sequence of tests, in order to save valuable simulation time.

Customer Service and Support

  Our functional verification products are designed to enable ease of use, to increase the productivity of our customers' engineers and to comply with industry standards. Our customers use our products to verify the designs of systems, ICs and IP cores developed by their engineers. We recognize that each of our customers has specific requirements and issues that need to be addressed during both the initial implementation of our functional verification technology and the ongoing use of it. We believe that a high level of customer service and support is critical to our continued success. As a result, we have developed and continue to enhance our customer service and support programs to address our customers' needs. Our highly trained field consulting engineers perform pre-sales and post-sales application support from a number of geographic locations.

  We also support customers who license our products through paid maintenance and support services, which include periodic product updates and remote technical support through electronic mail and telephone hotlines from our Mountain View, California and Rosh Ha'ain, Israel locations. These support services are generally sold when one of our customers purchases either a time-based license or a perpetual license to use our products. Each year, we have released one or more new updates to our products. Our customers with perpetual licenses or time-based licenses with terms greater than one year may elect to renew maintenance on an annual basis.

Customers

  We license our functional verification products to the designers of systems, ICs and IP cores, for use in products specifically developed for the communications, computers, business automation and consumer electronics markets. Within these market segments, our customers can use our products to verify designs in the following applications:

  . Communications: high-speed network routers, hubs and switches, mobile telephones, Internet appliances and cable modems;

  . Computers and business automation: personal computers, workstations, servers, copiers, printers and scanners; and

  . Consumer electronics: digital cameras, personal digital assistants, video games, digital video cassette recorders and DVD players.

 Our 20 largest customers

  The following table shows our 20 largest customer accounts and the market segments for which they design and sell systems, ICs and IP cores with the help of our functional verification products:

                                         Computers and
                                           Business     Consumer
  Customers               Communications  Automation   Electronics
  Advanced Micro Devices         X              X            X

------------------------------------------------------------------
  Alcatel                        X

------------------------------------------------------------------
  Canon                                         X

------------------------------------------------------------------
  Cisco Systems                  X

------------------------------------------------------------------
  Conexant Systems               X

------------------------------------------------------------------
  Ericsson                       X

------------------------------------------------------------------
  Fujitsu                        X              X

------------------------------------------------------------------
  Hewlett Packard                X              X

------------------------------------------------------------------
  Intel                          X              X

------------------------------------------------------------------
  LSI Logic                      X              X            X

------------------------------------------------------------------
  Lucent Technologies            X

------------------------------------------------------------------
  MIPS Technologies              X              X            X

------------------------------------------------------------------
  National Semiconductor         X              X

------------------------------------------------------------------
  NEC                            X              X

------------------------------------------------------------------
  Nortel Networks                X

------------------------------------------------------------------
  PMC-Sierra                     X

------------------------------------------------------------------
  Silicon Access                 X

------------------------------------------------------------------
  Stratus Computers                             X

------------------------------------------------------------------
  Texas Instruments              X

------------------------------------------------------------------
  Vitesse Semiconductor          X

--------------------------------------------------------------------------------

 Our top IP provider and start-up communications customers

  Our top five customers providing IP cores as their primary product, include ARM, DSP Group, inSilicon, MIPS Technologies and Rambus. In addition, some of these companies have joined our Pure IP program.

  In addition to the larger companies listed above, we have focused a significant amount of our efforts to sell our products to start-up companies that serve the communications market. Our representative start-up customers include Alteon WebSystems, Arris Networks, BreezeCOM, Calix Networks, Element 14, Libit Signal Processing, Mellanox Technologies, Mobilian, Novanet and

Silicon Access Networks. Some of these companies have either subsequently been acquired or have themselves completed a public offering of securities.

Strategic Programs and Alliances

  We have created several strategic programs and industry alliances to support our business strategies, with a particular focus on accelerating the proliferation of our products and building greater barriers to competition.

 Pure IP program

  Through our Pure IP program, we build alliances with Specman Elite customers that are either influential independent IP providers or semiconductor companies that also provide IP cores. These companies, which include ARM, LSI Logic and MIPS Technologies, can deliver our Invisible Specman product as part of the verification toolkits they deliver to their IP customers. They benefit from participating in our program by reducing the cost of supporting their IP customers through the difficult task of verifying the integration of the provider's IP cores into their customers' designs. We benefit from our Pure IP program by obtaining significant industry endorsements from these influential leaders in the semiconductor and independent IP provider industries. This usage and endorsement generates greater market demand for Specman Elite.

 LicenseE program

  Our LicenseE program enables tool vendors to license our e language for use as an interface to their products. These vendors benefit by leveraging our existing customer base familiar with e in an effort to proliferate their products more rapidly. We benefit by further proliferating e as an industry standard, and by improving the interoperability of our products with those of other vendors. The first companies to join this program were Cadence Design Systems and Mentor Graphics.

 Verification Alliance program

  To improve time-to-market and to supplement their internal engineering resources, a growing number of companies that design systems and ICs utilize outside consultants for assistance with their functional verification efforts. Through our Verification Alliance program, we enroll many consulting organizations that perform contract verification work. The consultants benefit from the program by obtaining access to our suite of advanced verification products and our existing customer base. The program helps us proliferate our functional verification tools and underlying methodologies, including the e verification language. We currently have over 30 consulting organizations and consultants enrolled in the program, located in the United States, Europe, Israel and Japan.

 Interoperability with key vendors and technologies

  Today's functional verification methods integrate several technologies and products from multiple vendors to form a single solution. Because our products are designed to automate the process of functional verification, they must interoperate with all common verification tools. In this respect, we have developed many interfaces, and are members of the key industry interoperability programs, including the Cadence Connections Program with Cadence Design Systems, the in-Sync Program from Synopsys and the OpenDoor Program from Mentor Graphics. In addition, we have formed several alliances that provide for the joint development and marketing of solutions and often extend into channel cooperation and training. These alliances help us supplement our existing channels, provide differentiated solutions to our customers and gain endorsements for our products from some of the most influential vendors to our customer base.

Marketing and Sales

 Marketing

  We focus our marketing efforts on creating and increasing market awareness of our products and generating leads for our sales organization. Our marketing strategy is designed to proliferate market acceptance for our functional verification solutions by creating programs such as Pure IP, Verification Alliance and LicenseE.

  We employ a wide variety of marketing communications channels to inform existing customers and potential new customers about our products. These channels include trade shows, print and web advertising, our website, public relations, hosting user conferences and publication of our quarterly newsletter.

 Direct sales

  We license our software products to customers primarily through our direct sales organization. As of September 30, 2000, our direct sales staff totaled 41 employees located in 15 sales offices. Our sales staff includes both sales personnel and consulting engineers, who are our field engineers. We also rely on an outside telesales operation to help generate evaluations of our SureCov and SureLint products that are licensed to customers.

  Our sales personnel and consulting engineers operate out of our sales and customer support offices in the following North American locations: Austin, Texas; Chicago, Illinois; Dallas, Texas; Denver, Colorado; Mountain View, California; Ottawa, Canada; Phoenix, Arizona; Portland, Oregon; Research Triangle Park, North Carolina; San Diego, California; and Westborough, Massachusetts. In Europe, we have sales and customer support centers in London, Munich and Paris. We also have a regional sales and support office in Rosh Ha'ain, Israel.

 Indirect sales

  We also sell our products through independent sales representatives and distributors. We have a sales representative that covers Japan on an exclusive basis with respect to Specman Elite and on a non-exclusive basis with respect to our SureCov and SureLint products. This representative also has an office in San Jose, California to maintain a sales and customer support relationship with predominantly Japanese systems and semiconductor companies that do business in the San Jose metropolitan area. We also have a non-exclusive representative in Scandinavia. We distribute our products through an exclusive distributor located in Korea. These outside sales representative and distributor organizations also have technical support resources. Our revenue through these indirect channels accounted for approximately 16.6% of our total revenue in 1999 and 17.6% of our total revenue for the nine months ended September 30, 2000.

Competition

  The functional verification market is highly competitive and is characterized by rapid technological innovation and frequently emerging new suppliers. We directly compete with large vendors of design and verification tools such as Synopsys and Cadence Design Systems. We also compete with a number of smaller verification tool vendors. In addition, we face competition from within our potential new customers, in the form of the in-house verification engineering teams of

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


major systems and IC companies that use and promote their own internally-developed functional verification tools. One of our largest competitive challenges is to convince these engineering teams that our products are superior to their internal verification tools.

  We believe that the principal competitive factors in the functional verification market include technology, product performance and capabilities, compatibility and interoperability with other verification and design tools, reputation within the installed customer base, customer service and support, access to customers, expertise, regional sales and technical support and price. We believe that we compete favorably with respect to these factors. However, we believe that we will continue to experience increased competition from both existing and potential new entrants into the functional verification market, some of which may have longer operating histories, greater overall brand recognition and significantly greater financial and marketing resources.

Technology, Research and Product Development

 Technology

  Our Specman Elite software product is the first commercial solution that combines the key technologies needed to automate functional verification. These innovative technologies include constraint-driven test generation, data and temporal checking and functional coverage analysis. The test generator can create test data according to a series of constraints that allow for a relatively concise description of valid or even invalid input states. It will work within these constraints to automatically generate any number of test values. A relatively simple modification of selected constraints directs the generated values to focus on selected functions of the design being tested. Temporal checking allows an engineer to monitor certain events within a stated time period. The functional coverage analysis shows an engineer what functionality has or has not been exercised during simulations. The engineer can modify the test constraints to direct testing at any desired function or portion of a device being tested, and the functional coverage analysis can highlight additional areas the engineer should consider.

  Another important technology innovation within Specman Elite is the e language. This software language, which directs the Specman Elite functions, is particularly well suited for the description of hardware behavior, including time-related and hardware function elements, as well as specific features for verification.

  Our SureLint software product detects a variety of design flaws prior to simulation. SureLint provides the ability to choose which rules should be applied to different portions of the design. One of SureLint's key technologies enables the detection and diagnosis of unstable conditions within a design. This is a valuable feature to a design engineer because it highlights situations in which the state of an internal point in a design might change depending on how fast each of several paths within the design operates, which would indicate a design flaw in the final product.

  Our SureCov software product automatically measures the completeness of functional verification according to nine separate metrics, including code coverage and finite state machine analysis. Code coverage indicates the lines of code actually executed during simulation. Finite state machines are key components of the design that indicate its internal control flow. SureCov indicates the coverage of design states and the transition between those states.

 Research and development

  Our research and development expenses were $4.2 million in 1998, $4.9 million in 1999 and $5.4 million in the nine months ended September 30, 2000. We expect that these costs will increase

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


in the future as we attempt to maintain a leading technology position in the functional verification market. As of September 30, 2000, we had 56 employees engaged in research and development activities.

 Proprietary and intellectual property rights

  We rely primarily on a combination of nondisclosure agreements and other contractual provisions, as well as patent, trademark, trade secret and copyright law to protect our proprietary rights. Our general policy has been to seek patent protection for those inventions and improvements likely to be incorporated in our technologies or otherwise expected to be of value. We have an active program to protect our proprietary technology through the filing of patents.

  As of October 31, 2000, we have one patent issued in the United States and nine patent applications on file with the USPTO, one of which has been allowed so that we expect it to be granted in the near future. Once granted, the duration of each patent will be 20 years from the effective date of filing of the applications. Our issued patent will remain effective until August 7, 2017 and our allowed patent, once issued, will remain effective until February 6, 2018. Although we have no patents issued in any other jurisdiction, we have two patent applications on file with the European Patent Office, two patent applications on file under the Patent Cooperation Treaty process one Israeli patent application and one Japanese patent application. These patents, if granted, will allow us to take legal action against others who may infringe on our core technologies covered by the patent claims. We intend to continue to file patent applications as appropriate in the future. We cannot be sure, however, that any of our pending patent applications will be allowed other than the two that have already been allowed by the USPTO, that any issued patents will protect our intellectual property or will not be challenged by third-parties, or that the patents of others will not seriously harm our ability to do business. In addition, others may independently develop similar or competing technologies or design around any of our patents.

  In addition, as of October 31, 2000, we had registrations with respect to the Verisity and Sure trademarks in the United States, and we had six pending United States trademark applications on file with the USPTO. In addition, we had approximately 20 additional applications pending or granted in various countries where we focus our sales efforts, specifically for Verisity, Specman, Specman Elite, Invisible Specman, Sure, and other important corporate names. These registrations, if granted, will improve our ability to take legal action against others who may use these or similar marks on similar goods and services in the respective countries. However, unlike patents, in the United States and in some foreign countries we may have certain rights with respect to our trademarks even though they are not registered with the respective national trademark offices. We cannot be sure that the USPTO or other national trademark offices will issue registrations for any of our pending trademark applications. Further, any trademark rights we hold or may hold in the future may be challenged or may not be of sufficient scope to provide meaningful protection.

  We protect the source code of our software products as both trade secrets and unpublished copyrighted works. We license the object code to our customers for limited uses and maintain contractual controls over the use of our software. Wide dissemination of our software may make protection of our proprietary rights difficult, particularly in jurisdictions outside the United States that may be less likely to enforce copyrights owned by foreign parties against local infringers. Although most of our customers have signed license agreements which may further protect our copyrights and trade secrets beyond the protections afforded by applicable law, not all of our customers have signed such agreements.

  We protect our trade secrets and other proprietary information with security measures and through a policy of entering into nondisclosure agreements with our employees and customers.

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

Others may still gain access to our trade secrets or discover them independently. Should any of our customers that have not signed a license agreement or nondisclosure agreement disclose to third-parties any of our information that we regard as trade secrets, we may be unable to enforce our trade secret rights with respect to such information.

  Although we believe that our technologies do not infringe on any copyrights or other proprietary rights of third-parties, we cannot be certain that we will not infringe upon the intellectual property rights of third parties, including our competitors, who may assert patent, copyright and other intellectual property rights to technologies, code, features or other product elements that are important to us. The costs of defending our proprietary rights or claims that we infringe third-party proprietary rights may be high. Also, if we are unsuccessful in defending against third-party infringement claims, we could be legally prevented from continuing to license our software products to the extent they contain technologies, code, features or other elements that are determined by the courts to infringe the proprietary rights of such third parties.

Employees

  As of September 30, 2000, we employed 134 people, of whom 71 worked in the United States, 52 worked in our Israeli facilities and 11 worked in Europe. Of the United States employees, 38 were in sales and marketing, including 16 consulting engineers, 16 were in research and development, 10 were in general and administration and seven were in technical customer support. Our employees in Israel worked primarily in research and development. Our employees in Europe worked primarily in sales and customer support. Our employees are not represented by a collective bargaining agent, except as may be required by government legislation or regulation. We consider our relations with our employees to be good, and we will continue to strive to provide a positive working environment for our employees.

Facilities

  All of our operations are conducted in leased office facilities. Our principal executive offices occupy approximately 14,400 square feet and are located in Mountain View, California. These offices house substantially all of our sales and marketing, administration and finance employees, approximately one-quarter of our research and development team and about one-half of our customer service and support team. Our lease for the Mountain View facility expires on December 31, 2003.

  In addition, we lease two facilities with a total of approximately 12,000 square feet in Rosh Ha'ain, Israel, approximately 10 miles from Tel Aviv. Those facilities house a substantial portion of our research and development employees and a portion of our customer service and support team. One of these leases, for approximately 9,720 square feet of space, expires on February 28, 2003, with options for three consecutive two year extensions. The second lease, for approximately 2,200 square feet of space, expires on December 15, 2002, with options for two consecutive two year extensions.

  We also occupy an additional 3,500 square feet of office space in Massachusetts where we maintain our East Coast operations under a lease which expires on February 28, 2002. In addition, we occupy less than 1,000 square feet of space in each of our small regional sales offices located in Paris, France; London, England; Munich, Germany; and Austin and Dallas, Texas; each under leases for a term not exceeding one year. We believe that our existing leased office space will provide us with adequate facilities for our anticipated growth through at least 2001.

Legal Proceedings

  We are not presently a party to any material legal proceedings.

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

                                   MANAGEMENT

Executive Officers, Directors and Key Employees

  The following table sets forth certain information regarding our executive officers, directors and key employees as of October 31, 2000.

 Name                            Age Position
 ----                            --- --------
 Moshe Gavrielov................  46 Chief Executive Officer and Director

 Yoav Hollander.................  47 Chief Technical Officer and Director

 Charles Alvarez................  50 Vice President of Finance and
                                      Administration and Chief Financial
                                      Officer

 Ziv Binyamini..................  40 Vice President of Research and
                                      Development

 Francine Ferguson..............  36 Vice President of Worldwide Marketing

 Lawrence Lapides...............  40 Vice President of Sales

 Michael McNamara...............  38 Senior Vice President of Technology and
                                      Director

 Yehezkel Zadik.................  46 Vice President of Applications
                                      Development

 Pierre Lamond(1)(2)............  70 Director

 Zohar Zisapel(1)(2)............  52 Director

 Tali Aben(1)(2)................  37 Director

 Amos Wilnai(3).................  61 Potential Director

--------
(1) Member of compensation committee.

(2) Member of audit committee.

(3) We have identified Mr. Wilnai as a potential external director.

  Moshe Gavrielov has served as our Chief Executive Officer and Director since March 1998. From November 1988 to March 1998, Mr. Gavrielov worked at LSI Logic Corporation where he held several executive management positions, including Executive Vice President of Products, Senior Vice President of International Markets, Senior Vice President and General Manager of LSI Logic Europe and General Manager of the ASIC division. Mr. Gavrielov holds a Bachelor of Science degree in Electrical Engineering and a Masters of Science degree in Computer Science from the Technion Israel Institute of Technology (IIT) in Haifa, Israel.

  Yoav Hollander is our co-founder and has served as our Chief Technical Officer and Director since our inception in September 1995. From 1990 to our inception, Mr. Hollander was a consultant for various semiconductor companies including National Semiconductor Corporation and Digital Equipment Corporation. Mr. Hollander worked on the development of the verification environment employed by the Israeli design center of Digital Equipment Corporation for pre- and post-silicon testing of their designs. Mr. Hollander holds a Bachelor of Science degree in Computer Science from Ben Gurion University in Be'er Sheva, Israel.

  Charles Alvarez has served as our Vice President of Finance and Administration and Chief Financial Officer since June 1998. From March 1997 to June 1998, Mr. Alvarez served as Vice President of Finance and Administration and Chief Financial Officer at Alliance Semiconductor. From October 1989 to March 1997, Mr. Alvarez served as Senior Director of Finance and Operations for LSI Logic Corporation. Mr. Alvarez holds a Bachelor of Arts degree and a Masters of Arts degree in Business and Economics from San Francisco State University.

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

  Ziv Binyamini has served as our Vice President of Research and Development since October 1998. From November 1997 to October 1998, Mr. Binyamini served as our principal researcher. From July 1997 to November 1997, he was a researcher at Intel Corporation. From July 1994 to July 1997, Mr. Binyamini co-managed the Logic Verification CAD group at Intel Design Technology in Haifa, Israel. Mr. Binyamini holds a Bachelor of Science degree in Computer Science and Mathematics from Bar Ilan University in Ramat Gan, Israel.

  Francine Ferguson has served as our Vice President of Worldwide Marketing since January 1999. From May 1997 to January 1999, Ms. Ferguson served as our Director of Product Marketing. From March 1996 to May 1997, Ms. Ferguson was a Product Line Manager and from January 1995 to March 1996, she was Senior Product Marketing Manager at Synopsys, Inc. Ms. Ferguson has spent over 14 years in the design automation industry in the areas of software development and marketing for verification and synthesis products. Ms. Ferguson holds a Bachelor of Science degree in Computer Science from Columbia University, School of Engineering and Applied Science.

  Lawrence Lapides has served as our Vice President of Sales since our acquisition of SureFire Verification in November 1999, where he served in the same capacity from July 1998 to November 1999. From May 1991 to June 1998, Mr. Lapides served as Director of North American Sales for Exemplar Logic. Mr. Lapides holds a Bachelor of Arts degree in Physics from the University of California, Berkeley, a Masters of Science degree in Applied and Engineering Physics from Cornell University, and a Masters degree in Business Administration from Clark University.

  Michael McNamara has served as our Senior Vice President of Technology and Director since our acquisition of SureFire Verification in November 1999, where he served as President, Chairman of the Board, and co-founder from April 1996 to November 1999. From June 1995 to April 1996, Mr. McNamara served as a Director and a consultant at Verilog Consulting Services, Inc. From April 1994 to May 1995, Mr. McNamara served as Vice President of Engineering at ViewLogic, Inc. Mr. McNamara holds a Bachelor of Science degree and a Masters of Engineering degree in Electrical Engineering from Cornell University.

  Yehezkel Zadik has served as our Vice President of Applications Development since June 1998. From April 1996 to May 1998, Mr. Zadik served as our Vice President of Research and Development. From 1983 to 1996, Mr. Zadik served as a Software Manager for National Semiconductor's Israeli design center. Mr. Zadik holds a Bachelor of Science degree in Computer Science from Ben Gurion University in Be'er Sheva, Israel.

  Pierre Lamond has served as our Director since August 1997. Mr. Lamond has served as a General Partner of Sequoia Capital, a venture capital firm, since 1981. Mr. Lamond serves on the Board of Directors of Vitesse Semiconductor Corp. and Redback Networks, Inc. Mr. Lamond holds a Bachelor of Science degree in Electrical Engineering, a Master of Science degree in Physics from Toulouse University and a Masters of Science degree in Electrical Engineering from Northeastern University.

  Zohar Zisapel has served as our Director since August 1997. Mr. Zisapel serves on the Board of Directors of Ceragon Networks, Radvision Ltd., Radware Ltd., Radcom Ltd., RIT Technologies, Ltd. and Silicom Ltd. Mr. Zisapel is a founder and Director of Rad Data Communications and has served as its President since 1982. He also served as Chairman of the Israeli Association of Electronics and Software Industries. Mr. Zisapel holds an Masters of Science degree in Electrical Engineering from the Technion Israel Institute of Technology (IIT) in Haifa, Israel and a Masters degree in Business Administration from Tel Aviv University in Tel Aviv, Israel.

  Tali Aben has served as our Director since December 1996. Ms. Aben has been a General Partner at Gemini Israel Funds, an Israeli venture capital firm, since October 1994. Ms. Aben holds a Bachelor of Science degree in Mathematics and Computer Science and a Masters degree in Business Administration from Tel Aviv University in Tel Aviv, Israel.

  Amos Wilnai has agreed to serve as a Director upon the completion of this offering, subject to the approval of our shareholders. Mr. Wilnai founded and has served as the Chairman of the Board of Directors of MMC Networks, Inc. since September 1992. From October 1998 to April 1999, Mr. Wilnai served as Acting Chief Executive Officer at MMC Networks. From September 1994 to June 1998, he served as Executive Vice President of Business Development at MMC Networks. From September 1992 to October 1994, he served as President at MMC Networks. Mr. Wilnai serves on the board of directors of MMC Networks and Luminent, Inc. Mr. Wilnai holds a Bachelor of Science degree in Electrical Engineering from the Technion Institute of Technology (ITT) in Haifa, Israel and a Masters of Science degree in Electrical Engineering from the Polytechnic Institute in Brooklyn.

Board of Directors

  Our amended and restated articles of association, that we expect will become effective on the first day of trading of our ordinary shares on the Nasdaq National Market, provide that the number of directors shall be no less than five and no more than nine. Our board of directors will be divided into three classes of directors, denominated class I, class II and class III. The initial directors of each class will be appointed by our board of directors. The initial term of these directors will expire as follows: class I in 2002, class II in 2003 and class III in 2004. Our external directors are required to be elected for terms of approximately three years pursuant to Israeli law within 90 days of the completion of this offering and will not be members of any class.

 Election of Directors

  Each class of directors will hold office until the annual general meeting held in the third year following the year of their election and until their successors have been duly elected and qualified.

 Chairman of the Board

  Our board of directors will elect one of the directors to serve as our chairman of the board. Under the new Israeli Companies Law, our general manager may not serve as the chairman of the board unless we receive special shareholder approval. The shareholders may resolve, by a majority vote that includes at least two-thirds of the shareholders who are not controlling shareholders and who are present at the meeting and voted in favor of the resolution, that the chairman of the board may serve as the general manager for a period that does not exceed three years.

External Directors

  Who may be appointed

  Under the Companies Law, we will be required to elect at least two external directors. A person may not be elected as an external director if the person or the person's relative, partner, employer or any corporation under the person's control has had any affiliation with the company or with any entity controlling or controlled by or under common control with the company, during the two years preceding the election. The term "affiliation" includes an employment relationship, a business or professional relationship maintained on a regular basis, control, and service as an office holder. Similarly, a company may not employ a former external director as an officer or employee, or otherwise receive professional services from a former external director, within two years after the person ceased to be an external director.

  In addition, a person who serves as a director in one company may not be elected as an external director in a second company if, at such time, any director of the second company is serving as an external director in the first company. Finally, a member or an employee of the Israeli Securities Authority or a director or an employee of an Israeli stock exchange may not be appointed as an external director.

  A regulation promulgated under the Companies Law grants special relief to companies whose shares are traded on an exchange or market outside of Israel. This regulation entitles a company to appoint as an external director an individual who had served on its board on or before February 1, 2000 for the remaining term specified for an external director. The appointed director must meet all of the conditions relating to external directors except the requirement that he or she will not serve as a director in a second company in the event an external director of the second company serves as one of the directors of the company with the appointed external director.

  Conflicts of interest

  A person may not serve as an external director if the person's duties or other business activities create, or may create, a conflict of interest with the person's duties as a director or impair the person's ability to serve as a director. If, at the time of the election of an external director, all other directors are of the same gender, the external director to be elected must be of the other gender.

  Term of service

  External directors are elected for an initial three year term and may be re-elected for an additional three years. An external director can be removed from office only under very limited circumstances and subject to compliance with strict procedures. We have identified Amos Wilnai potentially to serve as one of our external directors. We intend to appoint an additional external director, who may be an individual currently serving as one of our directors and who satisfies the requirements of the Companies Law within 90 days after the completion of this offering. We will also appoint the external directors to the committees of our board of directors as required by law.

Audit Committee

  The Companies Law requires public companies to appoint an audit committee comprised of at least three directors, including all of the external directors. The audit committee may not include the chairman of the board, a controlling shareholder or his or her relative, or any director employed by the company, or who provides services to the company on a regular basis.

  Our audit committee currently consists of Ms. Tali Aben and Messrs. Pierre Lamond and Zohar Zisapel. Our external directors will be appointed to the audit committee promptly after their election. The responsibilities of an audit committee include identifying flaws in the management of a company's business, making recommendations to the board of directors on how to correct identified problems and deciding whether to approve actions or transactions which by law require audit committee approval.

  Under the listing requirements of the Nasdaq National Market, we are required to form an audit committee consisting of at least three independent directors, all of whom are financially literate and one of whom has accounting or related financial management expertise. The responsibilities of the audit committee under the listing requirements include evaluating the independence of a company's outside auditors. We believe that our current audit committee complies or will comply with the listing requirements of the Nasdaq National Market and, after the appointment of external directors, the Companies Law.

Compensation Committee

  Our compensation committee consists of Ms. Tali Aben and Messrs. Pierre Lamond and Zohar Zisapel. The compensation committee reviews and evaluates the salaries, supplemental compensation and benefits of our officers, reviews general policy matters relating to compensation, including share option grants and benefits of our employees, and makes recommendations concerning these matters to our board of directors.

Duty of Care and Duty of Loyalty

  The Companies Law imposes a duty of care and a duty of loyalty on all office holders of the company. An office holder includes a director, managing director, general manager, chief executive officer, executive vice president, vice president, other managers directly subordinate to the managing director, and any other person fulfilling or assuming any of the above positions or responsibilities regardless of such person's title. The duty of care requires an office holder to act with a level of skill with which a reasonable office holder in the same position would have acted under the same circumstances. The office holder's duty of care includes a duty to use reasonable means to obtain the information on the advisability of a given action brought for his or her approval or performance by him or her by virtue of his or her position, and all other significant information pertaining to those actions.

  The duty of loyalty requires an office holder to act in good faith and for the company's benefit and, includes:

  . a duty to avoid any conflict of interest between the office holder's position with the company and the office holder's personal affairs;

  . to avoid any competition with the company's business;

  . to avoid exploiting any business opportunities of the company for the purpose of receiving personal benefit for the office holder or others; and

  . disclosing to the company any information or documents relating to the company's affairs which the office holder receives by virtue of the office holder's position in the company.

  Each person listed in the table under "Management" above is an office holder.

Approval of Related Party Transactions

  The Companies Law requires that transactions between a company and an office holder, or that benefits an office holder, be approved as provided for in the Companies Law and the company's articles of association. Generally, the approval of the majority of the disinterested members of the audit committee and of the board of directors is required and, in some circumstances, shareholder approval may also be required.

Disclosure of Personal Interest by Office Holders

  The Companies Law requires that an office holder promptly disclose to the company any personal interest that he or she may have in an existing or proposed transaction by the company. He or she must also disclose to the company any related material information and documents about the existing or proposed transaction. The office holder must disclose, among other things, the interests of any entity in which he or she is a 5% or greater shareholder, director or general manager, or in which he or she has the power to appoint one or more directors or the general manager. In addition, if the transaction is an extraordinary transaction, the office holder must also disclose any personal interest of his or her spouse, siblings, parents, grandparents, descendants, spouse's descendants and the spouses of any of the foregoing. An extraordinary transaction is a transaction other than in the ordinary course of business, on terms other than on market terms, or that may have a material impact on the company's profitability, assets or liabilities. Once the office holder complies with this disclosure requirement, if the transaction is not an extraordinary transaction, the Companies Law provides that only the approval of the board of directors is required unless the articles of association provide otherwise. Approval of these types of transactions is conditioned on the transaction not being adverse to the company's interest. If the transaction is an extraordinary transaction, then, in addition to any approval stipulated by the articles of association, it also must be approved by the company's audit committee and then by the board of directors, and, under certain circumstances, by the shareholders of the company. A director who has a personal interest in a matter which is considered at a meeting of the board of directors or the audit committee, generally may not be present at this meeting.

Transactions With Controlling Shareholders

  Under the Companies Law, the disclosure requirements applicable to an office holder also apply to a controlling shareholder in a public company. A controlling shareholder may include a shareholder that holds 25% or more of the voting rights in a company, if no other shareholder holds more than 50% of the voting rights. Some transactions between a public company and a controlling shareholder, or transactions in which a controlling shareholder has a personal interest but which are between a public company and another entity, require the approval of the audit committee, the board of directors and the shareholders. Shareholder approval, to the extent required, must include at least one-third of the shareholders who have no personal interest in the transaction and are present and voting at the meeting or the total shareholdings of the disinterested shareholders who vote against the transaction do not represent more than one percent of the voting rights in the company.

Indemnification of Directors and Officers

  The Companies Law allows a company to include in its articles of association provisions pursuant to which it may:

  . exempt, in advance or after the fact, an office holder from liability to the company for breach of his or her duty of care, subject to the requirements of the Companies Law;

  . indemnify an office holder of the company by reason of acts or omissions committed in his or her capacity as an office holder, for:

   --monetary liabilities imposed upon him or her under a court judgment, including a compromise judgment or an arbitrator's decision approved by a court; and

   --reasonable litigation expenses, including attorney's fees, actually incurred by him or her or imposed upon him or her by a court, in an action brought against him or her by or on behalf of the company or by other persons, or in a criminal action from which he or she was acquitted, or in which he or she was convicted if the criminal action does not require proof of criminal intent; and

  . enter into a contract to insure the liability of an office holder of the company by reason of acts or omissions committed in his or her capacity as an office holder of the company regarding:

   --the breach of his or her duty of care towards the company or any other person;

   --the breach of his or her duty of loyalty to the company provided that he or she acted in good faith and had a reasonable basis to believe that the act would not impair the interests of the company; and

   --monetary liabilities which may be imposed upon him or her in favor of other persons.

  The Companies Law also provides that the articles of association of a company may provide for indemnification of an office holder either in advance or after the event; provided, that any advance undertaking to indemnify must be limited to occurrences of types or matters which the board of directors can reasonably foresee at the time the undertaking to indemnify is given and to an amount that the board of directors determines is reasonable in such circumstances. In addition, the Companies Law provides that a company may not indemnify, exempt or enter into an insurance contract which would provide coverage for the liability of an office holder for:

  . a breach of his or her duty of loyalty, except to the extent described above;

  . a breach of his or her duty of care, if the breach was done intentionally, recklessly or with disregard of the circumstances of the breach or its consequences;

  . an act or omission done with the intent to unlawfully realize personal gain; or

  . a fine or penalty against him or her.

  Under the Companies Law, indemnification of, and procurement of insurance coverage for, an office holder of a company requires the approval of the company's audit committee and board of directors, and in some circumstances the approval of the company's shareholders.

  We have agreed to indemnify each of our office holders to the fullest extent permitted by the Companies Law and intend to increase our directors' and officers' liability insurance policy. The insurance policy includes coverage relating to the offering of the ordinary shares described in this prospectus. In September 2000 our board of directors authorized us to enter into indemnification agreements with each of our directors and other office holders. On October 18, 2000, our shareholders approved the indemnification agreements. In general, the indemnification agreements provide, subject to specified conditions and limitations and to the extent permitted under any applicable law, that we will defend, indemnify and hold harmless our office holders for specified types of liabilities and other amounts they may be required to pay as set forth in the agreement, including reasonable legal expenses, if they are a party to or threatened to be made a party to any legal proceeding by reason of any act or omission made in their capacity as office holders. Obligations that result from the offering of the ordinary shares described in this prospectus would also be covered by the indemnification agreements. We have agreed to exempt and release each of our office holders to the fullest extent permitted by law from liability for damages from breaches of their duty of care to us, unless the breach was intentional, reckless, for personal profit, or the liability arose from a penalty or fine.

Director Compensation

  Members of our board of directors who are not executive officers or our employees will be granted options to purchase 50,000 ordinary shares under our 2000 U.S. share incentive plan for their three year term on our board. In October 2000, our board of directors and our shareholders approved grants of 60,000 share options to each of our current non-employee directors, rather than the 50,000 share options to be granted to future non-employee directors, because we anticipate that each of our current non-employee directors will serve as a director for nearly three and one-half years. These share options will be granted and will begin vesting upon the effectiveness of this offering. Our external directors when appointed will be entitled to compensation and to the refund of expenses, as provided in regulations adopted under the Companies Law. External directors are otherwise prohibited from receiving compensation, directly or indirectly, in connection with services provided as an external director. In addition, subject to the Israeli Companies Law, an external director may be granted shares or options to purchase shares of the company within a plan that covers all of the directors who are not external directors, as well as other office holders of the company.

Compensation Committee Interlocks and Insider Participation

  Mr. Gavrielov is a current Director and until August 30, 2000, he was a member of our compensation committee. Mr. Gavrielov has served as our Chief Executive Officer since March 1998. None of the other members of our compensation committee is an officer or employee of ours or of any of our subsidiaries. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Executive Compensation

  The following table sets forth, for the year ended December 31, 1999, all compensation earned for services rendered to us in all capacities by our Chief Executive Officer and each of our four other most highly compensated executive officers who earned more than $100,000.

                           Summary Compensation Table

                                                   Long-Term
                                              Compensation Awards
                                             ---------------------
                                 Annual
                              Compensation   Restricted Securities
Name and Principal          ----------------   Share    Underlying  All Other
Positions                    Salary   Bonus    Awards    Options   Compensation
------------------          -------- ------- ---------- ---------- ------------
Moshe Gavrielov, Chief
 Executive Officer......... $260,000 $58,356 $1,814,233  159,618      $  --
Charles Alvarez, Vice
 President of Finance and
 Administration and Chief
 Financial Officer.........  160,000  11,250        --    30,000         --
Francine Ferguson, Vice
 President of Marketing....  136,250  17,000        --    30,000         --
Lawrence Lapides, Vice
 President of Sales........  105,333  49,097        --       --        5,000
Michael McNamara, Senior
 Vice President of
 Technology................  127,333     --         --       --          --

  The amount in the column titled "Restricted Share Awards" represents 671,978 restricted ordinary shares purchased by Mr. Gavrielov pursuant to a share restriction agreement dated as of March 23, 1998. On March 23, 1999, 1/4th of the restricted shares became vested and, after that date, 1/48th of the restricted shares began to vest monthly so that on March 23, 2002, all of the restricted shares under this award to Mr. Gavrielov will be vested if he remains our employee. As of December 31, 1999, 377,965 shares remained unvested.

  The amount in the column titled "All Other Compensation" represents the value of Mr. Lapides' car allowance.

Option Grants in Fiscal Year 1999

  The table below sets forth certain information concerning the grant of share options to our chief executive officer and each of our four other most highly compensated executive officers for the year ended December 31, 1999.

                       Option Grants in Last Fiscal Year

                                                                          Potential
                                    Percent of                       Realizable Value at
                                      Total                         Assumed Annual Rates
                         Number of   Options                              of Share
                         Securities Granted to                       Price Appreciation
                         Underlying Employees  Exercise                for Option Term
                          Options   in Fiscal  Price Per Expiration ---------------------
Name                      Granted   Year 1999    Share      Date        5%         10%
----                     ---------- ---------- --------- ---------- ---------- ----------
Moshe Gavrielov.........  159,618      20.1%     $1.10    12/01/09  $2,060,459 $3,233,943
Charles Alvarez.........   30,000       3.8       0.75    04/18/09     385,200    581,435
Francine Ferguson.......   30,000       3.8       0.60    01/27/09     385,310    573,295
Lawrence Lapides........      --        --         --          --          --         --
Michael McNamara........      --        --         --          --          --         --

  Percentages of total options for individual grants are based on an aggregate of options to purchase 795,323 ordinary shares granted to our employees, directors and consultants during fiscal year 1999, including our chief executive officer and each of our four other most highly compensated executive officers. The exercise price per share of each option was equal to the fair market value of the ordinary shares on the date of grant as determined by our board of directors. Each option becomes exercisable, or vests, as follows:

  . 1/4th of the ordinary shares underlying the option will vest on the first anniversary of the option grant date, which is typically the first day of employment in the case of options granted to new employees; and

  . after the first anniversary, 1/48th of the shares will vest monthly until the optionee is fully vested on the fourth anniversary of the option grant date.

  Potential realizable value is based on the assumption that our ordinary shares appreciate at the annual rate shown, compounded annually, from the mid-point of the initial public offering price range on the date of this prospectus until the expiration of the option term. These numbers are calculated based on the Securities and Exchange Commission requirements and do not reflect our estimates of future stock price growth.

Fiscal Year End 1999 Option Values

  The following table sets forth certain summary information concerning share options held as of December 31, 1999 by our Chief Executive Officer and each of our four other most highly compensated executive officers, none of whom exercised options during the year ended December 31, 1999.

                               Number of Securities
                                    Underlying           Value of Unexercised
                                Unexercised Options      In-the-Money Options
                               at December 31, 1999      at December 31, 1999
                             ------------------------- -------------------------
Name                         Exercisable Unexercisable Exercisable Unexercisable
----                         ----------- ------------- ----------- -------------
Moshe Gavrielov.............      --        159,618     $    --     $1,260,982
Charles Alvarez.............   33,750        86,250      283,500       720,000
Francine Ferguson...........   25,388        50,212      229,067       426,007
Lawrence Lapides............   17,858        29,765      160,722       267,885
Michael McNamara............      --            --           --            --

  The value of unexercised in-the-money options at December 31, 1999 is based on the fair market value of the mid-point of our offering price range, less the per share exercise price, multiplied by the maximum number of shares that may be issueable upon exercise of the option.

Employment Agreements

  In March 1998, we entered into an employment agreement with Moshe Gavrielov, our Chief Executive Officer. Pursuant to this agreement, Mr. Gavrielov received an initial annual salary of $250,000 and was eligible for a target performance bonus of 50% of his annual base salary. In addition, we granted Mr. Gavrielov the right to purchase 671,938 ordinary shares pursuant to a share restriction agreement. Under the terms of the share restriction agreement, 1/4th of the ordinary shares purchased vested in March 1999 and 1/48th of the shares became vested or will vest every month thereafter. If Mr. Gavrielov's employment is terminated or constructively terminated without cause, including termination within 12 months of a transaction that results in a change of control, he will receive:

  . a lump sum payment equal to his then current annual base salary;

  . acceleration of the vesting of those shares which would have vested during the 12-month period following termination or the 24-month period following termination if his termination occurs within 12 months of a change of control; and

  . any bonuses that would otherwise have been paid to him.

  Although we have an option to repurchase any of Mr. Gavrielov's restricted shares that remain unvested upon the termination of his employment with us, we cannot be certain that we will satisfy the requirements set forth in the Israeli Companies Law to be able to exercise our repurchase option.

  In November 1999, we entered into an employment agreement with Michael McNamara, our senior vice president of technology. Pursuant to the agreement, Mr. McNamara is entitled to receive an initial base salary of $160,000 per year and will be eligible to receive an annual performance bonus of 25% of his annual salary. In the event of his termination within 18 months of a change of control, Mr. McNamara will receive:

  . a lump sum payment equal to his then current annual base salary;

  . full acceleration of the vesting provisions governing any share options and restricted shares held by him;

  . medical insurance coverage for a period of 12 months after the date of termination; and

  . any bonuses that would otherwise have been paid to him, prorated through the date of termination.

2000 Employee Share Purchase Plan

  The 2000 employee share purchase plan was adopted by our board of directors on September 5, 2000 and approved by our shareholders on October 18, 2000. The employee share purchase plan will become effective upon the closing of this offering and will remain in effect for 10 years, unless our board of directors elects to terminate it earlier. Initially, we have reserved a total of 1,000,000 ordinary shares for issuance under the employee share purchase plan, subject to annual increases based on the number of shares issued under the purchase plan in the previous calendar year.

  The employee share purchase plan is intended to qualify under Section 423 of the Internal Revenue Code. The purchase plan contains consecutive, overlapping 24-month offering periods. Each offering period includes four six-month purchase periods that generally start on January 1 or July 1 of each year, except for the first offering period, which will begin on the first day that our ordinary shares trade on the Nasdaq National Market and end on the last trading day on or before December 31, 2002.

  Our employees will be eligible to participate in the employee share purchase plan if they meet the guidelines set forth in the plan. Our eligible employees may purchase ordinary shares through payroll deductions of up to 15% of their salary.

  The amounts deducted and accumulated by the employee will be used to purchase ordinary shares at the end of each offering period. The price of ordinary shares purchased under the employee share purchase plan will be 85% of the lower of the fair market value per ordinary share on the first day of the offering period or on the last day of the offering period. For the first offering period, the fair market value of the ordinary shares on the first day of the offering period will be the initial public offering price.

  In the event the fair market value per ordinary share at the end of a purchase period is less than the fair market value at the beginning of the offering period, our employees will be withdrawn from the current offering period following exercise and automatically re-enrolled in a new offering period. Our employees may end their participation at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with us.

Directed Share Plan 2000

  Our board of directors and shareholders adopted the directed share plan 2000 on October 18, 2000. The directed share plan 2000 is administered and interpreted by our chief executive officer and our chief financial officer. It will become effective upon the closing of this offering and shall remain in effect unless terminated by our plan administrators.

  Every Israeli employee who was employed by us on or before October 10, 2000 and who remains employed by us as of the effectiveness of this offering will be entitled to purchase from the underwriters a fixed number of our ordinary shares at the initial public offering price. These shares must be purchased at the time of the initial public offering, and each employee must purchase the entire fixed number of shares or no shares at all, provided that the shares are not offered to our Israeli employees until the shares begin trading on the Nasdaq National Market.

2000 Israeli Share Option Plan

  On October 11, 2000, our board of directors authorized a committee of the board to approve our 2000 Israeli share option plan. The committee approved the Verisity Ltd. 2000 Israeli share option plan on November 8, 2000. The 2000 Israeli share option plan provides for the grant of:

  . options that qualify for special tax treatment under Section 102 of the Israeli Income Tax Ordinance (New Version) 1961 and related rules; and



  . options that do not qualify as Section 102 options.

  The 2000 Israeli share option plan is administered and interpreted by our board of directors or a committee designated by our board. It will terminate in November 2010. The 2000 Israeli share option plan reserves 700,000 ordinary shares for the plan. As of November 8, 2000, no options to purchase ordinary shares have been granted.

  The plan administrator has discretion, within the limits of the 2000 Israeli share option plan, to select optionees and to determine the number of shares to be subject to each option and the purchase price and vesting schedule of each option. Section 102 options and any shares issued upon exercise of Section 102 options shall be issued to a trustee, chosen by the plan administrator, and held for the benefit of the optionees.

  If we are acquired in a transaction that results in a change of control and the options issued under the 2000 Israeli share option plan are not assumed or substituted with equivalent options by the successor corporation, then the 2000 Israeli share option plan provides:

  . for immediate vesting of the smaller of the amount of shares that would have vested over the 12-month period following the change of control or the amount of shares representing 50% of the unvested shares; or

  . for the board of directors to cancel all outstanding options and terminate the plan upon adequate notice to all optionees.

  The plan administrator may, with the consent of the optionee, cancel all or any portion of any option. We can discharge our obligations in connection with these options by paying in cash to the optionee an amount equal to the fair market value of the options less the option price or issuing to the optionee a number of our shares with a fair market value of that amount or a combination of the two.

2000 U.S. Share Incentive Plan

  Our 2000 U.S. share incentive plan was adopted by our board of directors in August 2000 and approved by our shareholders on October 18, 2000. The 2000 U.S. share incentive plan provides for the grant of:

  . incentive stock options within the meaning of Section 422 of the Internal
    Revenue Code to employees, including our officers and employee directors;

  . nonstatutory share options to employees, directors and consultants; and

  . share purchase rights to employees, directors and consultants, which shares, known as restricted shares, will generally be subject to our repurchase option.

  The 2000 U.S. share incentive plan is administered and interpreted by our board of directors or a committee designated by our board. It will terminate in October 2010. The 2000 U.S. share incentive plan authorizes the issuance of up to 1,780,000 ordinary shares. As of September 30, 2000, options to purchase 30,000 ordinary shares have been granted, subject to shareholder approval, and 1,750,000 shares remain available for future grants.

  The plan administrator has discretion, within the limits of the 2000 U.S. share incentive plan, to select optionees and to determine the number of shares to be subject to each option and the exercise price and vesting schedule of each option. The exercise price of incentive stock options granted under the 2000 U.S. share incentive plan must at least be equal to the fair market value per ordinary share on the date of grant. With respect to any participant who is a 10% shareholder, the per share exercise price of any share option granted under the 2000 U.S. share incentive plan must equal at least 110% of the fair market value of the ordinary shares on the date of the grant and the maximum term of the option must not exceed five years. The term of all other options granted under the plan may not exceed 10 years.

  The plan administrator has the discretion, within the limits of the 2000 U.S. share incentive plan, to determine the terms related to any restricted share offer, including the number of shares that a recipient may be entitled to purchase and the purchase price. The administrator also has the discretion to determine whether and to what extent a specific portion of the restricted shares will be subject to our right to repurchase the shares upon the purchaser's termination of employment or engagement for any reason.

  If we are acquired in a transaction that results in a change of control and the options issued under the 2000 U.S. share incentive plan are not assumed or substituted with equivalent options by the successor corporation, then the 2000 U.S. share incentive plan provides for immediate vesting of the smaller of:

  . the amount of shares that would have vested over the 12-month period following the change of control; or

  . the amount of shares representing 50% of the unvested shares.

  In addition, our board of directors will have the discretion to cancel any repurchase option.

1999 Share Incentive Plan

  Our 1999 share incentive plan was adopted by our board of directors in December 1999. The 1999 share incentive plan provides for the grant of options to consultants performing services for us.

  The 1999 share incentive plan is administered by our board of directors or a committee of our board. The incentive plan will terminate in November 2009. As of September 30, 2000, the 1999 share incentive plan authorized the issuance of up to 5,720,000 ordinary shares, less the number of ordinary shares issued under our other option and share incentive plans. As of September 30, 2000, options to purchase 62,000 ordinary shares were outstanding and 488,399 shares in the aggregate remain available for future grants under our option and share incentive plans, including the 1999 share incentive plan. On October 18, 2000, an additional 3,000,000 shares were reserved for issuance under our share option and share purchase plans. However, upon the adoption of the 2000 U.S. share incentive plan, we do not intend to grant any further options under the 1999 share incentive plan. If we are acquired in a transaction that results in a change of control and the options issued under the 1999 share incentive plan are not assumed or substituted with equivalent options by the successor corporation, then the 1999 share incentive plan provides for immediate vesting of the smaller of:

  . the amount of shares that would have vested over the 12-month period following the change of control; or

  . the amount of shares representing 50% of the unvested shares.

Israeli Share Option Plans

  Our shareholders approved the 1997 Israel share and stock option incentive plan for the issuance of options to employees on May 28, 1998 and a sub-plan was approved by a committee of the board on January 1, 1999. Our board approved the 1999 Israeli share option plan on December 1, 1999. The Israeli plans provide for the grant of options to purchase our ordinary shares.

  The Israeli plans are administered by our board of directors or a committee of our board, or in the case of the 1997 share and stock option incentive plan and the sub-plan, by whoever is nominated by our board. The 1997 Israel plan and the sub-plan will terminate in December 2007 and the 1999 plan will terminate in December 2009. As of September 30, 2000, the sub-plan authorized the transfer of up to 1,260,000 ordinary shares currently held in trust by Ma'ahaz Ne'eman Ltd., of which 8,024 shares remain available for future grants. The 1999 plan authorized the issuance of up to 664,000 ordinary shares, of which 140,400 shares remain available for future grants.

  The Israeli plans' administrator has discretion, within the limits of the plan, to select optionees and to determine the number of shares to be subject to each option and the exercise price and vesting schedule of each option. Our 1997 Israel plan, but not the sub-plan, and the 1999 plan are designed to meet the requirements of Section 102 of the Israeli Income Tax Ordinance and are mainly designated for grants to our Israeli employees. Shares granted under
Section 102 are held in trust on behalf of the grantees for at least two years from the date of grant of the option. Employees may not sell these shares issued upon exercise of the options for so long as they are held in trust.

  If we are acquired in a transaction that results in a change of control and the options issued under the Israeli plans are not assumed or substituted with equivalent options by the successor corporation, then the Israeli plans provide for immediate vesting of the smaller of:

  . the amount of shares that would have vested over the 12-month period following the change of control; or

  . the amount of shares representing 50% of the unvested shares.

1996 U.S. Stock Option Plan

  Our 1996 U.S. stock option plan was adopted by our board of directors and approved by our shareholders in July 1997. We amended the 1996 plan in October 1999. Our 1996 plan provides for the grant of:

  . incentive stock options within the meaning of Section 422 of the Internal
    Revenue Code to employees; and

  . nonstatutory share options to employees, directors, independent contractors and consultants.

  The 1996 plan is administered and interpreted by our board of directors or a committee designated by our board. It will terminate in July 2006.

  As of September 30, 2000, the 1996 plan authorized the issuance of up to 5,720,000 ordinary shares, less the number of shares issued under our other option and share incentive plans. As of September 30, 2000, options to purchase 1,467,373 ordinary shares were outstanding and 488,399 shares in the aggregate remain available for future grants under our option and share incentive plans, including the 1996 plan. On October 18, 2000, an additional 3,000,000 shares were reserved for issuance under our share option and share purchase plans. However, upon the adoption of the 2000 U.S. share incentive plan, we do not intend to grant any further options under the 1996 plan.

  The 1996 plan administrator has discretion, within the limits of the plan, to select optionees and to determine the number of shares to be subject to each option and the exercise price and vesting schedule of each option. The exercise price of each incentive stock option granted under the plan must at least be equal to the fair market value per ordinary share on the date of the grant and the exercise price of each nonstatutory share option granted under the plan must be greater than or equal to 85% of the fair market value per ordinary share on the date of the grant. With respect to any participant who is a 10% shareholder, the per share exercise price of any share option granted under the 1996 plan must equal at least 110% of the fair market value per ordinary share on the date of the grant. The maximum term of any option granted under the 1996 plan may not exceed 10 years.

  If we are acquired in a transaction that results in a change of control and options issued under the 1996 plan are not assumed or substituted with equivalent options by the successor corporation, then the 1996 plan provides for immediate vesting of the smaller of:

  . the amount of shares that would have vested over the 12-month period following the change of control; or

  . the amount of shares representing 50% of the unvested shares.

  We did not file a timely notice with the California Commissioner of Corporations to secure an exemption from qualification of the options and shares issued under the 1996 plan. As a result, we have elected to make an offer to repurchase all outstanding options and shares issued under the 1996 plan within the past two years, pursuant to a procedure adopted by the Commissioner. We believe that our total liability for the repurchase offers that are likely to be accepted by current and former employees who participated in the 1996 plan will not exceed approximately $40,000.

                           RELATED PARTY TRANSACTIONS

  Other than the transactions described below, since we were formed there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party:

  .  in which the amount involved exceeds $60,000; and

  . in which any director, executive officer, holder of more than 5% of our ordinary shares or any member of their immediate family had or will have a direct or indirect material interest.

  In February 1996, we issued 1,260,000 of our ordinary shares to Ma'ahaz Ne'eman Ltd., a trust company formed and controlled by Salinger & Co. Advocates, our attorneys, to be held in trust for the purpose of creating a pool of shares that we could use to grant to our employees options to purchase these shares as a form of incentive to perform on-going services on our behalf. The voting rights with respect to these shares are held by Yoav Hollander, even after an employee exercises an option to acquire the beneficial ownership of these shares, until the later of an initial public offering of our ordinary shares, such as this offering, or the transfer to the employee of the shares acquired by him or her upon exercise of the option and the registration of those shares in his or her name.

  In August 1997 Yoav Hollander exchanged 268,437 of our ordinary shares for an equal number of our series B1 preferred shares, which he immediately sold to Sequoia Capital for $600,000.

  In March 1998, Moshe Gavrielov, our Chief Executive Officer, entered into an employment agreement and a share restriction agreement with us. Pursuant to the share restriction agreement, the shares are subject to a repurchase option in favor of our subsidiary, Verisity Design, Inc., which vest, or lapse, according to the following schedule: 1/4th of the shares vested on March 23, 1999 and the remaining shares will vest monthly over a three-year period. As of August 31, 2000, 237,978 shares remained subject to the repurchase option. See "Management--Executive Compensation--Employment Agreements."

  In March 1998, in connection with the purchase of 671,938 ordinary shares pursuant to a share restriction agreement, we loaned Mr. Gavrielov $201,581 under a promissory note secured by a pledge of those shares, with an interest rate equal to the lesser of 5.59% or the maximum rate permitted under applicable law. Interest is payable annually on the unpaid principal balance. Principal becomes due and payable on the earlier of four years from the date of the note or 60 days after Mr. Gavrielov terminates his employment with us. As of September 30, 2000, the aggregate principal and interest outstanding was $207,215.

  In November 1999, Michael McNamara, our Senior Vice President of Technology, entered into an employment agreement with us. See " Management--Executive Compensation--Employment Agreements."

  In October 2000, our board of directors and shareholders authorized us to enter into an indemnification agreement with each of our directors and executive officers. The indemnification agreements may require us, among other things, to indemnify our officers and directors, other than for liabilities arising from willful misconduct of a culpable nature, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. See "Management--Indemnification of Directors and Officers."

  In July 1997, we granted to Francine Ferguson options to purchase 30,600 ordinary shares at an exercise price of $0.21 per share. In June 1998, we granted to Ms. Ferguson options to purchase 15,000 ordinary shares at an exercise price of $0.60 per share. In January 1999, we granted to Ms. Ferguson options to purchase 30,000 ordinary shares at an exercise price of $0.60 per share. In January 2000, we granted to Ms. Ferguson options to purchase 45,000 ordinary shares at an exercise price of $2.80 per share.

  In July 1997, we granted to Jacob Hanoch options to purchase 78,750 ordinary shares at an exercise price of $0.21 per share. In December 1997, we granted to Mr. Hanoch options to purchase 5,250 ordinary shares at an exercise price of $0.21 per share. In December 1998, we granted to Jacob Hanoch options to purchase 60,000 ordinary shares at an exercise price of NIS 0.01 per share. In March 1999, we granted to Mr. Hanoch options to purchase 25,000 ordinary shares at an exercise price of $0.75 per share.

  In June 1998, we granted to Charles Alvarez options to purchase 90,000 ordinary shares at an exercise price of $0.60 per share. In April 1999, we granted Mr. Alvarez options to purchase 30,000 ordinary shares at an exercise price of $0.75 per share. In January 2000, we granted Mr. Alvarez options to purchase 60,000 ordinary shares at an exercise price of $2.80 per share.

  In December 1998, we granted to Ziv Binyamini options to purchase 61,200 ordinary shares at an exercise price of NIS 0.01 per share. In December 1998, we granted to Mr. Binyamini options to purchase 28,800 ordinary shares at an exercise price of $0.60 per share. In January 2000, we granted to Mr. Binyamini options to purchase 70,000 ordinary shares at an exercise price of $2.80 per share.

  In December 1998, we granted to Yehezkel Zadik options to purchase 180,000 ordinary shares at an exercise price of NIS 0.01 per share. In January 2000, we granted to Mr. Zadik options to purchase 35,000 ordinary shares at an exercise price of $2.80 per share.

  In November 1999, we issued 2,948,861 ordinary shares and 400,229 substitute options to purchase ordinary shares in connection with our acquisition of SureFire Verification, Inc.

  In December 1999, we granted to Moshe Gavrielov options to purchase 159,618 ordinary shares at an exercise price of $1.10 per share.

  In January 2000, we granted to Lawrence Lapides options to purchase 72,000 ordinary shares at an exercise price of $2.80 per share.

  The following table summarizes the preferred shares purchased by our directors, executive officers and 5% shareholders, and persons and entities associated with them, in private placement transactions. The preferred shares will automatically convert into ordinary shares on a share for share basis on the first day that our ordinary shares begin trading on the Nasdaq National Market.

                                     Series A  Series B  Series C
                                     Preferred Preferred Preferred   Aggregate
Shareholders(1)                      Shares(2) Shares(3) Shares(4) Consideration
---------------                      --------- --------- --------- -------------
Sequoia Capital entities............      --   1,360,261  416,035   $5,349,335
Gemini Israel Fund..................  627,600        --    49,924    1,078,222
Yoseph Sela.........................    8,070        --       --        10,007
Dr. A.I. Mlavsky....................    8,070        --       --        10,007
Pierre Lamond.......................      --      23,869    4,160       74,996
Zohar Zisapel.......................  613,000        --    55,257   $  890,717

--------
(1) See "Principal Shareholders" for a summary of the affiliations of each of the persons and entities described above.

(2) Includes series A1, A2 and A3 preferred shares.

(3) Includes series B1 and B2 preferred shares.

(4) Includes series C1 and C2 preferred shares.

  In October 2000, we approved the grant of options to purchase 60,000 ordinary shares at an exercise price equal to the public offering price of our ordinary shares, conditional upon the closing of this offering, to Pierre Lamond, Zohar Zisapel and Tali Aben.

                             PRINCIPAL SHAREHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of our shares as of October 31, 2000 and the percentage ownership of our ordinary shares that will be represented by the indicated shares upon consummation of this offering. The information is provided with respect to:

  . each person who is known to us to own beneficially more than 5% of the outstanding ordinary shares;

  . each of our directors;

  . our Chief Executive Officer and each of our four other most highly compensated executive officers for the year ended December 31, 1999; and

  . all of our directors and executive officers as a group (11 persons).

  Except as otherwise indicated by footnote, and subject to community property laws where applicable, the named person has sole voting and investment power with respect to all of the ordinary shares shown as beneficially owned. The percentage of beneficial ownership for each shareholder is based on 14,702,652 ordinary shares outstanding as of October 31, 2000 before the offering and 18,053,301 ordinary shares that will be outstanding after the offering, together with that shareholder's options that are exercisable within 60 days of October 31, 2000. Ordinary shares issuable upon exercise of options and other rights beneficially owned are deemed outstanding for the purpose of computing the percentage beneficial ownership of the person holding those options and other rights, but are not deemed outstanding for computing the percentage beneficial ownership of any other person. If the underwriters' over-allotment option is exercised in full, we will sell up to an aggregate of 500,250 additional ordinary shares. The following table assumes that the principal shareholders listed below are not acquiring any of the ordinary shares in this offering.

                                       Shares
                                    Beneficially
                                   Owned Prior to      Shares Beneficially
                                   the Offering(1)  Owned After the Offering
                                  ----------------- ---------------------------
Name and Address of Beneficial
Owner                              Number   Percent    Number        Percent
------------------------------    --------- ------- -------------- ------------
Entities associated with Sequoia
 Capital(2)...................... 1,867,316  12.7%       1,867,316       10.3%
 300 Sand Hill Road, 4-280
 Menlo Park, CA

Gemini Israel Fund LP(3).........   858,394   5.8          855,893        4.8
 11 Galgaley Haplada St.
 Herzelia, Israel

Entities associated with
 Venglobal Capital Partners(4)...   948,053   6.5          948,053        5.3
 20195 Stevens Creek Blvd., #110
 Cupertino, CA

Tali Aben(3).....................   858,394   5.8          855,893        4.8

Yoseph Sela(5)...................   866,464   5.9          863,963        4.8

Dr. A.I. Mlavsky(6)..............   866,464   5.9          863,963        4.8

Yoav Hollander(7)................ 3,021,725  20.6        3,021,725       16.7

Pierre Lamond(2)................. 1,895,345  12.9        1,895,345       10.5

Zohar Zisapel(8).................   823,257   5.6          823,257        4.6

Moshe Gavrielov(9)...............   831,556   5.6          831,566        4.6

Charles Alvarez(10)..............    68,750    *            68,750         *

Francine Ferguson(11)............    51,788    *            51,788         *

Lawrence Lapides(12).............    43,650    *            43,650         *

Michael McNamara.................   523,913   3.6          523,913        2.9

All directors and executive
 officers as a group
 (11 persons)(13)................ 8,517,652  55.9%       8,515,152       45.8

-------
  * Represents beneficial ownership of less than 1% of our outstanding ordinary shares.

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Ordinary shares subject to options, warrants or other rights to purchase that are currently exercisable or are exercisable within 60 days after October 31, 2000 are deemed outstanding for purposes of computing the percentage ownership of the persons holding such options, warrants or other rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise noted, the address of each of the directors and executive officers named in the table is 2041 Landings Drive, Mountain View, California 94043.

 (2) Represents 1,708,595 shares held by Sequoia Capital VII, L.P., 74,694 shares held by Sequoia Technology Partners VII, 19,494 shares held by Sequoia 1997 LLC, 34,656 shares held by SQP 1997 and 29,877 shares held by Sequoia International Partners, of which 1,138,235 shares are non-voting shares that may be converted into voting shares on a one-for-one basis at the election of the holder, subject to some conditions. Each of Sequoia Capital VII. L.P., Sequoia Technology Partners VII, Sequoia 1997 LLC, SQP 1997 and Sequoia International Partners has sole voting and investment power with respect to all shares owned by it. Pierre Lamond is a general partner of Sequoia Capital, which is the general partner or general manager of each of these entities. He is also one of our directors. Mr. Lamond disclaims beneficial ownership of the shares held by these entities, except to the extent of his interest therein. The amount shown for Mr. Lamond includes 28,029 shares held by the Pierre R. Lamond and Christine E. Lamond Trust dated November 22, 1985.

 (3) Represents 858,394 shares held by Gemini Israel Fund, of which Tali Aben, a director, is a general partner and includes 18,150 shares issuable upon exercise of a warrant. Represents, upon the completion of this offering, 855,893 shares and includes 15,649 shares issuable upon the cashless exercise of a warrant to purchase 18,150 shares. Gemini Israel Fund has sole voting and investment power with respect to all shares owned by it. Ms. Aben disclaims beneficial ownership of the shares held by this entity, except to the extent of her interest therein.

 (4) Represents 801,659 shares held by Venglobal Capital Fund, LP and 146,394 shares held by Venglobal Capital Partners LLC. Each of Venglobal Capital Fund, LP and Venglobal Capital Partners LLC has sole voting and investment power with respect to all shares owned by it.

 (5) Includes 858,394 shares held by Gemini Israel Fund, of which Mr. Sela is a general partner. Represents, upon the completion of this offering, 863,963 shares held by Gemini Israel Fund.

 (6) Includes 858,394 shares held by Gemini Israel Fund, of which Dr. Mlavsky is a general partner. Represents, upon the completion of this offering, 863,963 shares held by Gemini Israel Fund.

 (7) Includes 1,198,562 shares held by Ma'ahaz Ne'eman Ltd. (Trustee, 1997 Israel Share and Stock Option Plan) of which Mr. Hollander has sole voting power. Mr. Hollander has irrevocably instructed Ma'ahaz Ne'eman to transfer these shares as required in connection with the 1997 Israel Share and Stock Option Plan as directed by our board of directors, or a committee thereof, from time-to-time. Mr. Hollander disclaims beneficial ownership of the shares held by Ma'ahaz Ne'eman Ltd.

 (8) Includes 274,409 shares held by Lomsha Ltd., 274,409 shares held by Michael and Klil Holdings (93) Ltd. and 274,439 shares held by Zohar Zisapel.

 (9) Includes 237,978 restricted shares subject to our repurchase option and 159,618 shares issuable in connection with a fully exercisable option, which would be restricted shares subject to our repurchase option.

(10) Includes 14,375 shares issuable upon exercise of an option that vests within 60 days of October 31, 2000.

(11) Represents 51,788 shares issuable upon exercise of an option that vests within 60 days of October 31, 2000.

(12) Includes 41,150 shares issuable upon exercise of an option that vests within 60 days of October 31, 2000.

(13) Includes 237,978 restricted shares subject to our repurchase option and 523,705 shares subject to options exercisable within 60 days of October 31, 2000.

                          DESCRIPTION OF SHARE CAPITAL

  The following is a summary of material provisions governing our share capital. This description reflects the adoption of our amended and restated articles of association that will become effective on the first day of trading of our ordinary shares on the Nasdaq National Market. This summary is not complete and should be read together with our memorandum of association and articles of association, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part.

  Furthermore, the new Israeli Companies Law, which became effective as of February 1, 2000, and to which we are subject, brought major and comprehensive changes to Israeli corporate law. Many aspects of the Companies Law, as well as the regulations promulgated thereunder, have not been interpreted yet by the Israeli courts. There is substantial uncertainty as to whether an Israeli court will interpret the Companies Law in a manner similar to the description provided in this prospectus.

  Upon completion of this offering, our authorized share capital will consist of:

  . 91,222,534 ordinary shares, par value NIS 0.01 per share, of which 17,901,049 ordinary shares will be issued and outstanding upon the completion of this offering, or 18,401,299 ordinary shares if the underwriters' over-allotment is exercised in full;

  . 3,777,466 class B ordinary shares, par value NIS 0.01 per share, of which 152,252 class B ordinary shares will be issued and outstanding; and

  . 5,000,000 special preferred shares, par value NIS 0.01 per share, none of which will be issued and outstanding.

Description of Our Ordinary Shares

  All of our issued and outstanding ordinary shares are, and the ordinary shares offered in this offering will be when issued and paid for, duly authorized, validly issued, fully paid and non-assessable. Our ordinary shares do not have preemptive rights. The rights, preferences and privileges of the holders of the ordinary shares are subject to, and may be adversely affected by, the rights of the special preferred shareholders. If our amended and restated articles of association become effective, one of our shareholders will hold up to 1,138,235 class B ordinary shares, which are non-voting ordinary shares. Class B ordinary shares are identical in all respects to our ordinary shares except that they do not carry voting rights. The class B ordinary shares are convertible at any time after January 1, 2001, into ordinary shares on a one-for-one basis at the election of the holder.

Description of Our Special Preferred Shares

  Our articles of association authorize our board of directors, without shareholder approval, from time-to-time, to fix or alter the rights, powers, preferences and privileges, including voting rights, conversion rights, dividend rights, redemption privileges and liquidation preferences of any wholly unissued special preferred shares, subject to any limitations prescribed by law. The rights of the holders of the ordinary shares will be subject to, and may be adversely affected by, the rights of the holders of any such special preferred shares that may be issued in the future. Issuance of special preferred shares, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting shares.

There is uncertainty as to whether, if challenged in legal proceedings, an Israeli court would uphold the validity of this exercise of authority.

Warrants

  As of October 31, 2000, we had outstanding warrants to purchase 18,150 series A3 preferred shares at an exercise price of $1.24 per share and 65,169 series D preferred shares at an exercise price of $7.3655 per share. The warrant to purchase our series A3 preferred shares will be exercised immediately prior to the closing of this offering at an exercise price of $1.24 on a net issuance basis. The warrants to purchase our series D preferred shares will automatically convert into warrants to purchase our ordinary shares upon the effectiveness of our amended and restated articles of association.

Election of Directors

  Our ordinary shares do not have cumulative voting rights in the election of directors. As a result, the holders of our shares that represent more than 50% of the voting power represented at a shareholders' meeting, whether in person or by proxy, have the power to elect all of the directors whose class is up for election.

Transfer of Shares and Notice of Shareholder Meetings

  Fully paid ordinary shares are issued in registered form and may be transferred freely under our articles of association, unless the transfer is restricted or prohibited by another instrument or applicable law. Under the Companies Law, shareholder meetings generally require prior notice of at least 21 days.

Voting

  Holders of our ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders. If our amended and restated articles of association become effective, one of our shareholders will hold up to 1,138,235 class B ordinary shares, which are non-voting ordinary shares. Class B ordinary shares are identical in all respects to our ordinary shares except that they do not carry voting rights. These voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized or issued in the future. The class B ordinary shares are convertible at any time after January 1, 2001, into ordinary shares on a one-for-one basis at the election of the holder.

  The Companies Law provides that a shareholder in a public company who wishes to exercise, in a shareholder's meeting, the voting rights conferred upon the shares held by him or her, shall prove to the company that the shares are owned by him or her. According to our articles of association, if an ordinary share certificate is issued in the names of two or more persons and two or more of these persons vote, only the vote of the person whose name first appears in the share register will be accepted.

Shareholder Resolutions and Approval

  Under the Companies Law or the Companies ordinance, which was not entirely replaced by the new Companies Law, the following resolutions may only be adopted by our shareholders, at a general meeting:

  . amending our memorandum of association or articles of association;

  . assuming the authority of the board of directors in some circumstances;

  . appointing auditors;

  . appointing external directors;

  . approving certain transactions which require shareholder approval;

  . increasing or decreasing our registered share capital; and

  . approving a merger with another company or a decision to voluntarily wind up the company.

  Our articles of association require a simple majority vote in all matters brought before the shareholders meeting, with the exception of any change in the authority of our board of directors to issue special preferred shares and to fix the rights thereof or any change to the number or method of appointment of directors, within the range of five to nine directors, both of which require the affirmative vote of at least 2/3rds of our outstanding voting rights.

Dividend and Liquidation Rights

  Under the Companies Law, we may distribute dividends, or apply our assets to repurchase shares, only out of profits and surplus available for distribution or with the approval of the court, provided however, that there is no reasonable concern that the distribution will prevent us from being able to meet our existing and anticipated obligations when they become due. In general, the Companies Law provides that the decision to distribute dividends and the amount to be distributed is made by the board of directors.

  Subject to the rights of the holders of special preferred shares that may be issued and outstanding at any time in the future, the holders of our ordinary shares are entitled to participate in the payment of dividends, and from the date of completion of this offering the ordinary shares offered hereunder, when issued and paid for, will entitle their owners to receive their full proportionate share of any cash or share dividend declared. If our company is wound up, holders of ordinary shares will also be entitled to participate in the distribution of assets remaining, if any, after the payment of our liabilities in proportion to the number of shares held by them.


Shareholders' Duties

  Under the Companies Law, a shareholder has a duty to act in good faith towards the company and other shareholders and refrain from improperly exploiting his or her power in the company, including, among other things, when voting in the general meeting of shareholders on the following:

  . any amendment to the articles of association;

  . an increase of the company's authorized share capital;

  . a merger; or

  . approval of specified acts and transactions that require shareholder approval.

  In addition, any controlling shareholder, any shareholder who knows that he or she possesses the power to determine the outcome of a shareholder vote and any shareholder who, pursuant to the provisions of the articles of association, generally has the power to appoint an office holder in the company or other powers towards the company, is under a duty to act in fairness towards the company. The Companies Law does not detail the substance of this duty.

Registration Rights

  After the closing of this offering, the holders of 10,779,108 outstanding ordinary shares, including class B ordinary shares and ordinary shares issuable upon the exercise of warrants, will be entitled to require us to register their shares under the Securities Act. Under the terms of our amended and restated investor rights agreement, holders of at least a majority of the then outstanding registrable securities may require on one occasion that we register their shares for public resale. In the event that we propose to register any ordinary shares under the Securities Act, the holders of shares entitled to "piggyback" registration rights are entitled to receive notice of such registration and, subject to certain limitations, include their shares therein.

  At any time after we become eligible to file a registration statement on Form S-3, certain holders of demand registration rights may require us to file an unlimited number of registration statements with respect to their ordinary shares; provided that we are not required to effect more than one registration statement in any 12-month period.

  Each of the foregoing registration rights is subject to certain conditions and limitations, among them the right of the underwriters in any underwritten offering to limit the number of ordinary shares held by shareholders with registration rights to be included in the registration statement. We are generally required to pay all of the expenses associated with the registration statements, except underwriting discounts and commissions, as well as to indemnify the holders of registration rights, subject to certain limitations.

Provisions Affecting Potential Change of Control

  Our amended and restated articles of association provide that we may not engage in any business combination with an interested shareholder for a period of three years following the date that the shareholder became an interested shareholder, unless:

  . prior to that date, our board of directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder; or

  . upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 2/3rds of our outstanding voting shares at the time the transaction began.

  A business combination includes:

  . any merger or consolidation involving us and the interested shareholder;

  . any sale, transfer, pledge or disposition of 10% or more of our assets in a transaction involving the interested shareholder;

  . any transaction that results in the issuance or transfer by us of any shares to the interested shareholder;

  . any transaction involving us, or any of our direct or indirect majority owned subsidiaries, that has the effect of increasing the proportionate shareholding or convertible securities owned by the interested shareholder; or

  . the receipt by the interested shareholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through us.

  In general, our articles of association define an interested shareholder as any entity or person beneficially owning 15% or more of our outstanding voting shares and any entity or person affiliated with, controlling or controlled by the entity or person. In addition, the issuance of special preferred shares may have the effect of delaying, deferring or preventing a change in our control without further action by the shareholders.

  Although Israeli law does not specifically prohibit the above provisions affecting potential change of control, this matter has not been determined by Israeli courts yet. Furthermore, the Companies Law provides certain rules for the approval of related party transactions. Therefore, there is uncertainty as to whether, if challenged in legal proceedings, an Israeli court would uphold the validity of these provisions of our articles of association.

Mergers and Acquisitions Under Israeli Law

  Under the Companies Law, a merger is generally required to be approved by the shareholders and board of directors of each of the merging companies. The board of directors shall not approve a merger if it has a reasonable doubt that as a result of the proposed merger the surviving company will not be able to meet its obligations towards its creditors.

  If the share capital of the target company is divided into different classes of shares, the approval of each class is also required. Unless a court rules otherwise, a merger will not be approved if it is objected to by a majority of the shareholders present at the meeting, after excluding the shares held by the other party to the merger, by any person who holds 25% or more of the other party to the merger and by relatives of and entities controlled by these persons.

  In addition, upon the request of a creditor of one of the companies to the proposed merger, the court may delay or prevent the merger if the court determines that there is a reasonable concern that as a result of the merger, the surviving company will not be able to meet the obligations of the merged company. A merger shall be completed after all approvals to the merger as per the above have been filed with the Israeli Registrar of Companies and the lapse of 70 days from the date that the proposal for approval of the merger was filed with the Registrar of Companies.

Tender Offers

  The Companies Law also requires that an acquisition of shares in a public company must be made by means of a tender offer if, as a result of the acquisition, the purchaser would become a holder of 25% or more of the voting rights at general meetings. This rule does not apply if there is already another holder of 25% or more of the voting rights at general meetings. Similarly, the Companies Law provides that an acquisition of shares in a public company must be made by means of a tender offer if, as a result of the acquisition, the purchaser would become a holder of more than 45% of the voting power of the company. This rule does not apply if another shareholder already holds a majority of the voting rights in the company. The above tender offer requirements do not apply to companies whose shares were offered to the public outside of Israel or are traded outside of Israel, if under the laws of the jurisdiction where the shares are traded, there is a limitation on the percentage of control that may be acquired or there is an obligation on a purchaser to make a tender offer to the public.

  Under the Companies Law, a person may not acquire shares in a public company if, after the acquisition, he or she will hold more than 90% of the shares or more than 90% of any class of shares of such a company, unless a tender offer is made to purchase all of the shares or all of the shares of the particular class of shares of the company. The Companies Law also provides that as long as a shareholder in a public company holds more than 90% of the company's shares or of a class of shares, that shareholder shall not purchase any additional shares. If a tender offer is accepted and less than 5% of the shares of the company are not tendered, all of the shares will be transferred to the purchaser. If 5% or more of the shares of the company are not tendered, the purchaser may not purchase shares in a manner that will grant him or her more than 90% of the shares of the company.

Transfer Agent and Registrar

  We have appointed American Stock Transfer and Trust Company as the transfer agent and registrar for our ordinary shares. American Stock Transfer's phone number is (718) 921-8217.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this offering, we will have an aggregate of 17,901,049 ordinary shares and 152,252 class B ordinary shares outstanding, assuming no exercise of options or warrants and no exercise of the underwriters' over-allotment option. Of these shares, the 3,335,000 ordinary shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, except for shares purchased by our affiliates (in general, any person who has a control relationship with us), which shares will be subject to the resale limitations of Rule 144 promulgated under the Securities Act.

  As described below, the remaining 14,631,218 ordinary shares and 152,252 class B ordinary shares held by existing shareholders, including 65,169 shares issuable upon the exercise of warrants, are "restricted" shares within the meaning of Rule 144 promulgated under the Securities Act. The restricted shares were issued and sold by us in private transactions in reliance upon exemptions from registration under the Securities Act and the securities laws of the State of Israel and may not be sold except in compliance with the registration requirements of the Securities Act or pursuant to an exemption from registration, such as the exemption provided by Rule 144.

  Some of our officers, directors, shareholders and option holders have entered into lock-up agreements under which they have agreed not to offer or sell any of our ordinary shares for a period of 180 days after the date of this prospectus without the prior written consent of Robertson Stephens, Inc., on behalf of the underwriters. See "Underwriting." These individuals or entities may request that Robertson Stephens, Inc. consider an early release from their lock-up agreements. Robertson Stephens, Inc. may, at any time and without notice, grant an early release for shares subject to these lock-up agreements. Following the lock-up period, these shares will not be eligible for sale in the public market without registration under the Securities Act unless the sale occurs in a manner that does not require registration under the Securities Act, including by satisfying the applicable conditions and restrictions of Rule 144 or Rule 701, as described below.

  In general, under Rule 144, as currently in effect, any person, or persons whose shares are aggregated, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

  . 1% of the then-outstanding ordinary shares, approximately 180,533 shares immediately after the offering, assuming no exercise of the underwriters' over-allotment option; or

  . the average weekly trading volume of the ordinary shares during the four calendar weeks preceding the date on which notice of sale is filed with the Securities and Exchange Commission.

  Sales under Rule 144 may also be subject to certain manner of sale provisions, notice requirements and the availability of current public information about us. Any person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of us at any time during the three months preceding a sale, and who has beneficially owned restricted shares for at least two years is entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements. Upon completion of the offering, there will be 7,991,446 shares that may be sold pursuant to Rule 144(k). In general, Rule 701, as currently in effect, permits our employees, officers, directors or consultants who purchased shares under a written compensatory plan or contract to resell these shares in reliance upon Rule 144. Rule 701 provides that affiliates may sell their Rule 701 shares under Rule 144 without complying with the holding period requirement and that non-affiliates may sell these shares in reliance on Rule 144 without complying with the holding period, public information, volume limitation or notice provisions of Rule 144. All Rule 701 shares become freely tradable 90 days after the date of the prospectus relating to our initial public offering.

  We intend to file a registration statement on Form S-8 under the Securities Act to register all of the ordinary shares subject to then outstanding options or future grants under our 2000 U.S. share incentive plan, the 2000 Israel share option plan, the 1999 Israel share option plan, the 1999 share incentive plan, the 1996 U.S. stock option plan, the sub-plan to the 1997 Israel share and stock option and incentive plan, the 1997 Israel share and stock option plan and the 2000 employee share purchase plan. Any registration statement filed on Form S-8 may be expected to become effective upon filing, and shares covered by such registration statements will, subject to the volume limitations applicable to affiliates under Rule 144 and to any applicable vesting restrictions, be eligible for public sale after the expiration of any lock-up agreements with the underwriters.

  Prior to the offering, there has been no public market for the ordinary shares and no prediction can be made of the effect that the sale or availability for sale of ordinary shares will have on the public market price of the ordinary shares. Nevertheless, sales of substantial amounts of such shares in the public market, or the perception that such sales could occur, could adversely affect the market price of the ordinary shares and could impair our future ability to raise capital through an offering of its equity securities.

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

  The following discussion describes certain of the material United States federal income tax consequences to you from the purchase, ownership and disposition of our ordinary shares acquired in this offering. The discussion is based on the Internal Revenue Code of 1986, Treasury Department regulations promulgated thereunder and administrative and judicial interpretations thereof, all as currently in effect though any of which are subject to change, possibly with retroactive effect. You are advised to consult your own tax advisor about the specific tax consequences to you of the purchase, ownership and disposition of the ordinary shares acquired in this offering.

  You should be aware that this discussion is not a comprehensive description of all the tax considerations that may be relevant to your circumstances or your decision to purchase our ordinary shares. This summary for example, generally considers only holders that hold their ordinary shares as capital assets. In addition, the discussion does not fully address the material United States federal income tax consequences of the purchase, ownership and disposition of the ordinary shares if you own, directly, indirectly or through attribution, 10% or more of our shares by vote or value; are a broker-dealer, insurance company, tax-exempt organization or financial institution; hold ordinary shares as part of an integrated investment comprised of ordinary shares and one or more other positions; or have a functional currency that is not the United States dollar. The following discussion also does not consider any United States federal income tax consequences to non-United States holders, nor does it address the tax consequences to holders who are subject to the alternative minimum tax, or any aspect of state, local or non-United States tax law or address United States estate or gift tax law.

United States Holders of Ordinary Shares

  The following discussion is a summary of the tax rules applicable to United States holders of ordinary shares. You are considered a United States holder if you are:

  . a United States citizen or resident;

  . a corporation (or other entity taxable as a corporation) created or organized in the United States or under the laws of the United States or any political subdivision thereof;

  . an estate the income of which is includable in gross income for United
    States federal income tax purposes regardless of its source; or

  . a trust, if (i) a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions, or (ii) to the extent provided in applicable United States Treasury Department regulations, certain trusts in existence on August 20, 1996, which are eligible to elect, and make a valid election, to be treated as a United States person within the meaning of the Internal Revenue Code, despite not meeting the requirements described in clause (i) above.

Distributions on the Ordinary Shares

  While we have not paid dividends in the past and have no present intention to start paying dividends, if we do make a distribution on the ordinary shares in the future, then, subject to the passive foreign investment company rules described below, the distribution will be treated as a dividend for United States federal income tax purposes to the extent of our current and accumulated

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earnings and profits, as calculated under principles of United States federal income taxation. If the amount of any distribution exceeds our earnings and profits, the excess first will be treated as a nontaxable return of capital (that is, a dollar-for-dollar reduction in your tax basis) and, to the extent the distribution exceeds our earnings and profits and the amount distributed to you exceeds your basis in our ordinary shares, you will recognize income which will be treated as gain from the sale of the ordinary shares.

  The amount of dividend income will include the amount of any Israeli taxes withheld by us on dividends paid. If Israeli withholding taxes are imposed, a United States holder will be required to report income for United States tax purposes in an amount greater than the cash (or other property) received on the ordinary shares, but may be eligible to claim a foreign tax credit (i.e., a dollar-for-dollar reduction in its United States federal income tax liability) in the amount of the withheld tax.

  The amount of foreign income tax that you may claim as a credit against United States federal income tax in any year is subject to various technical limitations, which must be determined on an individual basis by each shareholder. These limitations include, among others, computational rules designed to ensure that foreign tax credits allowable with respect to a specific class of income cannot exceed the United States federal income tax payable with respect to such class of income. If a United States holder's foreign tax credit is restricted in any taxable year as a result of the application of these limitations or otherwise, the excess foreign tax credit (i.e., the portion that could not be applied in the current year to reduce United States tax) generally can be carried back for two taxable years and forward for five taxable years, once again subject to these technical limitations. Distributions of current or accumulated earnings or profits will be foreign source passive income for United States foreign tax credit purposes.

  A United States holder will be denied a foreign tax credit with respect to Israeli income tax withheld from dividends received on our ordinary shares to the extent such United States holder has not held the ordinary shares for at least 16 days of the 30-day period beginning on the date which is 15 days before the ex-dividend date or, regardless of the United States holder's holding period, to the extent such United States holder is under an obligation to make related payments with respect to substantially similar or related property. Any days during which a United States holder has substantially diminished its risk of loss on the ordinary shares are not counted toward meeting the 16-day holding period required by the Internal Revenue Code. Dividend distributions will not qualify for the dividends received deduction available to corporations.

  Alternatively, a United States holder may elect to claim a United States federal income tax deduction for the Israeli tax paid or withheld, but only for a taxable year in which the United States holder elects to deduct all foreign income taxes. A noncorporate United States holder, however, may only elect to deduct foreign income taxes if he or she itemizes deductions on his or her United States tax return.

  If a United States holder receives a dividend in a foreign currency such as new Israel shekels, the amount of the distribution will be the United States dollar value of the distribution determined by the spot rate of exchange on the date the distribution is received (or treated as received). A United States holder will have a tax basis in the foreign currency equal to the United States dollar value on the date of receipt of the foreign currency. A United States holder generally will recognize exchange gain or loss (characterized as ordinary income or loss) upon the subsequent disposition of the foreign currency in an amount equal to the difference between the amount realized on the disposition and the United States holder's tax basis in the foreign currency.

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Disposition of Ordinary Shares

  Subject to the passive foreign investment company rules described below, a United States holder generally will recognize capital gain or loss upon a sale or other disposition of the ordinary shares in an amount equal to the difference between the amount realized on the sale or other disposition and the United States holder's tax basis in its ordinary shares. The capital gain or loss will be long-term capital gain or loss if the ordinary shares have been held for more than one year at the time of sale or other disposition.

United States Anti-Deferral Tax Rules

  The Internal Revenue Code contains various provisions that impose current United States federal income tax on certain foreign corporations or their United States shareholders if such corporations derive certain types of "tainted" income (usually passive in nature) and fail to make adequate distribution of profits to their United States shareholders. These anti-deferral provisions include the controlled foreign corporation rules, passive foreign investment company, foreign investment company, foreign personal holding company and the personal holding company rules. While we do not believe that any of these rules will likely apply to us, we are not certain that we can avoid these tax rules because we cannot predict with any degree of certainty the amount and character of our future income or the amount of our stock any particular individual will own. Accordingly, we will only briefly summarize those provisions and then only the rules that we believe would have the greatest likelihood of applying to us in the future.

 Passive Foreign Investment Company Rules

  In general, a foreign corporation will be a passive foreign investment company if:

  . 75% or more of its gross income (including the foreign corporation's pro rata share of the gross income of any United States or foreign company in which the corporation owns or is considered to own 25% or more of the shares by value) in a taxable year is passive income; or

  . at least 50% of the corporation's assets in a taxable year (averaged over the year and ordinarily determined based on fair market value and including the pro rata share of the assets of any United States or foreign company in which the corporation owns or is considered to own 25% or more of the shares by value) are held for the production of, or produce, passive income.

  Passive income includes amounts derived by reason of the temporary investment of funds raised in this offering. If we were a passive foreign investment company for a taxable year during which a United States holder owned our ordinary shares, and the United States holder did not make an election either to treat us as a qualified electing fund (within the meaning of the Internal Revenue Code) for the first taxable year in the United States holder's holding period that we were a passive foreign investment company or to mark our shares to market, then:

  . excess distributions by us to a United States holder would be taxed in a special way. Excess distributions are amounts received by a United States holder with respect to our ordinary shares in any taxable year that exceed 125% of the average distributions received by the United States holder from us in the three previous years before the current taxable year (or, if shorter, the United States holder's holding period for the ordinary shares). Excess distributions must be allocated ratably to each day that a United States holder has held our

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   ordinary shares. A United States holder must report amounts allocated to the current taxable year (and to prior taxable years during which we were not a passive foreign investment company) as ordinary income for the current taxable year. A United States holder must also pay tax in the current year on amounts allocated to each prior taxable year for which we were a passive foreign investment company at the highest rate in effect for that year on ordinary income and the tax is subject to an interest charge (as if the amounts were actually received by the holder in that prior year) at the rate applicable to income tax deficiencies.

  . the entire amount of gain that is recognized by a United States holder upon a sale or other disposition of ordinary shares will also be considered an excess distribution and will be subject to tax as described above.

  If a United States holder has made a qualified electing fund election for all taxable years during which the United States holder owned our ordinary shares and we were a passive foreign investment company, the passive foreign investment company rules described above will not apply to that holder. Instead, such United States holder of a qualified electing fund is required for each taxable year to include in income a pro rata share of the ordinary earnings of the qualified electing fund as ordinary income and a pro rata share of the net capital gain of the qualified electing fund as long-term capital gain, subject to a separate election to defer payment of taxes and incur an interest charge. The qualified electing fund election is made on a shareholder-by-shareholder basis and can be revoked only with the consent of the Internal Revenue Service.

  In lieu of making a qualified electing fund election, a United States Holder of publicly traded passive foreign investment company stock could elect to mark the stock to market annually, in which case if the fair market value of the United States holder's passive foreign investment company stock exceeds the United States holder's adjusted tax basis in that stock as of the close of the United States holder's taxable year, the United States holder will recognize the amount of the excess as ordinary income. Likewise, if the fair market value of the holder's passive foreign investment company stock is less than the United States holder's adjusted tax basis in that stock as of the close of the United States holder's taxable year, the holder may recognize the difference as ordinary loss. Losses are allowed only for the amount of net gain previously included by the United States holder under the election for prior taxable years. Provided that if the United States holder has elected to mark our ordinary shares to market for all taxable years during which (i) the United States holder owned our ordinary shares and (ii) we were a passive foreign investment company, the passive foreign investment company rules generally will not apply to such United States holder.

 Personal Holding Companies

  A foreign corporation may be classified as a personal holding company for United States federal income tax purposes if the following two tests are satisfied:

  . if at any time during the last half of the corporation's taxable year, five or fewer individuals (without regard to their citizenship or residency) actually or constructively own, under attribution rules, more than 50% of the stock of the corporation by value; and

  . 60% or more of the foreign corporation's gross income derived from United
    States sources or effectively connected with a United States trade or business, as specifically adjusted, is from passive sources like interest, dividends and royalty payments.

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  A personal holding company generally is taxed currently at a rate of 39.6% on its undistributed personal holding company income, which is calculated based generally on the corporation's taxable income after deducting dividends paid and making certain other adjustments.

 Foreign Personal Holding Companies

  A foreign corporation will be classified as a foreign personal holding company for United States federal income tax purposes if the following two tests are satisfied:

  . five or fewer individuals who are United States citizens or residents actually or constructively own, under attribution rules, more than 50% of all classes of the corporation's stock measured by voting power or value at any time during the corporation's taxable year; and

  . the corporation receives at least 60% (50% if the corporation has qualified as a foreign personal holding corporation in a prior taxable year) of its gross income regardless of source, as specifically adjusted, from passive sources.

  If a corporation is classified as a foreign personal holding company, a portion of its undistributed foreign personal holding company income, as defined for United States federal income tax purposes, would be imputed to all of its shareholders who are United States holders on the last taxable day of the corporation's taxable year, or, if earlier, the last day on which it is classifiable as a foreign personal holding company. The imputed income would be taxable as a dividend, even if no cash dividend is actually paid.

Foreign Holders of Ordinary Shares

  Except as described in "Back-up Withholding and Information Reporting" below, a holder of our ordinary shares that is not a United States holder will not be subject to United States federal income or withholding tax on the payment of dividends on, and the proceeds from the disposition of, our ordinary shares, unless:

  . such item is effectively connected with the conduct by the non-United
    States holder of a trade or business in the United States and, in the case of a resident of a country that has a treaty with the United States, such item is attributable to a permanent establishment or, in the case of an individual, a fixed place of business, in the United States;

  . a non-United States holder is an individual who holds the ordinary shares as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition and does not qualify for an exemption; or

  . a non-United States holder is subject to tax pursuant to the provisions of United States tax law applicable to United States expatriates.

Backup Withholding and Information Reporting

  United States holders generally are subject to information reporting requirements on dividends paid in the United States on ordinary shares. Under existing regulations, dividends generally are not subject to backup withholding but United States holders generally are subject to information reporting and backup withholding at a rate of 31% on proceeds paid from the disposition of ordinary shares unless the United States holder provides Internal Revenue Service Form W-9 or establishes an exemption.

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  Non-United States holders generally are not subject to information reporting or back-up withholding with respect to dividends paid on, or upon proceeds received on the disposition of, our ordinary shares, provided that non-United States holder provides a taxpayer identification number, certifies to its foreign status, or otherwise establishes an exemption.

  The amount of any backup withholding will be allowed as a credit against a United States holder's or non-United States holder's United States federal income tax liability and may entitle that United States Holder or non-United States holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

  Treasury regulations generally effective January 1, 2001 may alter the information reporting and backup withholding rules. You should consult your tax advisors concerning the effect, if any, of these Treasury regulations on an investment in our ordinary shares.

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                    ISRAELI TAXATION AND INVESTMENT PROGRAMS

  The following is a summary of the material aspects of the current tax structure applicable to us. The following also contains a discussion of certain Israeli and United States tax consequences to persons purchasing the ordinary shares offered hereby and certain Israeli government programs benefiting us. To the extent that the discussion is based on new tax legislation that has not been subject to judicial or administrative interpretation, there can be no assurance that the views expressed in the discussion will be accepted by the tax authorities in question. The discussion is not intended, and should not be construed, as legal or professional tax advice and is not exhaustive of all possible tax considerations. You are advised to consult your own tax advisor about the specific tax consequences to you of the purchase, ownership and disposition of the ordinary shares acquired in this offering.

General Corporate Tax Structure

  Israeli companies are subject to "Company Tax" at the rate of 36% of taxable income. However, the effective tax rate payable by a company that derives income from an approved enterprise (as further discussed below) may be considerably less.

Tax Benefits Under the Law for the Encouragement of Capital Investments, 1959

  The Law for the Encouragement of Capital Investments, 1959 provides that a proposed capital investment in eligible facilities may, upon application to the Investment Center of the Ministry of Industry and Commerce of the State of Israel, be designated as an approved enterprise. Each certificate of approval for an approved enterprise relates to a specific investment program delineated both by its financial scope, including its capital sources, and by its physical characteristics, e.g., the equipment to be purchased and utilized pursuant to the program. The tax benefits derived from any such certificate of approval relate only to taxable income attributable to the specific approved enterprise. If a company has more than one approval or only a portion of its capital investments are approved, its effective tax rate is the result of a weighted combination of the applicable rates. Income derived from activity that is not integral to the activity of the enterprise should not be divided between the different enterprises and should not enjoy tax benefits.

  Taxable income of a company derived from an approved enterprise is subject to company tax at the maximum rate of 25%, rather than 36%, for the benefit period. This period is ordinarily seven years commencing with the year in which the approved enterprise first generates taxable income, and is limited to twelve years from completion of the investment under the approved plan or 14 years from the date of approval, whichever is earlier. The Investment Law also provides that a company that has an approved enterprise is entitled to accelerated depreciation on its property and equipment that are included in an approved investment program.

  A foreign investors company as described in the law of encouragement of capital investment may enjoy benefits for a period of up to 10 years, or 12 years if it complies with certain export criteria stipulated in the law. A foreign investors company is a company of which more than 25% of its shareholders are foreign residents.

  A company owning an approved enterprise may elect to receive an alternative package of benefits. Under the alternative package, a company's undistributed income derived from an approved enterprise will be exempt from company tax for a period of between two and 10 years from the first

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year of taxable income, depending on the geographic location of the approved enterprise within Israel, and such company will be eligible for a reduced tax rate for the remainder of the benefits period.

  Our requests for designation of our 1996 and 1998 capital investment programs at our Israeli facility as an "approved enterprise" program were approved under the Investment Law. For this approved enterprise, we elected the alternative package of benefits. A company that has elected the alternative package of benefits and that subsequently pays a dividend out of income derived from the approved enterprise during the tax exemption period will be subject to tax in respect of the amount distributed (including the tax thereon) at the rate that would have been applicable had it not elected the alternative package of benefits (generally 10%-25%, depending on the extent of foreign shareholders holding our ordinary shares). The dividend recipient is taxed at the reduced rate applicable to dividends from approved enterprises (15%), if the dividend is distributed during the tax exemption period or within 12 years thereafter. We must withhold this tax at source, regardless of whether the dividend is converted into foreign currency. If classified as a foreign investors company there is no limit on the period during which a dividend may be distributed from approved enterprise profits and it should always enjoy the benefits of the law.

  Subject to certain provisions concerning income under the alternative package of benefits, all dividends are considered to be attributable to the entire enterprise and their effective tax rate is the result of a weighted combination of the various applicable tax rates. We are not obliged to distribute exempt retained profits under the alternative package of benefits, and we may generally decide from which year's profits to declare dividends. We currently intend to reinvest the amount of our tax-exempt income and not to distribute such income as a dividend.

  The Investment Center bases its decision as to whether or not to approve an application, on the criteria set forth in the Investment Law and regulations, the then prevailing policy of the Investment Center, and the specific objectives and financial criteria of the applicant. Accordingly, there can be no assurance that any such application will be approved. In addition, the benefits available to an approved enterprise are conditional upon the fulfillment of conditions stipulated in the Investment Law and its regulations and the criteria set forth in the specific certificate of approval, as described above. In the event that a company does not meet these conditions, it would be required to refund the amount of tax benefits, with the addition of the consumer price index linkage adjustment and interest.

  Substantially all of our Israeli operations are approved enterprise facilities. Subject to compliance with applicable requirements, any future income we may derive in Israel from our approved enterprise facilities, net of cumulative Israeli net operating losses, will be tax exempt for a period of two to four years after we have taxable income in Israel and will be subject to a reduced company tax of up to 25% depending on the extent of foreign shareholders holding our ordinary shares for the following three to eight years.

  As of December 31, 1999 we generated a total of approximately $16.9 million of net operating loss carryforwards, of which approximately $12.5 million had been generated in Israel. The Israeli net operating loss carryforwards have no expiration date. The tax benefits granted to an approved enterprise are not available to us with respect to the income of our subsidiaries. The actual amount of the benefits associated with the "approved enterprise" program will depend upon a number of factors, including whether these tax incentives are renewed or if the tax authorities successfully challenge the manner in which profits are recognized among our subsidiaries or within specified tax jurisdictions.

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Grants under the Law for the Encouragement of Industrial Research and
Development, 1984

  Under the Law for the Encouragement of Industrial Research and Development, 1984, research and development programs that meet certain criteria and are approved by a governmental committee of the Office of the Chief Scientist, or the OCS, are eligible for grants of up to 50% of the project's expenditure, as determined by the research committee, in return for the payment of royalties from the sale of the product developed in accordance with the program and subject to other conditions. Regulations promulgated under the Research Law generally provide for the payment of royalties to the Chief Scientist ranging from 3% to 5%, on revenues from products developed using such grants until 100-150% of the dollar-linked grant is repaid.

  The technology developed pursuant to the terms of these grants may not be transferred to third parties without the prior approval of a governmental committee under the Research Law. Such approval is not required for the export of any products resulting from such research or development. Approval of the transfer of technology may be granted in certain circumstances only if the recipient abides by all the provisions of the Research Law and regulations promulgated thereunder, including the restrictions on the transfer of know-how and the obligation to pay royalties in an amount that may be increased. There can be no assurance that such consent, if requested, will be granted.

  Effective for grants received from the OCS under programs approved after January 1, 1999, the outstanding balance of such grants will be subject to interest equal to the 12 months LIBOR rate applicable to dollar deposits, that is published on the first business day of each calendar year. Israeli authorities have indicated that the government may further reduce or abolish grants from the OCS in the future. Even if these grants are maintained, there is no assurance we will receive OCS grants in the future. In addition, each application to the OCS is reviewed separately, and grants are based on the program approved by the Research Committee.

  Generally, expenditures supported under other incentive programs of the State of Israel are not eligible for grants from the OCS. There is no assurance that applications to the OCS will be approved and, until approved, the amounts of any such grants are not determinable.

Tax Benefits and Grants for Research and Development

  Israeli tax law allows, under certain conditions, a tax deduction in the year incurred for expenditures (including capital expenditures) in scientific research and development projects, if the expenditures are approved by the relevant Israeli government Ministry, determined by the field of research, and the research and development is for the promotion of the enterprise and is carried out by or on behalf of the company seeking such deduction. Expenditures not so approved are deductible over a three-year period. However, expenditures made out of proceeds made available to us through government grants are not deductible, according to Israeli law.

Tax Benefits Under the Law for the Encouragement of Industry (Taxation), 1969

  According to the Law for the Encouragement of Industry (Taxation), 1969, or the Industry Encouragement Law, an "Industrial Company" is a company resident in Israel, at least 90% of the income of which, in any tax year, determined in Israeli currency, exclusive of income from certain government loans, capital gains, interest and dividends, is derived from an "Industrial Enterprise" owned by it. An "Industrial Enterprise" is defined as an enterprise whose major activity in a given tax year is industrial production activity. We believe that we currently qualify as an "Industrial

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Company" within the definition of the Industry Encouragement Law. Under the
Industry Encouragement Law, Industrial Companies are entitled to the following preferred corporate tax benefits:

  . deduction of purchases of know-how and patents utilized in the development or advancement of their enterprise, over an eight-year period for tax purposes;

  . right to elect under certain conditions to file a consolidated tax return with additional related Israeli Industrial Companies operating a common production line; and

  . accelerated depreciation rates on equipment and buildings.

  Eligibility for the benefits under the Industry Encouragement Law is not subject to receipt of prior approval from any governmental authority. No assurance can be given that we will continue to qualify as an "Industrial Company" or that the benefits described above will be available in the future.

Special Provisions Relating to Taxation Under Inflationary Conditions

  The Income Tax Law (Inflationary Adjustments), 1985, generally referred to as the "Inflationary Adjustments Law," represents an attempt to overcome the problems presented to a traditional tax system by an economy undergoing rapid inflation. The Inflationary Adjustments Law is highly complex. Its features that are material to us can be described as follows:

  . There is a special tax adjustment for the preservation of equity whereby certain corporate assets are classified broadly into fixed, inflation resistant, assets and non-fixed (soft) assets. Where a company's equity, as defined in such law, exceeds the depreciated cost of fixed assets, a deduction from taxable income that takes into account the effect of the applicable annual rate of inflation on such excess is allowed, up to a ceiling of 70% of taxable income in any single tax year, with the unused portion permitted to be carried forward on a linked basis. If the depreciated cost of fixed assets exceeds a company's equity, then such excess multiplied by the applicable annual rate of inflation is added to taxable income.

  . Subject to certain limitations, depreciation deductions on fixed assets and losses carried forward are adjusted for inflation based on the increase in the Israeli consumer price index.

  . Gains on certain traded securities, which are normally exempt from tax, are taxable in certain circumstances. However, dealers in securities are subject to the regular tax rules applicable to business income in Israel. One of the net effects of the Inflationary Adjustments Law is that our taxable income for Israeli corporate tax purposes will be different from our dollar income reflected in our financial statements, which are based on changes in the shekel exchange rate with respect to the dollar.

Capital Gains Tax on Sales of Our Ordinary Shares

  Israeli law imposes a capital gains tax on the sale of capital assets. The law distinguishes between real gain and inflationary surplus. The inflationary surplus is a portion of the total capital gain that is equivalent to the increase of the relevant asset's reduced purchase price that is attributable to the increase in the Israeli consumer price index between the date of purchase and the date of sale. The real gain is the excess of the total capital gain over the inflationary surplus. The inflationary surplus accumulated from and after December 31, 1993, is exempt from any capital gains tax in Israel while the real gain is added to ordinary income, which is taxed at ordinary rates of 30%

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to 50% for individuals and 36% for corporations. Under current law, sales of our ordinary shares offered by this prospectus are exempt from Israeli capital gains for so long as they are quoted on Nasdaq National Market or listed on a stock exchange in a country appearing in a list approved by the Controller of Foreign Currency and we qualify as an Industrial Company. There can be no assurance that we will maintain such qualification or our status as an Industrial Company. Notwithstanding the foregoing, dealers in securities in Israel are taxed at regular tax rates applicable to business income.

  Pursuant to the Convention Between the Government of the United States of America and the Government of Israel with Respect to Taxes on Income, as amended, the sale, exchange or disposition of ordinary shares by a person who qualifies as a resident of the United States within the meaning of the United States-Israel Tax Treaty and who is entitled to claim the benefits afforded to such person by the United States-Israel Tax Treaty generally will not be subject to the Israeli capital gains tax unless such Treaty United States Resident holds, directly or indirectly, shares representing 10% or more of our voting power during any part of the 12-month period preceding such sale, exchange or disposition, subject to certain conditions. A sale, exchange or disposition of ordinary shares by a Treaty United States Resident who holds, directly or indirectly, shares representing 10% or more of our voting power at any time during such preceding 12-month period would be subject to such Israeli tax, to the extent applicable; however, under the United States-Israel Tax Treaty, such Treaty United States Resident would be permitted to claim a credit for such taxes against the United States federal income tax imposed with respect to such sale, exchange or disposition, subject to the limitations in United States laws applicable to foreign tax credits. The United States-Israel Tax Treaty does not relate to United States state or local taxes.

Taxation of Non-Resident Holders of Our Ordinary Shares

  Non-residents of Israel are subject to Israeli income tax on income accrued or derived from sources in Israel. Such sources of income include passive income such as dividends, royalties and interest, as well as non-passive income from services rendered in Israel. On distributions of dividends other than bonus shares, stock dividends, income tax at the rate of 25%, 12.5% for dividends not generated by an approved enterprise if the non-resident is a United States corporation and holds 10% or more of our voting power throughout a certain period, and 15% for dividends generated by an approved enterprise, is withheld at source, unless a different rate is provided in a treaty between Israel and the shareholder's country of residence. Under the United States-Israel Tax Treaty, the maximum tax on dividends paid to a holder of ordinary shares who is a Treaty United States Resident will be 25%, however, under the Investment Law, dividends generated by an approved enterprise are taxed at the rate of 15%.

  Under a recent amendment to the Inflationary Adjustments Law, non-Israeli corporations might be subject to Israeli taxes on the sale of traded securities in an Israeli company, subject to the provisions of any applicable double taxation treaty.

Foreign Exchange Regulations

  Dividends, if any, paid to the holders of the ordinary shares offered hereby, and any amounts payable upon our dissolution, liquidation or winding up, as well as the proceeds of any sale in Israel of the ordinary shares to an Israeli resident, may be paid in non-Israeli currency or, if paid in Israeli currency, may be converted into freely repatriable dollars at the rate of exchange prevailing at the time of conversion.

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

                              CONDITIONS IN ISRAEL

  We are incorporated under the laws of the State of Israel and our principal research and development facilities are based in Israel. We are directly affected by political, economic and military conditions in Israel. Our operations would be harmed if major hostilities involving Israel should occur or if trade between Israel and its present trading partners should be curtailed or an economic downturn is experienced in the State of Israel.

Political Conditions

  Since its independence in 1948, the State of Israel has faced a number of armed conflicts that have taken place between Israel and its Arab neighbors as well as other security problems such as terrorist attacks. This state of hostility, varying in intensity and degree, has led to security and economic problems for Israel. However, a peace agreement between Israel and Egypt was signed in 1979 and a peace agreement between Israel and Jordan was signed in 1994. Since 1993, several agreements between Israel and Palestinian representatives also have been signed. In addition, Israel and several Arab States have announced their intention to establish trade and other relations. Recently, Israel withdrew its armed forces from Lebanon. However, Israel has not entered into any peace agreement with Syria or Lebanon, and there have been difficulties in the negotiations with the Palestinians. The future of peace efforts between Israel and its Arab neighbors and its effect on us remains uncertain, particularly in light of the recent violence and political unrest in Israel and the rest of the Middle East.

  Despite the progress towards peace between Israel, its Arab neighbors and the Palestinians, some countries, companies and organizations continue to participate in a boycott of Israeli firms. We do not believe that boycotts have harmed us, but restrictive laws, policies or practices directed towards Israel or Israeli businesses may harm us and the expansion of our business.

Army Service

  Generally, all male adult citizens and permanent residents of Israel subject to certain age limitations, are obligated to perform up to 30 days, or longer under some circumstances, of military reserve duty annually. Additionally, all of these residents are subject to being called to active duty at any time under emergency circumstances. Some of our officers and employees are obligated to perform annual reserve duty. In light of the recent violence and political unrest in Israel and the rest of the Middle East, there is an increased risk that a number of our employees could be called to active military duty without prior notice. While we have operated under these conditions since we began operations, we cannot assess the full impact of the above on our workforce or business if conditions should change and no prediction can be made of the effect on us of any expansion or reduction of these obligations.

Economic Conditions

  Israel's economy has been subject to numerous destabilizing factors, including, a period of rampant inflation in the early to mid-1980s, low foreign exchange reserves, fluctuations in world commodity prices, military conflicts and civil unrest. The Israeli government has, on occasion, intervened in various sectors of the economy, employing, fiscal and monetary policies, import duties, foreign currency restrictions and controls of wages, prices and foreign currency exchange rates. The Israeli government has periodically changed its policies in all these areas.

  Until 1998, Israel imposed restrictions on transactions in foreign currency. These restrictions affected our operations in various ways, and also affected the right of non-residents of Israel to convert into foreign currency amounts they received in Israeli currency, such as the proceeds of a judgment enforced in Israel. Despite these restrictions, foreign investors who purchased shares with foreign currency were able to repatriate in foreign currency both dividends, after deduction of withholding tax, and the proceeds from the sale of such shares. There are no Israeli currency control restrictions on remittances of dividends on the ordinary shares or the proceeds from the sale of the shares. However, legislation remains in effect under which currency controls can be imposed by administrative action at any time.

Trade Agreements

  Israel is a member of the United Nations, the World Bank Group, including the International Finance Corporation, the European Bank for Reconstruction and Development and the Inter-American Development Bank. Israel is also a signatory to the General Agreement on Tariffs and Trade, which provides for reciprocal lowering of trade barriers among its members. Also, Israel has been granted preferences under the generalized system of preferences from Japan. These preferences allow Israel to export the products covered by these programs either duty-free or at reduced tariffs.

  Israel has also entered into preferential trade agreements with the European Union, the United States, Canada, the European Free Trade Association and a variety of other countries. In recent years, Israel has established commercial and trade relations with a number of the other nations, including Russia and China, with which Israel had not previously had trade relations.

                      ENFORCEABILITY OF CIVIL LIABILITIES

Service of Process and Agent for Service of Process

  We are incorporated under the laws of the State of Israel, and some of our directors and executive officers as well as the Israeli experts named in this prospectus are not residents of the United States. In addition some of our assets and the assets of our non-United States resident directors and executive officers or the Israeli experts named in this prospectus are located outside of the United States. Therefore, service of process upon us and upon our directors and executive officers, or the Israeli experts named in this prospectus and enforcement of judgments obtained in the United States against us, and any of the above, may be difficult to obtain within the United States. We have empowered Verisity Design, Inc. as the United States agent authorized to receive service of process on our behalf in any action in any United States federal court against us arising out of this offering or any related purchase or sale of our securities. We have not given consent for Verisity Design, Inc. to accept service of process in our behalf in any other matter or action.

Enforceability of Civil Liabilities

  We believe that there is uncertainty about the enforceability of civil liabilities under the Securities Act or the Exchange Act in original actions instituted in Israel. However, under Israeli law, subject to certain time limitations, an Israeli court may enforce a foreign judgment in a civil matter, including a judgment for damages or compensation in a non-civil matter, if it finds that the judgment was given by a court that was, according to the laws of the jurisdiction of that court, competent to do so, the judgment is no longer subject to appeal, the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the judgment is not contrary to public policy, and the judgment may be executed in the state in which it was given.

  Even if the above conditions are met, an Israeli court will not enforce a foreign judgment if it was given in a state that does not provide for the enforcement of judgments of Israeli courts. However, an Israeli court is entitled to enforce such a judgment even if reciprocity does not exist, if the Attorney General of Israel so requested. There are no treaties between the United States and Israel relating to the reciprocal enforcement of foreign court judgments.

  An Israeli court also will not declare a foreign judgment enforceable if:

  . the judgment was obtained by fraud;

  . the defendant was deprived of a reasonable opportunity to argue the case and present evidence before judgment was rendered;

  . the judgment was given by a court that was not competent to do so according to the rules of private international law that apply in Israel;

  . the judgment contradicts another judgment given in the same matter between the same parties and that is still valid; or

  . at the time the action was brought in the foreign court, a claim in the same matter and between the same parties was pending before a court or tribunal in Israel.

  An Israeli court also will not enforce a foreign judgment if doing so might prejudice the sovereignty or security of the State of Israel.

Currency

  Judgments given by Israeli courts or enforced by them will generally be payable in new Israeli shekels at the rate of exchange of the relevant foreign currency on the date of payment. A party to litigation may also make payment under a judgment rendered by the court in foreign currency if the Israeli exchange control regulations then in effect permit payment in such foreign currency. Furthermore, a party to litigation enforcing his or her right under a judgment bears the risk that he or she will be unable to convert the awards into foreign currency that can be transferred out of Israel, the risk of unfavorable exchange rates and the risk of withholding taxes being imposed upon the transfer of proceeds outside of Israel.

                                  UNDERWRITING

  We are offering the ordinary shares described in this prospectus through a number of underwriters. Robertson Stephens, Inc., Dain Rauscher Incorporated and SG Cowen Securities Corporation are the representatives of the underwriters. We will enter into an underwriting agreement with the representatives. Subject to the terms and conditions of the underwriting agreement, we will agree to sell to the underwriters, and each underwriter will separately agree to purchase from us, the number of ordinary shares listed next to its name below at the initial public offering price, less the underwriting discount described on the cover page of this prospectus:

                                                                       Number of
   Underwriter                                                          Shares
   -----------                                                         ---------
   Robertson Stephens, Inc............................................
   Dain Rauscher Incorporated.........................................
   SG Cowen Securities Corporation....................................
   International Underwriter
   -------------------------
   Robertson Stephens International, Ltd. ............................
   Dain Rauscher Incorporated.........................................
   SG Cowen Securities Corporation....................................
                                                                       ---------
     Total............................................................
                                                                       =========

  The underwriting agreement provides that the underwriters must buy all of these shares from us if they buy any of them. The underwriters will sell these shares to the public when and if the underwriters buy them from us. The underwriters are offering our ordinary shares subject to a number of conditions, including:

  . the underwriters' receipt and acceptance of the ordinary shares from us;
    and

  . the underwriters' right to reject orders in whole or in part.

  Robertson Stephens, Inc. expects to deliver our ordinary shares to purchasers
on          , 2000.

  Over-Allotment Option. We have granted the underwriters an option to buy up
to         additional ordinary shares from us at the same price per share as they are paying for the shares shown in the table above. The underwriters may exercise this option only to the extent that they sell more than the total number of shares shown in the table above. The underwriters may exercise this option at any time within 30 days after the date of this prospectus. To the extent that the underwriters exercise this option, the underwriters will be obligated to purchase additional shares from us in the same proportions as they purchased the shares shown in the table above. If purchased, these additional shares will be sold by the underwriters on the same terms as those on which the other shares are sold.

  Stock Market Listing. We expect our ordinary shares will be quoted on the Nasdaq National Market under the symbol "VRST."

  Determination of Offering Price. Before this offering, there has been no public market for our ordinary shares. The initial public offering price will be determined through negotiations between us and the representatives. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price will include:

  . the valuation multiples of publicly-traded companies that the representatives believe are comparable to us;

  . our financial information;

  . our history and prospects and the outlook for our industry;

  . an assessment of our management, our past and present operations, and the prospects for, and timing of, our future revenues;

  . the present state of our development and the progress of our business plan; and

  . the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

  An active trading market for our ordinary shares may not develop. Even if an active market does develop, the public price at which our ordinary shares trade in the future may be below the offering price.

  Underwriting Discounts and Commissions. The underwriting discount is the difference between the price the underwriters pay to us and the price at which the underwriters initially offer the shares to the public. The size of the underwriting discount will be determined through an arms-length negotiation between us and the representatives. The following table shows the per share and total underwriting discount we will allow to the underwriters. These amounts are shown assuming no exercise and full exercise of the underwriters' over-allotment option described above:

                                                                  Total
                                                         -----------------------
                                                            No
                                                   Per   Exercise  Full Exercise
                                                  Share  of Option   of Option
                                                  ------ --------- -------------
   Public offering price......................... $      $           $
   Underwriting discount......................... $      $           $
   Proceeds, before expenses, to us.............. $      $           $

  The expenses of this offering, not including the underwriting discount, are estimated to be approximately $1,765,000 and will be paid by us. Expenses include the Securities and Exchange Commission filing fee, the NASD filing fee, Nasdaq National Market listing fees, printing expenses, legal and accounting fees, transfer agent and registrar fees and other miscellaneous fees and expenses.

  Lock-Up Agreements. We and our executive officers, directors and substantially all of our shareholders have agreed, with exceptions, not to sell or transfer any of our ordinary shares for 180 days after the date of this prospectus without first obtaining the written consent of Robertson Stephens, Inc. Specifically, we and these other individuals have agreed not to, directly or indirectly:

  . offer to sell, contract to sell, or otherwise sell or dispose of any of our ordinary shares;

  . loan, pledge or grant any rights with respect to any of our ordinary shares;

  . engage in any hedging or other transaction that might result in a disposition of our ordinary shares by anyone;

  . execute any short sale of our ordinary shares, whether or not against the box; or

  . purchase, sell or grant any put or call option or other right with respect to our ordinary shares or with respect to any security other than a broad-based market basket or index that includes, relates to or derives any significant part of its value from our ordinary shares.

  These lock-up agreements apply to our ordinary shares and also to any options or warrants to purchase any of our ordinary shares or any securities convertible into or exchangeable for our ordinary shares. These lock-up agreements apply to all such securities that are owned or later acquired by the persons executing the agreements, except for securities acquired on the open market. In addition, we have agreed with Robertson Stephens, Inc. that, to the extent that we have separate market stand-off agreements with some of our shareholders, we will not consent to the shareholders' disposition of any shares subject to those separate market stand-off agreements prior to the expiration of the lock-up period. However, Robertson Stephens, Inc. may release any of us from these agreements at any time during the 180 day lock-up period, in its sole discretion and without notice, as to some or all of the shares covered by these agreements. Currently, there are no agreements between the representatives and us or any of our shareholders to release any of our shareholders from the lock-up agreements during such 180-day period.

  Indemnification of the Underwriters. We will indemnify the underwriters against some civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of our representations and warranties contained in the underwriting agreement. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities.

  Dealers' Compensation. The underwriters initially will offer our ordinary shares to the public at the price specified on the cover page of this prospectus. The underwriters may allow to selected dealers a concession of not
more than $    per ordinary share. The underwriters may also allow, and any
other dealers may reallow, a concession of not more than $    per ordinary
share to some other dealers. If all of the shares are not sold at the initial public offering price, the underwriters may change the public offering price and the other selling terms. A change in the public offering price will not affect the amount of proceeds that we receive.

  Discretionary Accounts. The underwriters have advised us that they do not expect to sell more than 5% of the total number of ordinary shares in this offering to accounts over which they exercise discretionary authority.

  Directed Share Program. At our request, the underwriters have reserved for sale, at the initial public offering price, approximately 167,000 shares, or 5%, of the ordinary shares offered by this prospectus for sale to some of our directors, officers and employees and their family members, and other persons with relationships with us. The number of ordinary shares available for sale to the general public will be reduced to the extent those persons purchase the reserved shares. Any reserved ordinary shares which are not orally confirmed for purchase within one day of the pricing of this offering may be offered by the underwriters to the general public on the same terms as the other ordinary shares offered by this prospectus.

  Online Activities. A prospectus in electronic format may be made available on the internet sites or through other online services maintained by one or more of the underwriters of this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of ordinary shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations. Other than the prospectus in electronic format, information on these websites is not a part of this prospectus and you should not rely on other information on these websites in making a decision to invest in our ordinary shares.

  The full text of the prospectus has been made available in electronic format on or through the website of IPO.com, Inc., a content based Internet website in which one of the underwriters has a non-controlling minority interest, through a hyperlink to the SEC's EDGAR database. IPO.com, as part of its regular business, makes available on its website information relating to issuers and initial public offerings that it deems of interest to its users. Neither Verisity nor any underwriter has requested or authorized IPO.com to make the full text of the prospectus or any other information relating to the offering available on or through IPO.com's website.

  Stabilization and Other Transactions. The rules of the Securities and Exchange Commission generally prohibit the underwriters from trading in our ordinary shares on the open market during this offering. However, the underwriters are allowed to engage in some open market transactions and other activities during this offering that may cause the market price of our ordinary shares to be above or below that which would otherwise prevail in the open market. These activities may include stabilization, short sales and over-allotments, syndicate covering transactions and penalty bids.

  . Stabilizing transactions consist of bids or purchases made by the lead representative for the purpose of preventing or slowing a decline in the market price of our ordinary shares while this offering is in progress.

  . Short sales and over-allotments occur when the representatives, on behalf of the underwriting syndicate, sell more of our shares than they purchase from us in this offering. "Covered" shorts are short sales made in an amount not greater than the underwriters' option to purchase additional shares from us in the offering. The underwriters may close out any covered short position either by exercising that option to purchase ordinary shares from us or by purchasing shares in the open market. In determining the source of ordinary shares to close out a covered short position, the underwriters will consider, among other things, the prevailing market price per ordinary share compared to the exercise price per ordinary share of their option. "Naked" shorts are any short sales by the underwriters in excess of their option. The underwriters must close out any naked short position by purchasing shares in the open market, potentially including purchases made as stabilizing transactions. For this reason, a naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our ordinary shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  . Syndicate covering transactions are bids for or purchases of our ordinary shares on the open market by the representatives on behalf of the underwriters in order to reduce a short position incurred by the representatives on behalf of the underwriters. Similar to other purchase transactions, syndicate covering transactions may have the effect of raising or maintaining the market price of our ordinary shares or preventing or retarding a decline in the market price of our ordinary shares. As a result, the price of our ordinary shares may be higher than the price that might otherwise exist in the open market.

  . A penalty bid is an arrangement permitting the representatives to reclaim the selling concession that would otherwise accrue to an underwriter if the ordinary shares originally sold by that underwriter were later repurchased by the representatives and therefore were not effectively sold to the public by such underwriter.

  If the underwriters commence these activities, they may discontinue them at any time without notice. The underwriters may carry out these transactions on the Nasdaq National Market in the over-the-counter market or otherwise.

  Passive Market Making. Following the pricing of this offering, and until the commencement of any stabilizing bid, underwriters and dealers who are qualified market makers on the Nasdaq National

Market may engage in passive market making transactions. Passive market making is allowed during the period when the Securities and Exchange Commission's rules would otherwise prohibit market activity by the underwriters and dealers who are participating in this offering. Passive market makers must comply with applicable volume and price limitations and must be identified as such. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for our ordinary shares; but if all independent bids are lowered below the passive market maker's bid, the passive market maker must also lower its bid once it exceeds specified purchase limits. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in our ordinary shares during a specified period and must be discontinued when such limit is reached. Underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

  Some of the underwriters provide financial advisory services to us from time to time. Needham & Company, Inc. acted as placement agent in our private offering of series D preferred shares in March and May 1999, in connection with which we paid them approximately $600,000 in cash and issued to them and their affiliate warrants to purchase 65,169 series D preferred shares, at an exercise price of $7.3655 per share. These warrants will automatically convert into warrants to purchase our ordinary shares upon the effectiveness of our amended and restated articles of association.

                                 LEGAL MATTERS

  The validity of the ordinary shares offered hereby and certain other legal matters in connection with this offering with respect to Israeli law will be passed upon for us by Salinger & Co. Advocates, Tel Aviv, Israel. Certain other legal matters in connection with the offering with respect to United States law will be passed upon for us by Howard, Rice, Nemerovski, Canady, Falk & Rabkin, A Professional Corporation, San Francisco, California, which has acted as our special counsel in connection with this offering. Certain legal matters in connection with this offering will be passed upon for the underwriters by O'Melveny & Myers LLP, San Francisco, California, with respect to United States law, and Naschitz, Brandes & Co., Tel Aviv, Israel, with respect to Israeli law.

                                    EXPERTS

  Ernst & Young LLP, independent auditors, have audited our consolidated financial statements at December 31, 1998 and 1999, and for each of the three years in the period ended December 31, 1999, as set forth in their report. We have included our financial statements in this prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

  We have filed with the Securities and Exchange Commission a registration statement on Form S-1, together with all amendments, exhibits, schedules and supplements thereto, under the Securities Act with respect to the ordinary shares being offered. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and our ordinary shares, reference is made to our registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to our registration statement.

  Copies of our registration statement may be examined without charge at the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and the Securities and Exchange Commission's Regional Offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any portion of the registration statement can be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of certain prescribed fees. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of its public reference rooms. The Securities and Exchange Commission maintains a website at http://www.sec.gov. that contains registration statements, reports, proxy and information statements and other information regarding registrants, including us, that file electronically.

  We intend to distribute annual reports containing audited financial statements and will make copies of quarterly reports available for the first three quarters of each fiscal year containing unaudited interim financial statements.

  You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is an offer to sell, or a solicitation of offers to buy, ordinary shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of ordinary shares.

                                 VERISITY LTD.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                            Page
                                                                            ----
Report of Ernst & Young LLP, Independent Auditors.......................... F-2

Audited Consolidated Financial Statements:
Consolidated Balance Sheets................................................ F-3
Consolidated Statements of Operations...................................... F-4
Consolidated Statement of Shareholders' Equity............................. F-5
Consolidated Statements of Cash Flows...................................... F-7
Notes to Consolidated Financial Statements................................. F-8

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Verisity Ltd.

  We have audited the accompanying consolidated balance sheets of Verisity Ltd. as of December 31, 1998 and 1999, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Verisity Ltd. at December 31, 1998 and 1999, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          /s/ Ernst & Young LLP
Palo Alto, California
August 31, 2000

                                 VERISITY LTD.

                          CONSOLIDATED BALANCE SHEETS

                (in thousands, except share and per share data)

                                                                      Pro Forma
                                                                    Shareholders'
                                    December 31,                      Equity at
                                  ------------------  September 30, September 30,
                                    1998      1999        2000          2000
                                  --------  --------  ------------- -------------
                                                       (unaudited)   (unaudited)
             ASSETS

Current assets:
 Cash and cash equivalents......  $  3,424  $ 10,811    $ 14,710
 Short-term investments.........       --        --          383
 Accounts receivable, net of
  allowance for doubtful
  accounts of $18 in 1998, 1999
  and 2000 (unaudited)..........     3,155     4,524       3,960
 Research grants receivable.....       749       176          88
 Other current assets...........       285       289       1,863
                                  --------  --------    --------
  Total current assets..........     7,613    15,800      21,004
Property and equipment, net.....     1,449     1,591       1,599
Other assets....................       102       135         198
                                  --------  --------    --------
  Total assets..................  $  9,164  $ 17,526    $ 22,801
                                  ========  ========    ========
 LIABILITIES AND SHAREHOLDERS'
             EQUITY

Current liabilities:
 Accounts payable...............  $    249  $    328    $    641
 Bank loan......................       750       265         265
 Accrued compensation...........     1,555     1,927       1,977
 Deferred revenues..............     2,829     4,327      11,800
 Other current liabilities......       479     1,009       1,655
                                  --------  --------    --------
  Total current liabilities.....     5,862     7,856      16,338
Accrued severance pay, net......        51        63          96
Long-term portion of deferred
 revenues.......................       --      1,061       1,471
Long-term portion of bank loan..       --        264          77

Commitments

Shareholders' equity:
 Convertible preferred shares,
  issuable in series, par
  value NIS 0.01 per share;
  14,484,576 shares authorized;
  4,983,756, 6,056,076 and
  6,056,076 shares issued and
  outstanding at December 31,
  1998 and 1999 and September
  30, 2000 (unaudited),
  respectively; at amounts
  paid in (see Note 7 for
  cumulative liquidation
  preferences)..................    10,861    21,591      21,591             0
 Ordinary shares, par value NIS
  0.01 per share; 35,515,424
  shares authorized; 7,244,847,
  8,056,400 and 8,646,576 shares
  issued and outstanding at
  December 31, 1998 and 1999 and
  September 30, 2000
  (unaudited),
  respectively; at amounts paid
  in............................     3,204     4,914       6,596        28,187
 Deferred share compensation....      (146)     (419)     (1,050)       (1,050)
 Shareholders' loans............      (202)     (202)       (252)         (252)
 Accumulated deficit............   (10,466)  (17,602)    (22,066)      (22,066)
                                  --------  --------    --------       -------
  Total shareholders' equity....     3,251     8,282       4,819         4,819
                                  --------  --------    --------       -------
  Total liabilities and
   shareholders' equity.........  $  9,164  $ 17,526    $ 22,801       $22,801
                                  ========  ========    ========       =======

   The accompanying notes are an integral part of these financial statements.

                                 VERISITY LTD.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                (in thousands, except share and per share data)

                                                             Nine Months Ended
                             Year Ended December 31,           September 30,
                          --------------------------------  ---------------------
                            1997       1998        1999       1999        2000
                          ---------  ---------  ----------  ---------  ----------
                                                                (unaudited)
Revenue:
 License................  $   3,525  $   5,458  $    7,409  $   4,861  $    9,161
 Maintenance............        385      1,262       2,988      2,024       3,859
 Other services.........        115        355       1,080        751         939
                          ---------  ---------  ----------  ---------  ----------
   Total revenue........      4,025      7,075      11,477      7,636      13,959
Cost of revenue:
 License................        106        161         196        125         240
 Maintenance............        897      1,525       1,493      1,153       1,180
 Other services.........         89        167         218        155         299
                          ---------  ---------  ----------  ---------  ----------
   Total cost of
    revenue.............      1,092      1,853       1,907      1,433       1,719
                          ---------  ---------  ----------  ---------  ----------
Gross profit............      2,933      5,222       9,570      6,203      12,240
                          ---------  ---------  ----------  ---------  ----------
Operating expenses:
 Research and
  development, net......      1,794      4,151       4,940      4,263       5,405
 Sales and marketing....      1,725      5,133       8,790      5,790       8,112
 General and
  administrative........      1,845      2,347       3,070      2,063       2,560
 Non-cash charges
  related to equity
  issuances.............        568         71         191         61         734
                          ---------  ---------  ----------  ---------  ----------
   Total operating
    expenses............      5,932     11,702      16,991     12,177      16,811
                          ---------  ---------  ----------  ---------  ----------
Operating loss..........     (2,999)    (6,480)     (7,421)    (5,974)     (4,571)
Interest income.........        134        132         395        348         206
Interest expense and
 other..................        (90)      (144)       (110)      (121)        (99)
                          ---------  ---------  ----------  ---------  ----------
Net loss................  $  (2,955) $  (6,492) $   (7,136) $  (5,747) $   (4,464)
                          =========  =========  ==========  =========  ==========
Net loss per share:
 Basic and diluted .....  $   (0.96) $   (1.61) $    (1.34) $   (1.12) $    (0.66)
                          =========  =========  ==========  =========  ==========
Shares used in computing
 net loss per share:
 Basic and diluted......  3,072,850  4,041,537   5,311,149  5,118,523   6,748,908
                          =========  =========  ==========  =========  ==========
Pro forma net loss per
 share (unaudited):
 Basic and diluted......                        $    (0.61)            $    (0.35)
                                                ==========             ==========
Shares used in computing
 pro forma net loss per
 share (unaudited):
 Basic and diluted......                        11,649,794             12,820,633
                                                ==========             ==========
--------
(1) Non-cash charges related to equity issuances include the following:

                                                             Nine Months Ended
                             Year Ended December 31,           September  30,
                          --------------------------------  ---------------------
                            1997       1998        1999       1999        2000
                          ---------  ---------  ----------  ---------  ----------
                                                                (unaudited)
Cost of other services
 revenue................  $     --   $     --   $      --   $     --   $       18
Research and
 development, net.......        540        --            3        --          165
Sales and marketing.....        --         --           24        --          257
General and
 administrative.........         28         71         164         61         294

   The accompanying notes are an integral part of these financial statements.

                                 VERISITY LTD.

                CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                       (in thousands, except share data)

                             Convertible
                          Preferred Shares  Ordinary Shares                                              Total
                          ----------------- -----------------   Deferred   Shareholders' Accumulated Shareholders'
                           Shares   Amount   Shares    Amount Compensation     Loans       Deficit      Equity
                          --------- ------- ---------  ------ ------------ ------------- ----------- -------------
Balance at January 1,
 1997...................  2,521,020 $ 2,639 5,310,464  $  294    $   0         $   0      $ (1,019)     $1,914
Conversion of ordinary
 shares to Series B1
 convertible preferred
 shares.................    286,437     540  (286,437)    --       --            --            --          540
Issuance of Series B
 convertible preferred
 shares, net of issuance
 cost ..................  1,305,669   2,553       --      --       --           (100)          --        2,453
Issuance of ordinary
 shares.................        --      --    652,720   1,467      --            --            --        1,467
Issuance of restricted
 ordinary shares........        --      --    498,142       1      --            --            --            1
Deferred share
 compensation related to
 grant of restricted
 ordinary shares and
 options ...............        --      --        --      128     (128)          --            --          --
Amortization of deferred
 share compensation.....        --      --        --      --        28           --            --           28
Net loss................        --      --        --      --       --            --         (2,955)     (2,955)
                          --------- ------- ---------  ------    -----         -----      --------      ------
Balance at December 31,
 1997...................  4,113,126   5,732 6,174,889   1,890     (100)         (100)       (3,974)      3,448
Issuance of Series C
 convertible preferred
 shares, net of issuance
 costs .................    870,630   5,129       --      --       --            --            --        5,129
Repayment of
 shareholders' loan.....        --      --        --      --       --            100           --          100
Issuance of ordinary
 shares in exchange for
 a promissory note......        --      --    671,938     202      --           (202)          --          --
Issuance of ordinary
 shares for services
 received and upon
 exercise of options....        --      --     62,528      15      --            --            --           15
Issuance of ordinary
 shares.................        --      --    366,512     980      --            --            --          980
Repurchase of restricted
 ordinary shares........        --      --    (31,020)    --       --            --            --          --
Deferred share
 compensation related to
 grant of options to
 employees..............        --      --        --      117     (117)          --            --          --
Amortization of deferred
 share compensation ....        --      --        --      --        71           --            --           71
Net loss................        --      --        --      --       --            --         (6,492)     (6,492)
                          --------- ------- ---------  ------    -----         -----      --------      ------
Balance at December 31,
 1998...................  4,983,756 $10,861 7,244,847  $3,204    $(146)        $(202)     $(10,466)     $3,251
                          ========= ======= =========  ======    =====         =====      ========      ======

  The accompanying notes are an integral part of these financial statements.

                                 VERISITY LTD.

                       (in thousands, except share data)

                             Convertible
                          Preferred Shares    Ordinary Shares                                              Total
                          ------------------  -----------------   Deferred   Shareholders' Accumulated Shareholders'
                           Shares    Amount    Shares    Amount Compensation     Loans       Deficit      Equity
                          ---------  -------  ---------  ------ ------------ ------------- ----------- -------------
Balance at December 31,
1998....................  4,983,756  $10,861  7,244,847  $3,204   $  (146)       $(202)     $(10,466)     $ 3,251
Issuance of Series D
convertible preferred
shares, net of issuance
cost....................  1,672,320   11,465        --      --        --           --            --        11,465
Conversion of
convertible preferred
shares for ordinary
shares..................   (600,000)    (735)   600,000     735       --           --            --           --
Issuance of ordinary
shares..................        --       --     183,256     495       --           --            --           495
Issuance of ordinary
shares upon exercise of
options.................        --       --      90,640      16       --           --            --            16
Repurchase of restricted
ordinary shares.........        --       --     (62,343)    --        --           --            --           --
Deferred share
compensation related to
grants of options to
employees...............        --       --         --      450      (450)         --            --           --
Compensation related to
grant of options to
sales representatives...        --       --         --       14       --           --            --            14
Amortization of deferred
share compensation......        --       --         --      --        177          --            --           177
Net loss................        --       --         --      --        --           --         (7,136)      (7,136)
                          ---------  -------  ---------  ------   -------        -----      --------      -------
Balance at December 31,
1999....................  6,056,076   21,591  8,056,400   4,914      (419)        (202)      (17,602)       8,282
Issuance of ordinary
shares in exchange for a
promissory note
(unaudited).............        --       --     137,578      50       --           (50)          --           --
Issuance of ordinary
shares upon exercise of
options (unaudited).....        --       --     452,598     184       --           --            --           184
Deferred share
compensation related to
grants of options to
employees (unaudited)...        --       --         --    1,339    (1,339)         --            --           --
Amortization of deferred
share compensation
(unaudited).............        --       --         --      --        708          --            --           708
Compensation related to
grants of options to
sales representatives
and distributors
(unaudited).............        --       --         --      109       --           --            --           109
Net loss (unaudited)....        --       --         --      --        --           --         (4,464)      (4,464)
                          ---------  -------  ---------  ------   -------        -----      --------      -------
Balance at September 30,
2000 (unaudited)........  6,056,076  $21,591  8,646,576  $6,596   $(1,050)       $(252)     $(22,066)     $ 4,819
                          =========  =======  =========  ======   =======        =====      ========      =======

  The accompanying notes are an integral part of these financial statements.

                                 VERISITY LTD.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (in thousands)

                                                             Nine Months Ended
                                  Year Ended December 31,      September 30,
                                  -------------------------  ------------------
                                   1997     1998     1999      1999      2000
                                  -------  -------  -------  --------  --------
                                                                (unaudited)
Cash flows from operating
 activities:
Net loss........................  $(2,955) $(6,492) $(7,136) $ (5,747) $ (4,464)
Adjustments to reconcile net
 loss to net cash used in
 operating activities:
 Depreciation...................      175      369      662       604       575
 Non-cash charges related to
  equity issuances..............      568       71      191        61       817
 Changes in operating assets and
  liabilities:
  Accounts receivable...........   (1,113)  (1,877)  (1,369)     (149)      564
  Research grants receivable and
   other current assets.........     (429)    (420)     569       672    (1,486)
  Other current liabilities and
   accrued compensation.........      524    1,176      905       472       700
  Accrued severance pay, net....       37       14       12        42        33
  Accounts payable..............      109      (39)      79       (13)      313
  Deferred revenue..............    1,614    1,215    2,559     1,091     7,883
  Other.........................      (37)     --       --        --        --
                                  -------  -------  -------  --------  --------
  Net cash provided by (used in)
   operating activities.........   (1,507)  (5,983)  (3,528)   (2,967)    4,935
                                  -------  -------  -------  --------  --------

Cash flows from investing
 activities:
Purchases of property and
 equipment......................     (672)    (963)    (804)     (779)     (583)
Purchases of short-term
 investments....................   (1,799)     --       --        --       (383)
Proceeds of sales of short-term
 investments....................      972      864      --        --        --
Other assets....................       (9)     (78)     (33)      (14)      (63)
                                  -------  -------  -------  --------  --------
  Net cash used in investing
   activities...................   (1,508)    (177)    (837)     (793)   (1,029)
                                  -------  -------  -------  --------  --------
Cash flows from financing
 activities:
Net proceeds from issuance of
 preferred shares...............    2,453    5,129   11,465    11,465       --
Net proceeds from issuance of
 ordinary shares................    1,468      995      511       506       184
Proceeds from bank loan.........      --       750      --        --        --
Repayment of bank loan..........      --       --      (221)     (154)     (187)
Repayment of shareholders'
 loan...........................      --       100      --        --        --
Payments under capital lease
 obligations....................      (25)     (24)      (3)       (2)       (4)
                                  -------  -------  -------  --------  --------
  Net cash provided by (used in)
   financing activities.........    3,896    6,950   11,752    11,815        (7)
                                  -------  -------  -------  --------  --------
Net increase in cash and cash
 equivalents....................      881      790    7,387     8,055     3,899
Cash and cash equivalents at
 beginning of the period........    1,753    2,634    3,424     3,424    10,811
                                  -------  -------  -------  --------  --------
Cash and cash equivalents at end
 of the period..................  $ 2,634  $ 3,424  $10,811  $ 11,479  $ 14,710
                                  =======  =======  =======  ========  ========


Supplemental disclosures of
 noncash investing and financing
 activities:
Ordinary shares issued for
 shareholder's loan ............  $   --   $   202  $   --   $    --   $     50
Equipment acquired through
 capital lease .................       51      --       --        --        --
Interest paid...................       10       61       67        53        41
Exchange of preferred shares for
 ordinary shares................      --       --       735       --        --

   The accompanying notes are an integral part of these financial statements.

                                 VERISITY LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             (Information as of September 30, 2000 and for the

        nine months ended September 30, 1999 and 2000 is unaudited)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization and Basis of Presentation

  Verisity Ltd. was incorporated under the laws of Israel in September 1995 and commenced operations in January 1996. Verisity Ltd., together with its wholly owned subsidiaries (together, the "Company" or "Verisity") develop, market, and support software which provides systems and semiconductor companies with the ability to automate the functional verification of system and integrated circuit designs.

  The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States and include the accounts of Verisity Ltd. and its subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.

  The consolidated financial statements are presented in United States ("U.S.") dollars. Substantially all of the Company's sales are made in U.S. dollars. In addition, a substantial portion of the Company's costs are incurred in U.S. dollars. Since the U.S. dollar is the primary currency in the economic environment in which the Company operates, the U.S. dollar is its functional currency. The par value of the Company's shares is stated in new Israeli shekels ("NIS").

  In November 1999, the Company completed its merger with SureFire Verification, Inc. ("SureFire"), in which SureFire was merged into the Company. SureFire was founded in April 1996. SureFire developed and marketed software which provides systems and semiconductor companies with the ability to automate the functional verification of system and integrated circuit designs. The merger was accounted for using the pooling-of-interests method (see Note 2).

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

 Interim Financial Information

  The interim consolidated financial information as of September 30, 2000 and for the nine months ended September 30, 1999 and 2000 is unaudited, but in the opinion of management, has been prepared on the same basis as the audited financial statements and includes all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of its consolidated results of operations and cash flows.

  Operating results for the nine months ended September 30, 2000 are not necessarily indicative of results that may be excepted for any future periods.

                                 VERISITY LTD.

             (Information as of September 30, 2000 and for the

        nine months ended September 30, 1999 and 2000 is unaudited)


 Unaudited Pro Forma Information

  In August 2000, the Board of Directors authorized the management of the Company to file a registration statement with the Securities and Exchange Commission permitting the Company to sell its ordinary shares to the public. If the initial public offering (the "Offering") is consummated under the terms presently anticipated, all of the preferred shares outstanding will automatically be converted into ordinary shares. Unaudited pro forma shareholders' equity at September 30, 2000, as adjusted for the assumed conversion of the preferred shares, is set forth on the balance sheet.

 Fair Value of Financial Instruments

  Cash and cash equivalents, accounts receivable and accounts payable, are carried at cost, which approximates fair value due to the short maturity of these instruments. The recorded balance of long-term debt approximates fair value as interest is incurred at a variable market rate.

 Revenue Recognition

  License revenue is comprised of perpetual and time-based license fees which are primarily derived from contracts with corporate customers. For each sale, the Company defers the recognition of revenue until persuasive evidence of an agreement has been received, delivery of the product and license key has occurred, the fee is fixed or determinable, collectibility is probable, and there are no remaining obligations by the Company. The Company considers all arrangements with payment terms longer than normal not to be fixed or determinable. The Company's standard payment recognition terms currently range from "net 30 days" to "net 90 days" for domestic and international customers. The Company does not currently offer, has not offered in the past, and does not expect to offer in the future, extended payment term arrangements. If the fee due from the customer is not fixed or determinable, revenue is recognized as payments become due from the customer. If collectibility is not considered probable, revenue is recognized when the fee is collected.

  For perpetual licenses, once all of the above conditions have been met, the Company recognizes license revenue based upon the residual method after all elements other than maintenance have been delivered as prescribed by Statement of Position, or SOP No. 98-9, "Modification of SOP No. 97-2, "Software Revenue Recognition,' With Respect to Certain Transactions" as vendor-specific objective evidence of fair value (VSOE) for the delivered elements does not exist.

  Sales to international distributors are recognized when the international distributor has sold the product to the end user. The international distributors do not have a right to return unsold product.

  Maintenance revenue is derived from support arrangements. Maintenance arrangements provide technical customer support and the right to unspecified upgrades on an if-and-when-available basis. In accordance with paragraph 10 of SOP 97-2, "Software Revenue Recognition," VSOE, of fair value of maintenance is determined based on the price charged for the maintenance element when sold separately. The maintenance term is typically one year in duration and maintenance revenue is recognized ratably over the maintenance term.

                                 VERISITY LTD.

             (Information as of September 30, 2000 and for the

        nine months ended September 30, 1999 and 2000 is unaudited)

  Other services revenue is comprised of revenue from consulting fees and training. Consulting and training revenue is deferred and recognized when the services are provided to the customer. Verisity's policy is to recognize software license revenue when these associated services are not essential to the functionality of the product. To date, these services have not been essential to the functionality of the product. VSOE of fair value of consulting fees and training is determined by reference to the price the customer will be required to pay when the services are sold separately, which is based on the price history the Company has developed for separate sales of these services. The consulting and training services meet the criteria set forth in paragraph 65 of SOP 97-2 for separate accounting.

  Time-based licenses of 12 months or less in duration include maintenance. VSOE of fair value does not exist for the related support arrangement as maintenance is not priced or offered separately for such arrangements. In these cases, the Company recognizes the license and maintenance revenue ratably over the period of each arrangement.

  In certain cases, the Company enters into arrangements consisting of time-based licenses of 12 months or less in duration (which includes maintenance) and consulting or training services. The term of the arrangement is longer than the period over which the consulting or training services are delivered as these services are generally provided at the time of delivery. The Company recognizes revenue from such arrangements on a straight-line basis over the arrangement term.

  Customer advances and billed amounts due from customers in excess of revenue recognized are recorded as deferred revenue.

  Substantially all of the Company's total revenue is derived from the sales of licenses of its functional verification products and related maintenance and other services.

 Share-Based Compensation

  The Company accounts for employee share option grants in accordance with Accounting Principles Board Opinion, or APB, No. 25 "Accounting for Employee Stock Issued to Employees." Under APB 25, when the exercise price of share options granted to employees equals the market price of the underlying shares on the date of grant, no compensation expense is recognized. The Company has adopted the "disclosure only" alternative described in Statement of Financial Accounting Standards, or SFAS, No. 123, "Accounting for Stock-Based Compensation." The effect of applying the fair value method of SFAS 123 to the Company's options results in net income (loss) that is not materially different from the amounts reported.

  Any deferred share compensation calculated according to APB 25 is amortized over the vesting period of individual options, generally four years, using the graded method.

  All share-based awards to nonemployees are accounted for in accordance with SFAS 123 and Emerging Issues Task Force Consensus No. 96-18.

                                 VERISITY LTD.

             (Information as of September 30, 2000 and for the

        nine months ended September 30, 1999 and 2000 is unaudited)


 Research and Development

  Research and development expenditures are charged to operations as incurred. SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on the Company's product development process, technological feasibility is established upon the completion of a working model. To date, costs incurred by the Company between the completion of the working model and the point at which the product is ready for general release have been insignificant. Accordingly, the Company has charged all such costs to research and development expense in the period incurred.

  Research and development costs have been reduced by related grants obtained or accrued for from programs sponsored by the Office of the Chief Scientist of the Israeli Ministry of Industry and Trade, known as OCS. See Note 6.

 Foreign Currency Transactions

  Monetary accounts maintained in currencies other than the U.S. dollar (principally cash and liabilities) are remeasured using the foreign exchange rate at the balance sheet date. Operational accounts and nonmonetary balance sheet accounts are measured and recorded at the rate in effect at the date of the transaction. The effects of foreign currency remeasurement are reported in current operations and have not been material to date.

 Cash Equivalents

  The Company considers all highly liquid investments with maturities of three months or less, at the date of purchase, to be cash equivalents.

 Short-Term Investments

  Short-term investments consist of certificates of deposits maturing in 12 months or less.

 Property and Equipment

  Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets, which are generally three to five years, or the life of the lease, whichever is shorter.

 Concentration of Credit Risk

  Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash and cash equivalents and trade accounts receivable. Most of the Company's cash and cash equivalents are held at high quality financial institutions in the United States.

                                 VERISITY LTD.

             (Information as of September 30, 2000 and for the

        nine months ended September 30, 1999 and 2000 is unaudited)

  The Company sells its software product licenses to customers primarily in North America, Israel Europe and Japan. The Company performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral.

  For the nine-month period ended September 30, 2000, (unaudited) and in 1999, no customer accounted for greater than 10% of total revenue. In 1998, three customers accounted for 19.8%, 16.0%, and 10.0% of total revenue, respectively. In 1997, two customers accounted for 24.4% and 23.3% of total revenue, respectively.

 Advertising Expenses

  Advertising expenses are charged to the statement of operations as incurred. Advertising expenses were immaterial for all periods presented.

 Comprehensive Loss

  The Company has adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." The Company has no items of other comprehensive loss in any of the periods presented and, therefore, net loss equals total comprehensive loss for all periods.

 Segment Information

  The Company follows SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," effective for financial statements for periods beginning after December 15, 1997. SFAS 131 establishes standards for the way that public business enterprises report financial and descriptive information about reportable operating segments in annual financial statements and interim financial reports issued to shareholders. SFAS 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. The adoption of SFAS 131 did not effect results of operations or financial position, as the Company operates in one industry segment.

 Net Income (Loss) Per Share

  Basic and diluted net loss per share are presented in accordance with SFAS No. 128, "Earnings per Share," for all periods presented. Pursuant to the Securities and Exchange Commission Staff Accounting Bulletin, or SAB, No. 98, ordinary shares and convertible preferred shares issued or granted for nominal consideration prior to the anticipated effective date of the Company's initial public offering must be included in the calculation of basic and diluted net loss per share as if they had been outstanding for all periods presented.

  During all the periods presented, the Company had securities outstanding which could potentially dilute basic loss per share in future, but were excluded from the computation of diluted net loss per share, as their effect would have been antidilutive. If the offering contemplated by this prospectus is consummated, all of the convertible preferred shares outstanding will be automatically converted into ordinary shares.

                                 VERISITY LTD.

             (Information as of September 30, 2000 and for the

        nine months ended September 30, 1999 and 2000 is unaudited)


 Pro Forma Net Loss Per Share (Unaudited)

  Pro forma basic and diluted net loss per share have been computed using the weighted-average number of ordinary shares outstanding, including the pro forma effects of the conversion of the Company's convertible preferred shares into ordinary shares (using the as if method) from the original date of issuance.

 New Accounting Pronouncements

  In June 1998, the Financial Accounting Standards Board, or FASB, issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivatives instruments and hedging activities. SFAS 133 requires recognition of all derivatives at fair value in the financial statements. SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133," an amendment of SFAS 133, defers implementation of SFAS 133 until fiscal years beginning after June 15, 2000. The Company's management believes that, upon implementation, SFAS 133 will not have a significant effect on its financial condition or results of operations.

  In March 2000, FASB Interpretation, or FIN, No. 44, "Accounting for Certain Transactions Involving Stock Compensation--An Interpretation of APB Opinion No. 25," was issued. FIN 44 clarifies the application of APB No. 25 for certain issues. FIN 44 clarifies the definition of employee for purposes of applying APB No. 25, the criteria for determining whether a plan qualifies as a non-compensatory plan, the accounting consequences of various modifications to the terms of a previously fixed option or award, and the accounting for an exchange of share compensation awards in a business combination, among others. FIN 44 was effective July 1, 2000, but certain conclusions in this interpretation cover specific events that occurred after either December 15, 1998 or January 12, 2000. The Company's management believes that FIN 44 will not have a significant effect on the Company's financial condition or results of operations.

  In December, 1999, the Staff of the Securities and Exchange Commission issued Staff Accounting Bulletin, or SAB, No. 101, "Revenue Recognition in Financial Statements," which summarizes certain areas of the staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. The Company's management believes that its current revenue recognition policy complies with SAB 101.

2. BUSINESS COMBINATION

  During October 1999, Verisity entered into an agreement with SureFire pursuant to which SureFire was merged into the Company and Verisity exchanged, on November 30, 1999, 2,948,861 of its ordinary shares for all of the outstanding common and preferred shares of SureFire. Substitute Verisity options were also exchanged for SureFire's options. In connection with the merger, certain of Verisity's preferred shareholders exchanged 600,000 voting preferred shares for 600,000 ordinary shares.

                                 VERISITY LTD.

             (Information as of September 30, 2000 and for the

        nine months ended September 30, 1999 and 2000 is unaudited)


  The merger with SureFire was accounted for using the pooling-of-interests method, in conformity with the requirements of Accounting Principles Board Opinion, or APB, No. 16, "Business Combinations," and the related published interpretations of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board.

  In accordance with the pooling of interests method, the Company's consolidated financial statements have been restated for all periods prior to the merger to include the results of operations, financial position, and cash flows of SureFire. No significant adjustments were required to conform the accounting policies of the Company and SureFire.

  For the year ended December 31, 1999 (through the effective date of the merger), SureFire's revenues and net loss were approximately $913,000 and $1,412,000, respectively.

  Certain results of operations data for the separate companies and the combined amounts presented in the consolidated financial statements were as follows:

                                                      Year Ended    Nine Months
                                                     December 31,      Ended
                                                     ------------- September 30,
                                                      1997   1998      1999
                                                     ------ ------ -------------
                                                                    (unaudited)
                                                           (in thousands)
   Revenue:
     Verisity....................................... $3,997 $6,970    $6,887
     SureFire.......................................     28    105       749
                                                     ------ ------    ------
                                                     $4,025 $7,075    $7,636
                                                     ====== ======    ======
   Net loss:
     Verisity....................................... $2,215 $4,957    $4,594
     SureFire.......................................    740  1,535     1,153
                                                     ------ ------    ------
                                                     $2,955 $6,492    $5,747
                                                     ====== ======    ======

3. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                              December 31,
                             ---------------  September 30,
                              1998    1999        2000
                             ------  -------  -------------
                                               (unaudited)
                                    (in thousands)
   Computer................  $1,240  $ 1,818     $ 2,131
   Office equipment and
    furniture and
    fixtures...............     587      809         999
   Leasehold improvements..     226      230         257
                             ------  -------     -------
                              2,053    2,857       3,387
   Less accumulated
    depreciation...........    (604)  (1,266)     (1,788)
                             ------  -------     -------
   Property and equipment,
    net....................  $1,449  $ 1,591     $ 1,599
                             ======  =======     =======

                                 VERISITY LTD.

             (Information as of September 30, 2000 and for the

        nine months ended September 30, 1999 and 2000 is unaudited)


4. BANK LOAN

  The Company has unused lines of credit with a bank for an aggregate amount of $2,000,000. Borrowings under the lines of credit are secured by goods and equipment, working capital and intangible assets and bear interest at the bank's prime rate or 9.5% at December 31, 1999. No amounts were outstanding under the lines of credit as of December 31, 1999.

  In February 1998, the Company entered into a $750,000 equipment line of credit. At December 31, 1998, all amounts due under the agreement were payable within one year. In March 1999, the line was converted into a three-year term loan bearing interest at prime plus 0.25%, or 9.75% at December 31, 1999, to be repaid in monthly installments, through December 2001. At December 31, 1999, the outstanding loan balance was $529,000. Approximately $265,000 is payable in 2000, and $264,000 is payable in 2001. At September 30, 2000, the outstanding loan balance was $342,000 (unaudited).

  The Company's long-term debt obligations contain financial covenants that must be maintained to avoid acceleration of amounts owed. Maintaining such covenants may restrict the Company's ability to pay dividends. The Company was in compliance with these covenants at December 31, 1999 and September 30, 2000 (unaudited).

5. ACCRUED SEVERANCE PAY

  Under Israeli law, the Company is required to make severance payments to dismissed employees and to employees leaving employment under certain other circumstances. This liability is calculated based on the years of employment for each employee in accordance with the "severance pay laws." The Company's liability for required severance payments is covered by funding into approved severance pay funds, insurance policies and by an accrual.

  Severance expenses for the years ended December 31, 1999 and 1998 were $239,000 and $186,000, respectively.

6. COMMITMENTS

 Research Grants

  The Company has participated in programs sponsored by the Israeli Government for the support of research and development activities. Through December 31, 1999, the Company had obtained or accrued for grants from the OCS aggregating $1,965,000 for participation in a number of research and development projects. The terms of the grants from the OCS restrict the transfer of technology developed by the Company. The Company is obligated to pay royalties to the OCS, amounting to 3% of the sales of the products and other related revenues from products or technologies developed out of such projects, up to an amount equal to 100% of the grants received, plus interest on the unpaid

                                 VERISITY LTD.

             (Information as of September 30, 2000 and for the

        nine months ended September 30, 1999 and 2000 is unaudited)

amount received after January 1, 1999, based on the 12-month LIBOR rate applicable to dollar deposits.

  Through December 31, 1999, the Company had paid or accrued royalties to the OCS in the aggregate amount of $732,000 ($1,088,000 through September 30, 2000 (unaudited)). Royalty expense is included in cost of license revenues. As of December 31, 1999, the Company had an outstanding contingent obligation, based on future sales, to pay royalties in the aggregate amount of $1,309,000 ($953,000 at September 30, 2000, unaudited).

 Other Obligations

  In September 1996, the Company entered into an agreement with a consultant, according to which the Company agreed to pay the consultant royalties at a rate of 10% of all its licensing revenues (not including maintenance fees) from a specific customer of the Company through 1999. Royalties totaling $24,000, $117,000 and $102,000 were paid under this consulting agreement in 1997, 1998 and 1999, respectively.

 Guarantees

  As of December 31, 1999, the Company had bank guarantees in connection with leases totaling $86,000.

 Leases

  Future minimum payments under noncancelable operating lease agreements at December 31, 1999 are as follows:

                                                                Operating Leases
                                                                ----------------
                                                                 (in thousands)
   Year ending December:
     2000......................................................      $  803
     2001......................................................         746
     2002......................................................         706
     2003......................................................         583
                                                                     ------
                                                                     $2,838
                                                                     ======

  Rent expense was approximately $705,000 and $444,000 for the years ended December 31, 1999 and 1998, respectively.

                               VERISITY LTD.

             (Information as of September 30, 2000 and for the

        nine months ended September 30, 1999 and 2000 is unaudited)


7. SHAREHOLDERS' EQUITY

 Convertible Preferred Shares

  Convertible preferred shares consist of the following:

                                               Shares Issued and Outstanding at
                                               ---------------------------------
                                    Shares
                                 Authorized at    December 31,
                                 December 31,  ------------------- September 30,
                                     1999        1998      1999        2000
                                 ------------- --------- --------- -------------
                                                                    (unaudited)
   Series A1....................     876,540     432,000   345,000     345,000
   Series A2....................   1,959,794     960,000   766,000     766,000
   Series A3....................   2,322,565   1,129,020   901,040     901,040
   Series B1....................     362,851     453,871   362,851     362,851
   Series B2....................   1,592,106   1,138,235 1,138,235   1,138,235
   Series C1....................   2,185,360     870,630   870,630     870,630
   Series C2....................   2,185,360          --        --          --
   Series D.....................   3,000,000          -- 1,672,320   1,672,320
                                  ----------   --------- ---------   ---------
                                  14,484,576   4,983,756 6,056,076   6,056,076
                                  ==========   ========= =========   =========

  Each Series A, B, C, and D convertible preferred share is, at the option of the holder of such share, at any time, convertible into one ordinary share, subject to certain adjustments for dilution, resulting from future share issuances, if any (provided that Series B2 and C2 non-voting convertible preferred shares shall only be converted into Class B non-voting ordinary shares). The outstanding convertible preferred shares automatically convert into the applicable class of ordinary shares upon the consummation of an underwritten public offering with at least $15,000,000 of net proceeds to the Company and an offering price per share of at least $7.37 (subject to adjustments for share splits, share dividends and like events). In addition, all outstanding Series A preferred shares will convert into ordinary shares if the holders of the majority of these shares vote to convert. All outstanding Series B and C convertible preferred shares will convert into the applicable class of ordinary shares if the holders of the majority of the Series B1 and C1 preferred shares, voting together as a class, vote to convert. All outstanding Series D preferred shares will convert into ordinary shares if the holders of the majority of these shares vote to convert.

  Series A, B, C, and D convertible preferred shareholders are entitled to receive dividends as and when declared for holders of ordinary shares calculated on the basis of the number of the applicable ordinary shares into which Series A, B, C, and D convertible preferred shares could then be converted. The Company has never declared dividends on the preferred or ordinary shares.

                                 VERISITY LTD.

             (Information as of September 30, 2000 and for the

        nine months ended September 30, 1999 and 2000 is unaudited)

  The following table summarizes the preferences and order of priority upon liquidation (or other events deemed as liquidation according to the Company's Articles of Association) at December 31, 1999. The remaining assets and funds, legally available for distribution, if any, will be distributed equally to the holders of all shares (on an as-converted basis).

                                                                  Cumulative
                                                       Amount    Liquidation
                                                      Per Share   Preference
                                                      --------- --------------
                                                                (in thousands)
   Series D convertible preferred shares.............  $1.3564     $  2,268
   Series C1, C2, and D convertible preferred
    shares...........................................   6.0091       17,550
   Series B1 and B2 convertible preferred shares.....   2.0947       20,694
   Series A1, A2, and A3 convertible preferred
    shares...........................................   0.6944       22,091
   Series A2 and A3 convertible preferred shares.....   0.3473       22,670
   Series A3 convertible preferred shares............   0.1983       22,848
   Ordinary and Class B ordinary shares..............   0.6944       28,656
   Series A1 convertible preferred shares and
    ordinary shares..................................   0.3473       31,680
   Series A1 and A2 convertible preferred shares and
    ordinary shares..................................   0.0293       31,957
   Series A and B convertible preferred shares and
    ordinary shares..................................   4.7959       88,917
   Series A, B, and C convertible preferred shares
    and ordinary shares..............................  $1.3564     $106,207

  The Series A, B1, C1, and D convertible preferred shareholders have voting rights based on the number of ordinary shares into which the preferred share is convertible (Series B2 and C2 convertible preferred shares have no voting rights).

Conversion of Ordinary Shares Into Convertible Preferred Shares

  In August 1997, in connection with the Company's Series B preferred share financing, it converted 286,437 ordinary shares held by one of its co-founders into an equal number of Series B1 convertible preferred shares, that were subsequently sold to an investor that participated in the financing transaction. The Company recorded $540,000 of compensation expense in connection with the conversion of the co-founder's shares.

 Ordinary Shares

  Ordinary shares consist of the following:

                                     Shares   Shares Issued and Outstanding at
                                   Authorized ---------------------------------
                                       at        December 31,
                                    December  ------------------- September 30,
                                    31, 1999    1998      1999        2000
                                   ---------- --------- --------- -------------
                                                                   (unaudited)
   Ordinary shares................ 31,737,958 7,244,847 8,056,400   8,646,576
   Class B ordinary shares........  3,777,466       --        --          --
                                   ---------- --------- ---------   ---------
                                   35,515,424 7,244,847 8,056,400   8,646,576
                                   ========== ========= =========   =========

                                 VERISITY LTD.

             (Information as of September 30, 2000 and for the

        nine months ended September 30, 1999 and 2000 is unaudited)

  Each ordinary share (other than each Class B ordinary share which has no voting rights) is entitled to one voting right.

 Warrants

   In 1996, in connection with the Series A3 equity financing, the Company issued a warrant to an investor to purchase 18,150 Series A3 convertible preferred shares of the Company at an exercise price of $1.24 per share. The Series A3 warrant may be exercised, in whole or in part on one or more occasions, until the earlier of an Initial Public Offering ("IPO") or the sale of substantially all of the assets or the shares of the Company. In 1999, the Company issued two warrants to purchase an aggregate of 65,169 Series D convertible preferred shares at $7.37 per share to an investment banking firm and its affiliate as partial compensation for services with respect to the Company's private placement of Series D preferred shares. Upon completion of an IPO, the Series D warrants will become exercisable for the Company's ordinary shares. The Series D warrants may be exercised, in whole or in part, on one or more occasions, until the earlier of five years or the sale of substantially all of the assets or shares of the Company.

 Shareholders' Loans

  In January 2000, the Company granted a loan to one of its employees evidenced by a full recourse promissory note in the amount of $50,000 used to purchase ordinary shares. The note bears interest at the applicable U.S. Federal short-term rate and is due January 31, 2002.

  In November 1997, in connection with the Series B equity financing, the Company granted two of its officers short-term loans, aggregating $100,000 to purchase Series B convertible preferred shares. The loans bear interest at the applicable U.S. federal short-term rates. The loans were repaid during 1998.

 Restricted Shares

  In July 1997, the Company issued 374,062 and 124,080 restricted ordinary shares, respectively, to two officers at par value. The Company recorded $104,000 of deferred share compensation expense in connection with the issuance.

  During 1998, the Company issued 671,938 restricted ordinary shares to an officer at fair market value in exchange for a full recourse secured promissory note of $202,000. Interest is paid annually at a rate of 5.59%. The note is due on March 31, 2002.

  In 1999 and 1998, the Company through its subsidiary exercised its right to repurchase 62,343 and 31,020 restricted shares, respectively, at their par value.

  Restricted shares are ordinary shares subject to a right of repurchase in favor of the Company, through its subsidiary, which right lapses as the shares vest over a period of four years from the date of grant, where 1/4th of the shares vest after one year and an additional 1/48th of the shares will vest

                                 VERISITY LTD.

             (Information as of September 30, 2000 and for the

        nine months ended September 30, 1999 and 2000 is unaudited)

each month thereafter, as long as the holder continues to be an employee of the Company, subject to certain acceleration events. At December 31, 1999, 377,965 shares remained subject to this repurchase right (251,977 shares at September 30, 2000, unaudited).

 Share Option Plans

  In July 1997, the Company adopted the 1996 U.S. Stock Option Plan (the "U.S. Plan"). Under the U.S. Plan, options to purchase ordinary shares may be granted at no less than 85% of the fair value on the date of the grant (110% of fair value to 10% shareholders), as determined by the board of directors. Unless otherwise decided by the board of directors, 1/4th of the options will vest, or become exercisable, one year from the date of grant and an additional 1/48th of the options will vest each month thereafter as long as the holder continues to be an employee, director or consultant of the Company. In the event of a change in control of the Company by way of acquisition of the Company's assets or shares, or through a merger, in which the acquiring party is unwilling to either assume outstanding options or grant comparable options in substitution thereof, the vesting of a certain portion of the unvested shares will be accelerated. The options have a maximum term of 10 years.

  In 1996, the Company established a trust into which 1,260,000 issued shares were deposited for future release to employees through option grants. In May 1998, the Company adopted its 1997 Israel Share and Stock Options Incentive Plan (the "Israeli Plan"), under which the Company is authorized to grant incentive share options to officers and employees from the shares held in the trust. Options granted under the Israeli Plan contain substantially the same terms as those of the Company's other option plans and vest over a period of four years from the date of grant where 1/4th of the options will vest after one year and an additional 1/48th of the options will vest each month thereafter. The options under the Israeli Plan expire in December 2007. As of December 31, 1999, 3,938 shares had been transferred from the trust upon the exercise of options by employees and 1,256,062 shares remained in the trust. As of September 30, 2000 (unaudited), 61,438 shares had been transferred from the trust upon exercise of options by employees and 1,198,562 shares remained in the trust. Option activity under the Israeli Plan is reflected in the accompanying disclosures of the Company's aggregate option activity.

  In December 1999, the Company adopted its 1999 Israel Share Option Plan (the "1999 Israel Plan") and its 1999 Share Incentive Plan (the "1999 Share Incentive Plan"). Options granted under the 1999 Israel Plan and under the 1999 Share Incentive Plan generally expire 10 years from the date of grant.

  In 1998, the Company granted 70,000 options to purchase ordinary shares at par value to its employees. The Company recorded $117,000 in 1998 as deferred share compensation to be amortized using the straight-line method over the vesting period of the options, generally four years. All other options have been granted to employees at fair market value.

  As of December 31, 1999, the Company had reserved an aggregate number of 1,766,024 ordinary shares for future issuance under its share option plans (2,675,848 shares at September 30, 2000, unaudited).

                                 VERISITY LTD.

             (Information as of September 30, 2000 and for the

        nine months ended September 30, 1999 and 2000 is unaudited)


  Pro forma information regarding net loss and net loss per share is required by SFAS 123. The fair value of options is estimated at the date of grant using the minimum value method option pricing model with the following weighted-average assumptions for 1998, 1999, and 2000: risk-free interest rates of approximately 6%; a dividend yield of 0%; and a weighted-average expected life of the option of three years.

  Option valuation models require the input of highly subjective assumptions. Because the Company's employee share options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee share options.

  For purposes of pro forma SFAS 123 disclosures, the estimated fair value of the options is amortized to expense over the option vesting periods.

  The Company's pro forma information follows:

                                                     Year ended December 31,
                                                     -------------------------
                                                      1997     1998     1999
                                                     -------  -------  -------
   Net loss (in thousands):
     As reported.................................... $(2,955) $(6,492) $(7,136)
                                                     =======  =======  =======
     Pro forma...................................... $(2,963) $(6,535) $(7,227)
                                                     =======  =======  =======
   Basic and diluted net loss per share:
     As reported.................................... $ (0.96) $ (1.61) $ (1.34)
                                                     =======  =======  =======
     Pro forma...................................... $ (0.96) $ (1.62) $ (1.36)
                                                     =======  =======  =======

                                 VERISITY LTD.

             (Information as of September 30, 2000 and for the

        nine months ended September 30, 1999 and 2000 is unaudited)


  A summary of activity under the Company's share option plans and restricted share arrangements is as follows:

                            Shares     Number of              Weighted-Average
                          Available   Outstanding  Price Per   Exercise Price
                          For Grant     Options    Share(1)      Per Share
                          ----------  ----------- ----------- ----------------
Balance at December 31,
 1996....................    510,400     749,600        $0.00      $0.00
 Additional shares
  authorized.............  1,478,609         --            --        --
 Options granted......... (1,110,990)  1,110,990    0.00-0.49       0.30
 Options canceled........     60,350     (60,350)        0.41       0.41
 Restricted shares
  issued.................   (498,142)        --          0.00       0.00
                          ----------   ---------
Balance at December 31,
 1997....................    440,227   1,800,240    0.00-0.41       0.07
 Additional shares
  authorized.............  1,523,600         --            --        --
 Options granted.........   (875,190)    875,190    0.00-0.60       0.42
 Options exercised.......        --      (64,660)   0.21-0.49       0.27
 Options canceled........    293,103    (293,103)   0.21-0.60       0.30
 Restricted shares
  issued.................   (671,938)        --          0.30       0.30
 Restricted shares
  repurchased............     31,020         --          0.00       0.00
                          ----------   ---------
Balance at December 31,
 1998....................    740,822   2,317,667    0.00-0.60       0.15
 Options granted.........   (795,323)    795,323    0.60-1.10       0.74
 Options exercised.......        --      (98,746)   0.21-0.60       0.32
 Options canceled........    146,789    (146,789)   0.21-0.75       0.43
 Restricted shares
  repurchased............     62,343         --          0.00       0.00
                          ----------   ---------
Balance at December 31,
 1999....................    154,631   2,867,455    0.00-1.10       0.35
 Additional shares
  authorized
  (unaudited)............  1,500,000         --
 Options granted
  (unaudited)............ (1,367,100)  1,367,100    6.00-8.00       6.47
 Options exercised
  (unaudited)............        --     (647,676)   0.21-0.75       0.47
 Options canceled
  (unaudited)............   (200,868)    200,868    0.60-4.00       2.46
                          ----------   ---------
Balance at September 30,
 2000 (unaudited)........    488,399   3,386,011  $0.00-$8.00      $1.62
                          ==========   =========

--------
(1) $0.00 price per share represents an actual price equal to the par value of the ordinary shares (approximately $0.0025).

  Exercise prices for options outstanding as of December 31, 1999 and the weighted average remaining contractual life are as follows:

                          Options Outstanding             Options Exercisable
                ---------------------------------------- ---------------------
                    Number     Weighted                  Exercisable  Weighted
    Range of    Outstanding at Average  Weighted Average      at      Average
    Exercise     December 31,  Exercise    Remaining     December 31, Exercise
     Prices          1999       Price   Contractual Life     1999      Price
    --------    -------------- -------- ---------------- ------------ --------
                                            (Years)
   $0.00-$0.25    1,363,558     $0.05         6.69        1,140,244    $0.04
   $0.30-$0.49      603,729     $0.42         8.30          326,384    $0.39
   $0.60-$0.75      626,050     $0.64         8.90          114,167    $0.60
   $0.90-$1.10      274,118     $1.07         9.88              --     $0.00
                  ---------                               ---------
   $0.00-$1.10    2,867,455     $0.35         7.82        1,580,795    $0.15
                  =========                               =========

                                 VERISITY LTD.

            (Information as of September 30, 2000 and for the

       nine months ended September 30, 1999 and 2000 is unaudited)

 Non-Cash Charges Related to Equity Issuances

  During the year ended December 31, 1999 and the nine months ended September 30, 2000, the Company issued share options to employees with exercise prices which it believed represented the fair value of the shares. After beginning the initial public offering process, the Company re-evaluated the fair value of its ordinary shares. In connection with the re-evaluation, the Company recorded deferred share compensation for these share option grants of $450,000 in the year ended December 31, 1999 and $1,339,000 in the nine months ended September 30, 2000 (unaudited), representing the difference between the fair value of the ordinary shares for financial reporting purposes and the exercise price of the underlying options. This amount is recorded as a reduction of shareholders' equity and is being amortized over the vesting period of the individual options, generally four years, using the graded vesting method. The Company recorded amortization of deferred share compensation of $177,000 for the year ended December 31, 1999 and $708,000 for the nine months ended September 30, 2000 (unaudited).

  During the years ending December 31, 1998 and 1999 and the nine months ended September 30, 2000, the Company granted ordinary share options to nonemployees in consideration for services at exercise prices that range from the par value of the shares (approximately $0.0025) to $2.80 per share. These options are included in the option tables disclosed above. The Company measures the fair values of the nonemployee share options following the Black-Scholes model using a risk free interest rate of approximately 6%, an expected life of ten years, a dividend yield of 0%, and an expected volatility of the Company's ordinary shares of 80%.

  The value of options issued to non-employees in 1998 was immaterial. The options granted to non-employees in 1999 were for one-time services and were fully vested upon issuance. The Company recognized $14,000 in expense in connection with these options for the year ended December 31, 1999.

  During the nine month period ended September 30, 2000, the Company granted options to nonemployees that were subject to performance-based milestones that must be achieved in order for the options to begin vesting. Once the milestones have been achieved, the options have a four-year vesting term based on services to be provided. If the performance-based milestones are not achieved, then the Company will rescind the options. The Company, however, believes that the performance milestones will be achieved and therefore periodically remeasures the fair value of these options over the vesting period (that is, four years), which is the same as the performance period, and recognizes the expense as the required services are provided. For the nine months ended September 30, 2000, the Company recognized $26,000 (unaudited) in connection with nonemployee share compensation expense. In addition, the Company reduced revenue by $83,000 (unaudited) in connection with such options granted to distributors of the Company's products.

                                 VERISITY LTD.

             (Information as of September 30, 2000 and for the

        nine months ended September 30, 1999 and 2000 is unaudited)


8. NET LOSS PER SHARE

  The following table presents the calculation of basic and diluted net loss per share (in thousands, except share and per share data):

                                                            Nine Months Ended
                            Year Ended December 31,           September 30,
                         --------------------------------  ---------------------
                           1997       1998        1999       1999        2000
                         ---------  ---------  ----------  ---------  ----------
                                                               (unaudited)
Net loss................ $  (2,955) $  (6,492) $   (7,136) $  (5,747) $   (4,464)
                         =========  =========  ==========  =========  ==========
Basic and diluted
 weighted average
 shares:
 Weighted average
  ordinary shares
  outstanding .......... 5,473,344  6,768,195   7,456,511  7,369,217   8,295,167
 Less: weighted-average
  shares subject to
  repurchase and shares
  held in a share option
  trust ................ 2,400,494  2,726,658   2,145,362  2,250,694   1,546,259
                         ---------  ---------  ----------  ---------  ----------
 Weighted-average shares
  used in computing
  basic and diluted net
  loss per share........ 3,072,850  4,041,537   5,311,149  5,118,523   6,748,908
                         =========  =========  ==========  =========  ==========
Basic and diluted net
 loss per ordinary
 share.................. $   (0.96) $   (1.61) $    (1.34) $   (1.12) $    (0.66)
                         =========  =========  ==========  =========  ==========
Pro forma:
 Shares used above...... 3,072,850  4,041,537   5,311,149  5,118,523   6,748,908
 Pro forma adjustment to
  reflect weighted
  effect of assumed
  conversion of
  convertible preferred
  shares (unaudited)....                        6,322,996              6,056,077
                                               ----------             ----------
 Shares used in
  computing pro forma
  net loss per share,
  basic and diluted
  (unaudited)...........                       11,649,794             12,820,633
                                               ----------             ----------
 Pro forma net loss per
  ordinary share,
  basic and diluted
  (unaudited)...........                       $    (0.61)            $    (0.35)
                                               ==========             ==========

  The computation of pro forma basic and diluted net loss per share includes the assumed conversion of the outstanding preferred shares (using the as if converted method) from the original date of issuance.

  During all the periods presented, the Company had securities outstanding which could potentially dilute basic loss per share in future, but were excluded from the computation of diluted net loss per share, as their effect would have been antidilutive. Potential ordinary shares excluded from the earnings per share calculation because they were antidilutive totaled 4,630,593, 6,400,703 and 8,791,242 for the years ended December 31, 1997, 1998 and 1999, respectively, and 7,955,594 (unaudited) and 10,263,070 (unaudited) for the nine-month periods ended September 30, 1999 and 2000, respectively. These potential ordinary shares related to unvested restricted shares, share options and convertible preferred shares.

                                 VERISITY LTD.

             (Information as of September 30, 2000 and for the

        nine months ended September 30, 1999 and 2000 is unaudited)


9. INCOME TAXES

 Israeli Income Taxes

  During each of the three years in the period ended December 31, 1999, the Company incurred net operating losses. Based on an assessment of the available evidence, tax loss carryforwards resulting from these operating losses are not expected to be realized prior to their expiration. Accordingly, the deferred tax assets created by the loss carryforwards have been entirely offset by a valuation allowance resulting in no tax provision or benefit for each of the years ended December 31, 1997, 1998 and 1999.

  Two of Verisity's investment programs have been granted the status of "approved enterprise" by the Israeli Government under the Law for the Encouragement of Capital Investments, 1959 (the "Law") in 1996 and 1998. Israeli income derived from the approved enterprise investment programs is not subject to Israeli income tax for a period of two to four years commencing the first year that Verisity earns taxable income, and is subject to a reduced tax rate of 10%-25% for an additional three to eight year period (depending on the rate of foreign investment in Verisity). The tax benefit period is limited to the earliest of 12 years from completion of the investment under the plans or December 2012. Thereafter, Verisity will be subject to the regular corporate tax rate of 36% on its Israeli income. Income derived from sources other than the approved enterprise investment programs will be subject to tax at the regular rate of 36%.

  Verisity currently has no plans to distribute such tax-exempt income as dividends and intends to reassign future earnings to finance the development of the business. If the retained tax-exempt income is distributed in a manner other than in the complete liquidation of Verisity, it would be taxed at the corporate tax rate applicable to such profits (currently 25%). Verisity is in the process of completing the investments required under the program. Should Verisity fail to meet conditions stipulated by the law and by the approval certification, including making specified investments in fixed assets, maintaining the development and production nature of its facilities, and financing of at least 30% of the investment program through equity, it could be subject to corporate tax in Israel at the corporate rate of 36% and could be required to refund tax benefits received under the program (inclusive of interest and penalties).

  As of December 31, 1999, Verisity had approximately $12,500,000 of Israeli net operating loss carryforwards. The Israeli loss carryforwards have no expiration date. The Company expects that during the period these losses are utilized, its income could be substantially tax exempt. Accordingly, there will be no tax benefit available from such losses and no deferred incomes taxes have been included in these financial statements for these losses.

 U.S. Income Taxes

  As of December 31, 1999, the Company had approximately $4,000,000 of U.S. federal tax net operating loss carryforwards and $4,000,000 of U.S. state tax net operating loss carryforwards. The Company also has federal research and development credit carryforwards of approximately $100,000. The net operating loss and credit carryforwards expire in various amounts between the years 2011 and 2019.

                                 VERISITY LTD.

             (Information as of September 30, 2000 and for the

        nine months ended September 30, 1999 and 2000 is unaudited)


  Utilization of the U.S. net operating losses may be subject to substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses before utilization.

 Deferred Income Taxes

  Deferred tax assets and liabilities reflect the tax effects of net operating loss and credit carryforwards and of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts for income tax purposes. Significant components of Verisity's deferred tax assets and liabilities are as follows:

                                                                December 31,
                                                               ----------------
                                                                1998     1999
                                                               -------  -------
                                                               (in thousands)
Deferred tax assets:
  U.S. net operating loss carryforwards....................... $ 1,000  $ 1,800
  Other foreign net operating loss carryforwards                   --       200
  U.S. federal and state credit carryforwards.................     100      200
  Other, net..................................................     200      100
                                                               -------  -------
Total deferred tax assets.....................................   1,300    2,300
Valuation allowance for deferred tax assets...................  (1,300)  (2,300)
                                                               -------  -------
Net deferred tax assets....................................... $   --   $   --
                                                               =======  =======

  As of December 31, 1999, Verisity had other foreign net operating loss carryforwards of approximately $400,000. The net operating losses expire in 2004.

10. SEGMENTS AND GEOGRAPHIC INFORMATION

  Verisity operates in one industry segment, the development and marketing of software. The following is a summary of operations within geographic areas based on the location of the entity making the sales. Operations in the United States include marketing, sales, research and development, and technical customer support. Operations in Israel include research and development, local sales and technical customer support. Operations in Europe include sales.

                                           Year Ended December
                                                   31,          September 30,
                                          --------------------- --------------
                                           1997   1998   1999    1999   2000
                                          ------ ------ ------- ------ -------
                                                                 (unaudited)
                                                     (in thousands)
Revenues from sales to unaffiliated
 customers:
  United States.......................... $2,968 $6,083 $ 9,885 $6,695 $10,647
  Israel.................................  1,057    992   1,357    941   1,767
  Europe.................................     --     --     235    --    1,545
                                          ------ ------ ------- ------ -------
                                          $4,025 $7,075 $11,477 $7,636 $13,959
                                          ====== ====== ======= ====== =======
Long-lived assets:
  United States..........................        $  554 $   713        $   759
  Israel.................................           895     865            816
  Europe.................................            --      13             24
                                                 ------ -------        -------
                                                 $1,449 $ 1,591        $ 1,599
                                                 ====== =======        =======

                               VERISITY LTD.

             (Information as of September 30, 2000 and for the

        nine months ended September 30, 1999 and 2000 is unaudited)


  As reported in the above table: revenue generated in the United States is from sales to customers located in North America and Japan; revenue generated in Israel consists of sales to customers located in Israel; and revenue generated in Europe is from sales to customers located in Europe.

11. RELATED PARTY TRANSACTION

  In November 1996, SureFire entered into an agreement with an international distributor which is affiliated with a shareholder of the Company. The Company sold licenses to early versions of its products to this distributor in 1997. The market for these products did not fully develop until early 1998 when more updated versions were commercially available. The distributor had only limited success in reselling these licenses. The revenue associated with this transaction has been deferred until the licenses are resold to end customers.

  The deferred revenue balance associated with this transaction amounted to $400,000 at December 31, 1998, and $377,000 at December 31, 1999.

  The distribution agreement expired on September 30, 2000 and was not renewed. Verisity is not required to repurchase any unsold product upon expiration of the agreement and Verisity recognized $345,000 of revenue during the third quarter.

12. SUBSEQUENT EVENTS

  In August 2000, the Company's board of directors approved the Company's Amended and Restated Articles of Association that will become effective on the first day that the ordinary shares begin trading on the Nasdaq National Market. The Company's Amended and Restated Articles of Incorporation are subject to shareholder approval.

  Changes to the capital structure of the Company will include increasing authorized ordinary shares to 91,222,534 and Class B ordinary shares to 3,777,466 and authorizing 5,000,000 special preferred shares. Each class of shares will have a par value NIS 0.01 per share.

  In August 2000 the board of directors adopted the 2000 U.S. share incentive plan which authorizes the board of directors or its designated committee to issue up to 1,780,000 ordinary shares to employees, directors or consultants as incentive stock options, nonstatutory share options or share purchase rights under terms similar to the Company's existing option plans.

13. EVENTS SUBSEQUENT TO THE DATE OF THE INDEPENDENT AUDITORS REPORT
    (UNAUDITED)

  In September 2000, the board of directors adopted the 2000 employee share purchase plan to be effective upon the closing of an initial public offering of the Company's ordinary shares. The 2000 employee share purchase plan will remain in effect for 10 years, unless terminated by the board of directors at an earlier date. Initially, the Company has reserved 1,000,000 shares for issuance under

                               VERISITY LTD.

             (Information as of September 30, 2000 and for the

        nine months ended September 30, 1999 and 2000 is unaudited)

this plan, subject to annual increases based on the number of shares issued under the plan in the previous calendar year.

  In October 2000, the board of directors adopted the Verisity Ltd. directed share plan 2000 which becomes effective upon an initial public offering by the Company of its ordinary shares. This plan enables the Company's Israeli employees to purchase a fixed number of shares from the underwriters on the date of the initial public offering at the initial public offering price. To participate in the directed share plan 2000, an Israeli employee must have been an employee of the Company on October 10, 2000 and continue to be an employee on the date of the initial public offering.

                          SUREFIRE VERIFICATION, INC.

                         INDEX TO FINANCIAL STATEMENTS

                     Years ended December 31, 1997 and 1998

                                                                            Page
                                                                            ----
Report of Ernst and Young LLP, Independent Auditors........................ F-30

Audited Financial Statements:
Balance Sheets............................................................. F-31
Statements of Operations................................................... F-32
Statement of Stockholders' Equity (Deficit)................................ F-33
Statements of Cash Flows................................................... F-34
Notes to Financial Statements.............................................. F-35

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Shareholders
SureFire Verification, Inc.

  We have audited the accompanying balance sheets of SureFire Verification, Inc. as of December 31, 1997 and 1998, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SureFire Verification, Inc. at December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States.

                                          /s/ Ernst & Young LLP
Palo Alto, California
August 31, 2000

                          SUREFIRE VERIFICATION, INC.

                                 BALANCE SHEETS

              (in thousands, except share data and per share data)

                                                   December 31,
                                                  ----------------  September 30,
                                                   1997     1998        1999
                                                  -------  -------  -------------
                                                                     (unaudited)
                     ASSETS

 Current assets:
   Cash and cash equivalents....................  $   918  $   819     $   119
   Short-term investments.......................      502      --          --
   Accounts receivable..........................      --        45         389
   Other current assets.........................       13       16          11
                                                  -------  -------     -------
     Total current assets.......................    1,433      880         519
 Computer and equipment, net....................       38       59          56
                                                  -------  -------     -------
     Total assets...............................  $ 1,471  $   939     $   575
                                                  =======  =======     =======

 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

 Current liabilities:
   Accounts payable.............................  $    19  $    15     $     2
   Accrued compensation.........................       37       35         178
   Deferred revenue.............................      400      416         570
                                                  -------  -------     -------
     Total current liabilities..................      456      466         750
 Commitments
 Stockholders' equity (deficit):
   Convertible preferred stock, issuable in
    series, average par value of $0.80 per
    share; 2,392,857, 3,487,619 and 4,050,000
    shares issued and outstanding at December
    31, 1997 and 1998 and September 30, 1999,
    respectively; at amounts paid in (see Note 4
    for aggregate liquidation preference at
    September 30, 1999).........................    1,715    2,695       3,190
   Common stock, par value of $0.10 per share;
    15,000,000 shares authorized at September
    30, 1999; 7,500,000, 7,558,000 and 7,611,350
    shares issued and outstanding at December
    31, 1997 and 1998 and September 30, 1999,
    respectively; at amounts paid in............       31       39          45
   Deferred stock compensation..................       (9)      (4)        --
   Accumulated deficit..........................     (722)  (2,257)     (3,410)
                                                  -------  -------     -------
     Total stockholders' equity (deficit).......    1,015      473        (175)
                                                  -------  -------     -------
     Total liabilities and stockholders' equity
      (deficit).................................  $ 1,471  $   939     $   575
                                                  =======  =======     =======

   The accompanying notes are an integral part of these financial statements.

                          SUREFIRE VERIFICATION, INC.

                            STATEMENTS OF OPERATIONS

                (in thousands, except share and per share data)

                                       Year Ended         Nine Months Ended
                                      December 31,          September 30,
                                   --------------------  --------------------
                                     1997       1998       1998       1999
                                   ---------  ---------  ---------  ---------
                                                             (unaudited)
Revenue:
  License......................... $     --   $      96  $      69  $     692
  Maintenance and other...........        28          9          7         57
                                   ---------  ---------  ---------  ---------
Total revenue.....................        28        105         76        749
Cost of revenue:
  License.........................       --          15        --           1
  Maintenance and other...........       --          10          4         20
                                   ---------  ---------  ---------  ---------
    Total cost of revenue.........       --          25          4         21
                                   ---------  ---------  ---------  ---------
Gross profit......................        28         80         72        728
                                   ---------  ---------  ---------  ---------
Operating expenses:
  Research and development........       627      1,303        951        946
  Commissions.....................       --          10          2        194
  Sales and marketing.............         6        173         82        630
  General and administrative......       148        167        121        128
                                   ---------  ---------  ---------  ---------
    Total operating expenses......       781      1,653      1,156      1,898
                                   ---------  ---------  ---------  ---------
Operating loss....................      (753)    (1,573)    (1,084)    (1,170)
Interest and other income.........        13         38         31         17
                                   ---------  ---------  ---------  ---------
Net loss.......................... $    (740) $  (1,535) $  (1,053) $  (1,153)
                                   =========  =========  =========  =========
Net loss per share:
  Basic and diluted............... $   (0.25) $   (0.37) $   (0.27) $   (0.20)
                                   =========  =========  =========  =========
Shares used in computing net loss
 per share:
  Basic and diluted............... 2,944,689  4,165,223  3,928,261  5,849,940
                                   =========  =========  =========  =========


   The accompanying notes are an integral part of these financial statements.

                          SUREFIRE VERIFICATION, INC.

                  STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

                       (in thousands, except share data)

                            Convertible                                    Retained       Total
                          Preferred Stock    Common Stock     Deferred     Earnings   Stockholders'
                          ---------------- ----------------    Stock     (Accumulated    Equity
                           Shares   Amount  Shares   Amount Compensation   Deficit)     (Deficit)
                          --------- ------ --------- ------ ------------ ------------ -------------
Balance at January 1,
 1997...................    250,000 $  248 7,500,000  $ 7       $ --       $    18       $   273
Issuance of Series B
 convertible preferred
 stock, net of issuance
 costs..................  2,142,857  1,467       --    --         --           --          1,467
Deferred stock
 compensation related to
 grant of options for
 legal services.........        --     --        --    24        (24)          --            --
Amortization of deferred
 stock compensation.....        --     --        --    --         15           --             15
Net loss................        --     --        --    --         --          (740)         (740)
                          --------- ------ ---------  ---       ----       -------       -------
Balance at December 31,
 1997...................  2,392,857  1,715 7,500,000   31         (9)         (722)        1,015
Issuance of Series C
 convertible preferred
 stock, net of issuance
 costs..................  1,104,762    980       --    --         --           --            980
Issuance of common stock
 upon exercise of stock
 options................        --     --     58,000    7         --           --              7
Deferred stock
 compensation related to
 grant of options for
 legal services.........        --     --        --     1         (1)          --            --
Amortization of deferred
 stock compensation.....        --     --        --    --          6           --              6
Net loss................        --     --        --    --         --        (1,535)       (1,535)
                          --------- ------ ---------  ---       ----       -------       -------
Balance at December 31,
 1998...................  3,497,619  2,695 7,558,000   39         (4)       (2,257)          473
Issuance of Series C
 convertible preferred
 stock, net of issuance
 costs (unaudited)......    552,381    495       --    --         --           --            495
Issuance of common stock
 upon exercise of stock
 options (unaudited)....        --     --     53,350    6         --           --              6
Amortization of deferred
 stock compensation
 (unaudited)............        --     --        --    --          4           --              4
Net loss (unaudited)....        --     --        --    --         --        (1,153)       (1,153)
                          --------- ------ ---------  ---       ----       -------       -------
Balance at September 30,
 1999 (unaudited).......  4,050,000 $3,190 7,611,350  $45       $ --       $(3,410)      $  (175)
                          ========= ====== =========  ===       ====       =======       =======


  The accompanying notes are an integral part of these financial statements.

                          SUREFIRE VERIFICATION, INC.

                            STATEMENTS OF CASH FLOWS

                                 (in thousands)

                                                                Nine Months
                                               Year Ended          Ended
                                              December 31,     September 30,
                                             ---------------  ----------------
                                              1997    1998     1998     1999
                                             ------  -------  -------  -------
                                                                (unaudited)
Cash flows from operating activities:
Net loss...................................  $ (740) $(1,535) $(1,053) $(1,153)
Adjustments to reconcile net loss to net
 cash used in operating activities:
  Depreciation.............................      13       17        6       26
  Amortization of deferred stock
   compensation............................      15        6        4        4
  Changes in operating assets and
   liabilities:
    Short term investments.................    (502)     502      502      --
    Trade accounts receivable..............      43      (45)     --      (344)
    Other current assets...................      16       (3)       3        5
    Accounts payable.......................      19       (4)     (19)     (13)
    Accrued compensation...................      (7)      (2)      16      143
    Deferred revenue.......................     400       16      --       154
                                             ------  -------  -------  -------
      Net cash used in operating
       activities..........................    (743)  (1,048)    (541)  (1,178)
                                             ------  -------  -------  -------

Cash flows from investing activities:
Purchases of computer and equipment........     (32)     (38)     (33)     (23)
                                             ------  -------  -------  -------
Net cash used in investing activities......     (32)     (38)     (33)     (23)
                                             ------  -------  -------  -------

Cash flows from financing activities:
Net proceeds from issuance of preferred
 stock.....................................   1,467      980      --       495
Net proceeds from issuance of common
 stock.....................................     --         7        4        6
                                             ------  -------  -------  -------
Net cash provided by financing activities..   1,467      987        4      501
                                             ------  -------  -------  -------
Net increase (decrease) in cash and cash
 equivalents...............................     692      (99)    (570)    (700)
Cash and cash equivalents at beginning of
 the period................................     226      918      918      819
                                             ------  -------  -------  -------
Cash and cash equivalents at end of the
 period....................................  $  918  $   819  $   348  $   119
                                             ======  =======  =======  =======



   The accompanying notes are an integral part of these financial statements.

                          SUREFIRE VERIFICATION, INC.

                         NOTES TO FINANCIAL STATEMENTS

 (Information as of September 30, 1999 and for the nine-months ended September
                      30, 1998 and 1999, as amended)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization and Basis of Presentation

  SureFire Verification, Inc. ("SureFire" or "the Company") was incorporated under the laws of California in April 1996. During 1997, the Company was in the development stage and commenced ongoing operations on January 1, 1998. The Company developed, marketed and supported software which provided systems and semiconductor companies with the ability to automate the functional verification of system and integrated circuit designs.

  In November 1999, SureFire was acquired by Verisity Ltd. ("Verisity") in a business combination accounted for using the pooling-of-interests method. Holders of Surefire's common or preferred stock received a total of 2,948,861 ordinary shares of Verisity. Verisity's options were exchanged for all of SureFire's outstanding vested and unvested stock options at the exchange rate specified to effect the business combination. Operations of SureFire were merged into Verisity Design, Inc., a wholly-owned subsidiary of Verisity.

  The financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

 Interim Financial Information

  The interim financial information as of September 30, 1999 and for the nine months ended September 30, 1998 and 1999 is unaudited, but in the opinion of management, has been prepared on the same basis as the annual financial statements and includes all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of its financial position at such dates and its results of operations and cash flows for those periods.

 Revenue Recognition

  License revenue is comprised of perpetual and time-based license fees which are primarily derived from contracts with corporate customers. For each sale, the Company defers the recognition of revenue until persuasive evidence of an agreement has been received, delivery of the product and license key has occurred, the fee is fixed or determinable, collectibility is probable, and there are no remaining obligations by the Company. The Company considers all arrangements with payment terms longer than normal not to be fixed or determinable. The Company's standard payment recognition terms currently range from "net 30 days" to "net 90 days." The Company does not currently offer, has not offered in the past, and does not expect to offer in the future, extended payment term arrangements. If the fee due

                          SUREFIRE VERIFICATION, INC.

 (Information as of September 30, 1999 and for the nine-months ended September
                      30, 1998 and 1999, as amended)

from the customer is not fixed and determinable, revenue is recognized as payments become due from the customer. If collectibility is not considered probable, revenue is recognized when the fee is collected.

  For perpetual licenses, once all of the above conditions have been met, the Company recognizes license revenue based upon the residual method after all elements other than maintenance have been delivered as prescribed by Statement of Position 98-9, "Modification of SOP No. 97-2 "Software Revenue Registration' With Respect to Certain Transactions" as vendor-specific objective evidence ("VSOE") of fair value for the delivered elements does not exist.

  Maintenance revenue is derived from support arrangements. Maintenance arrangements provide technical customer support and the right to unspecified upgrades on an if-and-when-available basis. In accordance with paragraph 10 of Statement of Position 97-2, "Software Revenue Recognition," VSOE, of fair value of maintenance is determined based on the price charged for the maintenance element when sold separately. The maintenance term is typically one year in duration and maintenance revenue is recognized ratably over the maintenance term.

  Time-based licenses of 12 months or less include maintenance. VSOE of fair value does not exist for the related support arrangement as maintenance is not priced or offered separately for such arrangements. In these cases, the Company recognizes the license and maintenance revenue ratably over the period of each arrangement.

  Customer advances and billed amounts due from customers in excess of revenue recognized are recorded as deferred revenue.

 Stock-Based Compensation

  The Company accounts for employee stock option grants in accordance with Accounting Principles Board Opinion, or APB, No. 25, "Accounting for Employee Stock Issued to Employees." Under APB 25, when the exercise price of stock options granted to employees equals the market price of the underlying stock on the date of grant, no compensation expense is recognized. The Company has adopted the "disclosure only" alternative described in Financial Accounting Standards Board's Statement of Financial Accounting Standards, or SFAS, No. 123, "Accounting for Stock-Based Compensation." The effect of applying the fair value method of SFAS 123 to the Company's stock options results in net income
(loss) that is not materially different from the amounts reported.

  All stock-based awards to non-employees are accounted for in accordance with SFAS 123 and Emerging Issues Task Force Consensus No. 96-18.

 Fair Value of Financial Instruments

  Cash and cash equivalents, accounts receivable and accounts payable, are carried at cost, which approximates fair value due to the short maturity of these instruments.

                          SUREFIRE VERIFICATION, INC.

 (Information as of September 30, 1999 and for the nine-months ended September
                      30, 1998 and 1999, as amended)


 Cash Equivalents

  The Company considers all highly liquid investments with maturities of three months or less, at the date of purchase, to be cash equivalents.

 Short-Term Investments

  Short-term investments consist of certificates of deposit maturing in six months or less.

 Net Income (Loss) Per Share

  Basic and diluted net loss per share are computed using weighted average common shares, in accordance with SFAS No. 128, "Earnings per Share," for all periods presented.

  During all the periods presented, the Company had securities outstanding which could potentially dilute basic loss per share in future, but were excluded from the computation of diluted net loss per share, as their effect would have been antidilutive.

  Potential shares of common stock excluded from the earnings per share calculation because they were antidilutive totaled 684,442 and 2,541,168 for the years ended December 31, 1997 and 1998, respectively, and 2,392,857 and 3,841,323 for the nine months ended September 30, 1998 and 1999, respectively (unaudited). These potential shares of common stock related to unvested restricted shares of common stock, stock options and convertible preferred stock.

 Computer and Equipment

  Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which are generally three years.

 Concentration of Credit Risk

  Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash equivalents and trade accounts receivable.

  The Company sells its products to customers in North America. The Company performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral. Through September 30, 1999, no significant losses on financial instruments have been incurred.

  For the nine-month period ended September 30, 1999 (unaudited), one customer accounted for 11.3% of total revenue. For the nine-month period ended September 30, 1998 (unaudited), three customers accounted for 20.3%, 34.8% and 35.7%, respectively, of total revenue. For 1998, four customers accounted for 35.9%, 25.4%, 24.8% and 13.9%, respectively, of total revenue. For 1997, three customers accounted for 36.2%, 32.6% and 31.2%, respectively, of total revenue.

                          SUREFIRE VERIFICATION, INC.

 (Information as of September 30, 1999 and for the nine-months ended September
                      30, 1998 and 1999, as amended)


 Comprehensive Loss

  The Company has adopted the provisions of Financial Standards Accounting Board SFAS No. 130, "Reporting Comprehensive Income." The Company has no items of other comprehensive income in any of the periods presented, and therefore, net loss equals total comprehensive loss for all periods presented.

 Research and Development

  Research and development expenditures are charged to operations as incurred. Financial Standards Accounting Board SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on the Company's product development process, technological feasibility is established upon the completion of a working model. To date, costs incurred by the Company between the completion of the working model and the point at which the product is ready for general release have been insignificant. Accordingly, the Company has charged all such costs to research and development expense in the period incurred.

 Advertising Expenses

  Advertising expenses are charged to the statement of operations as incurred. Advertising expenses were immaterial for all years presented.

2. COMPUTER AND EQUIPMENT

  Property and equipment consist of the following:

                                                   December 31,    September 30,
                                                    1997    1998       1999
                                                   ------  ------  -------------
                                                                    (unaudited)
                                                         (in thousands)
   Computer and equipment........................  $   51  $   89      $112
   Less accumulated depreciation.................      13      30        56
                                                   ------  ------      ----
   Computer and equipment, net...................  $   38  $   59      $ 56
                                                   ======  ======      ====

3. LEASES

  Future minimum payments under noncancelable operating lease agreements at December 31, 1998 are as follows:

                                                                    Operating
                                                                      Leases
                                                                  --------------
                                                                  (in thousands)
   Year ending December 31:
     1999........................................................      $ 56
     2000........................................................      46
                                                                       ----
                                                                       $102
                                                                       ====

                          SUREFIRE VERIFICATION, INC.

 (Information as of September 30, 1999 and for the nine-months ended September
                      30, 1998 and 1999, as amended)


  Rent expense was approximately $37,000 and $17,000 for the years ended December 31, 1998 and 1997, respectively, and $42,000 for the nine months ended September 30, 1999 (unaudited).

4. STOCKHOLDERS' EQUITY

 Convertible Preferred Stock

  Convertible preferred stock consists of the following:

                                                          Shares
                                         Shares    Par   Issued &   Liquidation
                                       Authorized Value Outstanding Preferences
                                       ---------- ----- ----------- -----------
   December 31, 1997
   Series A...........................   250,000  $1.00    250,000  $  250,000
   Series B........................... 2,142,857  $0.70  2,142,857   1,500,000
                                       ---------         ---------  ----------
                                       2,392,857         2,392,857  $1,750,000
                                       =========         =========  ==========
   December 31, 1998
   Series A...........................   250,000  $1.00    250,000  $  250,000
   Series B........................... 2,142,857   0.70  2,142,857   1,500,000
   Series C........................... 1,104,762  $0.90  1,104,762     994,286
                                       ---------         ---------  ----------
                                       3,497,619         3,497,619  $2,744,286
                                       =========         =========  ==========
   September 30, 1999 (unaudited)
   Series A...........................   250,000  $1.00    250,000  $  250,000
   Series B........................... 2,142,857   0.70  2,142,857   1,500,000
   Series C........................... 1,657,143  $0.90  1,657,143   1,491,429
                                       ---------         ---------  ----------
                                       4,050,000         4,050,000  $3,241,429
                                       =========         =========  ==========

  Each share of Series A, B, and C convertible preferred stock is, at the option of the holder of such share, at any time, convertible into the number of common shares which results from dividing the conversion price of the shares of preferred stock that is in effect at the time of conversion (the initial conversion price for a share of preferred stock will be its respective original issue price). The outstanding convertible preferred stock automatically convert into the applicable class of common stock upon the consummation of an underwritten public offering with at least $15,000,000 of net proceeds to the Company and an offering price per share of at least $7.50 or the written consent of holders of 75% of the outstanding shares of preferred stock (subject to adjustments for share splits, share dividends, and like events).

  Series A, B, and C convertible preferred shareholders are entitled to receive dividends, if and when declared by the board of directors, out of any funds legally available for that purpose. The preferred stock are entitled to receive noncumulative dividends at $0.10, $0.07 and $0.09 per share for Series A, B and C, respectively, prior to the payment of any dividends (other than those payable solely in common stock) with respect to the common stock in any given fiscal year of the Company.

                          SUREFIRE VERIFICATION, INC.

 (Information as of September 30, 1999 and for the nine-months ended September
                      30, 1998 and 1999, as amended)


  In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the preferred stock then outstanding will be entitled to be paid out of the assets of the Company legally available for distribution to its shareholders, before any payment or declaration and setting apart for payment of any amount will be made in respect of the common stock, an amount equal to the original issue price per share plus an amount equal to all declared and unpaid dividends thereon (the "Preference Amount"). If upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the assets to be distributed to the holders of the preferred stock are insufficient to permit the payment to such shareholders of the full Preference Amount, then all the assets of the Company to be distributed to shareholders will be distributed ratably to the holders of the preferred stock in proportion to the aggregate Preference Amounts of the shares of preferred stock held by each such holder, assuming conversion of all preferred stock into common stock.

  If following the distribution of the full Preference Amount to the holders of the preferred stock there are assets of the Company remaining to be distributed, they will be distributed ratably to the holders of the common stock and preferred stock then outstanding based on the number of shares of common stock held by each such holder, assuming conversion of all preferred stock into common stock.

  A consolidation or merger of the Company with or into any other corporation or corporations in which the holders of the Company's outstanding shares immediately prior to the consolidation or merger do not retain a majority of the voting power in the surviving corporation, or a sale of all or substantially all the assets of the Company, will be deemed a liquidation, dissolution or winding up of the Company.

  The Series A, B, and C convertible preferred stockholders have voting rights based on the number of shares of common stock into which the preferred stock is convertible.

 Stock Options

  In April 1997, the Company adopted its 1997 Stock Option Plan (the "Plan"), under which it is authorized to grant incentive stock options or nonqualified stock options to directors, officers, consultants, independent contractors and employees. Options granted under the Plan vest, or become exercisable, over a period of four years from the date of grant where 1/4th of the options will vest after one year and an additional 1/48th of the options will vest each month thereafter. The options granted under the Plan generally expire 10 years after the grant date.

                          SUREFIRE VERIFICATION, INC.

 (Information as of September 30, 1999 and for the nine-months ended September
                      30, 1998 and 1999, as amended)


  A summary of activity under the Plan is as follows:

                                                                      Weighted
                                                                       Average
                                   Options     Number of              Exercise
                                  Available   Outstanding  Price Per    Price
                                  for Grant     Options      Share    Per Share
                                  ----------  ----------- ----------- ---------
   Options authorized at April
    1997........................   3,200,000         --       --         --
   Options granted..............  (1,506,200)  1,506,200  $0.10-$0.22  $ 0.10
   Options canceled.............     245,000    (245,000)    0.10        0.10
                                  ----------   ---------
   Balance at December 31,
    1997........................   1,938,800   1,261,200   0.10-0.22    0.117
                                  ----------   ---------
   Options granted..............    (693,324)    693,324     0.12       0.120
   Options exercised............         --      (58,000)  0.10-0.12    0.120
   Options canceled.............     438,000    (438,000)  0.10-0.12    0.114
                                  ----------   ---------
   Balance at December 31,
    1998........................   1,683,476   1,458,524   0.10-0.22    0.119
                                  ----------   ---------
   Options granted (unaudited)..    (387,000)    387,000     0.12       0.120
   Options exercised
    (unaudited).................         --      (53,350)  0.10-0.12    0.109
   Options canceled
    (unaudited).................     114,998    (114,998)    0.12       0.120
                                  ----------   ---------
   Balance at September 30, 1999
    (unaudited).................   1,411,474   1,677,176  $0.10-$0.22  $0.121
                                  ==========   =========

  Exercise prices for options outstanding as of September 30, 1999 (unaudited) and the weighted average remaining contractual life are as follows:

                         Options Outstanding          Options Exercisable
                ------------------------------------- --------------------
                                             Weighted             Weighted
     Range of               Weighted Average Average              Average
     Exercise     Number       Remaining     Exercise             Exercise
      Prices    Outstanding Contractual Life  Price   Exercisable  Price
    ----------  ----------- ---------------- -------- ----------- --------
                               (in years)
      $0.10        309,000        7.72       $  0.10    202,333    $ 0.10
      $0.12      1,308,176        9.75          0.12    334,211      0.12
      $0.22         60,000        7.54          0.22     60,000      0.22
                 ---------                              -------
   $0.10-$0.22   1,677,176        9.30       $ 0.123    596,544    $0.123
                 =========                              =======

  Exercise prices for options outstanding as of December 31, 1998 and the weighted average remaining contractual life is as follows:

                         Options Outstanding          Options Exercisable
                ------------------------------------- --------------------
                                             Weighted             Weighted
     Range of               Weighted Average Average              Average
     Exercise     Number       Remaining     Exercise             Exercise
      Prices    Outstanding Contractual Life  Price   Exercisable  Price
    ----------  ----------- ---------------- -------- ----------- --------
                               (in years)
      $0.10        339,000        8.47        $ 0.10    138,375    $ 0.10
      $0.12      1,059,524        9.28          0.12     85,925      0.12
      $0.22         60,000        8.29          0.22     60,000      0.22
                 ---------                              -------
   $0.10-$0.22   1,458,524        9.05        $0.119    284,300    $0.131
                 =========                              =======

                          SUREFIRE VERIFICATION, INC.

 (Information as of September 30, 1999 and for the nine-months ended September
                      30, 1998 and 1999, as amended)


  At September 30, 1999 and December 31, 1998, the Company had reserved 3,088,650 (unaudited) and 3,142,000 shares of common stock, respectively, for future issuance upon the exercise of stock options.

  Pro forma information regarding net loss is required by SFAS 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted under the fair value method of that statement. The fair value of the options was estimated at the date of grant using the minimum value method option pricing model with the following weighted average assumptions for 1998 and 1997 and the nine months ended September 30, 1999: risk-free interest rates of approximately 6%; a dividend yield of 0%; and a weighted average expected life of the option of three years.

  The effect of applying SFAS 123 did not result in pro forma net loss per share that is materially different from the amount reported for the years ended December 31, 1998 and 1997. Therefore, such pro forma information is not separately presented. The pro forma effect of applying SFAS 123 is not likely to be representative of the effects on pro forma disclosures in future years.

4. INCOME TAXES

  At September 30, 1999 (unaudited). SureFire has U.S. federal net operating loss carryforwards for income tax purposes of approximately $3.4 million. SureFire also has federal research and development credit carryforwards of approximately $100,000. The net operating loss and research and development credit carryforwards expire in various amounts between the years 2011 and 2019.

  Utilization of the U.S. net operating losses may be subject to substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses before utilization.

 Deferred Income Taxes

  Deferred tax assets and liabilities reflect the net tax effects of net operating loss and credit carryforwards and of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of SureFire's deferred tax assets and liabilities for federal and state income taxes are as follows:

                                                  December 31,
                                                  --------------  September 30,
                                                  1997    1998        1999
                                                  -----  -------  -------------
                                                                   (unaudited)
                                                        (in thousands)
   Deferred tax assets:
     U.S. net operating loss carryforwards......  $ 100  $   700     $ 1,400
     U.S. federal and state credit
      carryforwards.............................    100      100         200
     Other, net.................................    100      200         --
                                                  -----  -------     -------
   Total deferred tax assets....................    300    1,000       1,600
   Valuation allowance for deferred tax assets..   (300)  (1,000)     (1,600)
                                                  -----  -------     -------
   Net deferred tax assets......................  $ --   $   --      $   --
                                                  =====  =======     =======

                               [LOGO OF VERISITY]

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus is not complete and may be + +changed. We may not sell these securities until the registration statement +
+filed with the Securities and Exchange Commission is effective. This          +
+preliminary prospectus is not an offer to sell securities, and we are not + +soliciting offers to buy these securities, in any state where the offer or +
+sale is not permitted.                                                        +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED NOVEMBER 9, 2000
                              [VERSITY LTD.--LOGO]

                                Ordinary Shares

  Verisity Ltd. is offering 3,335,000 of its ordinary shares. This is our initial public offering and no public market currently exists for our ordinary shares. We have applied to have our ordinary shares approved for quotation on the Nasdaq National Market under the symbol "VRST." We anticipate that the initial public offering price will be between $8.00 and $10.00 per share.

                                --------------

                Investing in our ordinary shares involves risks.
                    See "Risk Factors" beginning on page 8.

                                --------------

                                                                Per Share Total
                                                                --------- -----
Public Offering Price..........................................    $      $
Underwriting Discounts and Commissions.........................    $      $
Proceeds to Verisity Ltd. .....................................    $      $

  The United States Securities and Exchange Commission has not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

  Verisity Ltd. has granted the underwriters a 30-day option to purchase up to an additional 500,250 of our ordinary shares to cover over-allotments.

                                --------------

Robertson Stephens International

                       Dain Rauscher Wessels

                                                                        SG Cowen

                   The date of this prospectus is     , 2000

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

  The following table sets forth the costs and expenses payable by us in connection with the sale of the ordinary shares we are offering, other than underwriting discounts and commissions. All amounts, except the SEC registration fee, the NASD Filing Fee and the Nasdaq National Market listing fee, are estimates.

   Item                                                                Amount
   ----                                                              ----------
   SEC registration fee............................................. $   12,144
   NASD filing fee..................................................      5,100
   Nasdaq National Market listing fee...............................      5,000
   Blue Sky fees and expenses.......................................     10,000
   Printing and engraving expenses..................................      5,000
   Legal fees and expenses..........................................    500,000
   Accounting fees and expenses.....................................    750,000
   Transfer Agent and Registrar fees................................     10,000
   Miscellaneous expenses...........................................    470,756
                                                                     ----------
     Total.......................................................... $1,765,000
                                                                     ==========

Item 14. Indemnification of Directors and Officers

  The Companies Law allows a company to include in its articles of association provisions pursuant to which it may:

  . exempt, in advance or after the fact, an office holder from liability to the company for breach of his duty of care, subject to the requirements of the Companies Law;

  . indemnify an office holder of the company by reason of acts or omissions committed in his capacity as an office holder, for:

   . monetary liabilities imposed upon him under a court judgment, including a compromise judgment or an arbitrator's decision approved by a court; and

   . reasonable litigation expenses, including attorney's fees, actually incurred by him or imposed upon him by a court, in an action brought against him by or on behalf of the company or by other persons, or in a criminal action from which he was acquitted, or in which he was convicted if the criminal action does not require proof of criminal intent;

  . enter into a contract to insure the liability of an office holder of the company by reason of acts or omissions committed in his capacity as an office holder of the company regarding:

   . the breach of his duty of care towards the company or any other person;

   . the breach of his fiduciary duty to the company provided that he acted in good faith and had a reasonable basis to believe that the act would not impair the interests of the company; and

   . monetary liabilities which may be imposed upon him in favor of other persons.

  The Companies Law also provides that the articles of association of a company may provide for indemnification of an office holder either in advance or after the event; provided, however, that any advance undertaking to indemnify must be limited to occurrences of types which the board of directors can reasonably foresee at the time the undertaking to indemnify is given and to an amount that the board of directors determines is reasonable in such circumstances. In addition, the Companies Law provides that a company may not indemnify, exempt or enter into an insurance contract which would provide coverage for the liability of an office holder for:

  . a breach of his or her duty of loyalty, except to the extent described above;

  . a breach of his or her duty of care, if the breach was done intentionally, recklessly or with disregard of the circumstances of the breach or its consequences;

  . an act or omission done with the intent to unlawfully realize personal gain; or

  . a fine or penalty against him or her.

  Under the Companies Law, indemnification of, and procurement of insurance coverage for, an office holder of a company requires the approval of the company's audit committee and board of directors, and in some circumstances the approval of the company's shareholders.

  We have agreed to indemnify each of our office holders to the extent permitted by the Companies Law and intend to increase the amount of our directors' and officers' liability insurance policy. The insurance policy includes coverage relating to the offering of the ordinary shares described in this prospectus. In September 2000, our board of directors authorized us to enter into indemnification agreements with each of our office holders. On October 4, 2000 these agreements were approved by our shareholders. In general the indemnification agreements provide, subject to specified conditions and limitations, that we will defend, indemnify and hold harmless our office holders for all amounts they must pay, including reasonable legal expenses, if they are a party to or threatened to be made a party to any legal proceedings by reason of any act or omission made in their capacity as office holders. Obligations that result from the offering of the ordinary shares described in this prospectus would also be covered by the indemnification agreements.

  The underwriting agreement (Exhibit 1.1) provides for indemnification against some civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of our representations and warranties contained in the underwriting agreement.

Item 15. Recent Sales of Unregistered Securities

  Between September 11, 1995 and February 15, 1996, we issued 2,160,000 ordinary shares to Yoav Hollander, our co-founder.

  On February 15, 1996, we issued 1,440,000 ordinary shares to Ma'ahaz Ne'eman Ltd., a trust company. Pursuant to a trust arrangement, these shares are held in trust within the framework of an employee share option plan and distributed to our employees under the terms of such plan.

  In February 1996, we issued an aggregate of 432,000 Series A1 Preferred Shares to two accredited investors, for an aggregate consideration of $299,981, of which only 345,000 shares remain held by them.

  On September 26, 1996 we issued Gemini Israel Fund L.P. a warrant to purchase 18,150 Series A Preferred Shares (as adjusted) at an exercise price of $1.24 per share. The warrant will be exercised upon the closing of our initial public offering.

  On November 3, 1996, we issued an aggregate of 960,000 Series A2 Preferred Shares to two accredited investors, and their affiliates, for an aggregate consideration of $1,000,000, of which 766,000 shares remain held by them.

  On November 3, 1996, we issued 1,129,020 Series A3 Preferred Shares to five accredited investors for an aggregate consideration of $1,399,985, of which 901,040 remain held by them.

  On July 20, 1997, we issued 374,062 ordinary shares pursuant to a share restriction agreement to Kathryn Kranen, one of the former officers of our subsidiary, Verisity Design, Inc. ("Verisity Design"). The shares were subject to a repurchase option in favor of our subsidiary. Upon Ms. Kranen's termination, Verisity Design, Inc. exercised its repurchase option with respect to 62,343 ordinary shares.

  From August to November 1997, we issued an aggregate of 1,305,669 Series B1 and B2 Preferred Shares to 13 accredited investors for an aggregate consideration of $2,734,985.

  Pursuant to an agreement dated March 23, 1998, we issued 671,938 ordinary shares to Moshe Gavrielov, our Chief Executive Officer, for an aggregate consideration of $201,581. The shares are subject to certain vesting requirements and the unvested portion of the shares are subject to a repurchase option in favor of Verisity Design, Inc.

  From July 1998 to December 1998, we issued an aggregate of 870,630 Series C Preferred Shares to 15 accredited investors for an aggregate consideration of $5,231,703.

  From February to May 1999, we issued an aggregate of 1,672,320 Series D Preferred Shares to 18 accredited investors for an aggregate consideration of $12,317,473.

  On July 29, 1999, we issued Needham & Company Inc. a warrant to purchase up to an aggregate of 45,618 Series D Preferred Shares at an exercise price of $7.3655 per share. Upon the closing of our initial public offering, the warrant will become exercisable for up to 45,618 ordinary shares.

  On July 29, 1999, we issued E. F. Capital Management Inc. a warrant to purchase up to an aggregate of 19,551 Series D Preferred Shares at an exercise price of $7.3655 per share. Upon the closing of our initial public offering, the warrant will become exercisable for up to 19,551 ordinary shares.

  On November 30, 1999, we issued 2,948,861 ordinary shares to 15 shareholders and 400,229 substitute options to purchase ordinary shares to 18 option holders of SureFire Verification, Inc. in connection with its merger with and into Verisity Design, Inc.

  Since our inception, we have issued options to purchase an aggregate of 6,061,985 ordinary shares to a number of our employees, directors and consultants.

  The issuance of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of such Securities Act as transactions by an issuer not involving any public offering. In addition, certain issuances of stock options described above were deemed exempt from registration under the Securities Act in reliance upon Rule 701 promulgated under the Securities Act. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

Item 16. Exhibits and Financial Statement

  (a) Exhibits

  1.1*     Form of Underwriting Agreement.
  3.1**    Articles of Association, as amended.
  3.2      Amendment to the Articles of Association
  3.3      Form of Amended and Restated Articles of Association.
  3.4+**   Memorandum of Association, as amended.
  4.1*     Form of Share Certificate.
  4.2**    Warrant to Purchase up to an aggregate of 18,150 Series A Preferred
            Shares, as adjusted.
  4.3**    Warrant to Purchase up to an aggregate of 45,618 Series D Preferred
            Shares.
  4.4**    Warrant to Purchase up to an Aggregate of 19,551 Series D Preferred
            Shares.
  5.1*     Form of Legal Opinion of Salinger & Co. Advocates.
 10.1**    Loan Modification Agreement dated as of December 30, 1999, by and between Verisity Design, Inc. and Silicon Valley Bank.
 10.2**    Amended and Restated Loan and Security Agreement by and between
            Silicon Valley Bank and Verisity Design, Inc., dated as of December
            31, 1998.
 10.3**    Unconditional Guaranty (Verisity Ltd.) dated as of December 31,
            1998.
 10.4+**   Lease Agreement dated as of July 29, 1997 by and between Mifalei
            Locky, 1'Bniya Ltd. and Verisity Ltd.
 10.5**    Rental Agreement by and between Verisity Design, EURL and IOM
            Business Center GmbH, dated as of October 1, 1999.
 10.6+**   Rental Agreement by and between Verisity Design, EURL and IOM
            Business Center GmbH, dated May 8, 2000.
 10.7**    License by and between Chancery Court Business Center Ltd. and
            Verisity Design, EURL, effective as of August 1, 2000.
 10.8**    Office Services Agreement by and between Verisity Design, EURL and
            Vantas, effective as of November 1, 1999.
 10.9**    Domiciliation Agreement by and between Verisity Design, EURL and
            "BURO Club," dated May 11, 1999.
 10.10**   Landmark Office Center Lease by and between Landmark Investments
            Limited and Verisity Design, Inc., dated August 10, 1998.
 10.11**   Landmark Office Center Lease by and between Landmark Investments
            Limited and Verisity Design, Inc., dated August 10, 1998.
 10.12**   Form of Sublease by and between Guy F. Atkinson Construction
            Corporation and Verisity Design, Inc.
 10.13**   Office Service Agreement effective as of October 1, 2000 by and between Austin Mopac d/b/a/ Vantos and Verisity Design, Inc.
 10.14**   Office Service Agreement dated as of November 8, 1999 by and between
            Plano Executive Suite, Inc. d/b/a HQ Plano, Managing Partner and
            Verisity Design, Inc.
 10.15++** Letter Distributor Agreement dated as of December 1, 1998 by and between Verisity Design, Inc. and Integrated Systems Scandinavia
            AB.
 10.16++** International Distributor Agreement by and between Verisity Design,
            Inc. and Cybertec Yugen Kaisha, effective as of January 1, 1999.
 10.17++** International Distributor Agreement by and between Verisity Design,
            Inc. and Davan Tech Company, Ltd., dated as of November 10, 1999.
 10.18**   Employment Agreement effective as of October 26, 1999 by and between
            Verisity Design, Inc. and Michael McNamara.
 10.19**   Employment Agreement effective as of March 23, 1998 by and among
            Verisity Ltd., Verisity Design, Inc. and Moshe Gavrielov.
 10.20**   Secured Promissory Note from Moshe Gavrielov to Verisity Design,
            Inc. dated March 23, 1998.
 10.21     Form Software License Agreement.
 10.22     Form of Indemnification Agreement between Verisity Ltd. and its officers and directors.

 10.23**   Share Restriction Agreement effective as of March 23, 1998 by and between Verisity Ltd. and Moshe Gavrielov.
 10.24**   Stock Option Agreement effective as of December 1, 1999 by and between Verisity Ltd. and Moshe Gavrielov.
 10.25     Verisity Ltd. 2000 U.S. Share Incentive Plan, form of Option
            Agreement for 2000 U.S. Share Incentive Plan and form of Option
            Agreement for outside directors under 2000 U.S. Share Incentive
            Plan.
 10.26     Verisity Ltd. 1999 Israeli Share Option Plan and form of Option
            Agreement for 1999 Israeli Share Option Plan.
 10.27     Verisity Ltd. 1999 Share Incentive Plan and form of Option Agreement for 1999 Share Incentive Plan.
 10.28+**  Sub-Plan for the Issuance of Options to the Company's Employees
            created within the framework of the 1997 Israel Share and Option
            Incentive Plan and form of Option Agreement for Sub-Plan.
 10.29+    1997 Israel Share and Stock Option Incentive Plan.
 10.30     1996 U.S. Stock Option Plan, as amended October 1999, form of Option
            Agreement for 1996 U.S. Stock Option Plan and form of Amended
            Option Agreement.
 10.31     Verisity Ltd. 2000 Employee Share Purchase Plan.
 10.32**   Amendment to Amended and Restated Investor Rights Agreement dated as of July 21, 1999 by and among Verisity Ltd., Yoav Hollander,
            Avishai Silvershatz, Moshe Gavrielov and certain investors.
 10.33**   Amended and Restated Investors Rights Agreement dated as of February
            26, 1999 by and among Verisity Ltd., Yoav Hollander, Avishai
            Silvershatz, Moshe Gavrielov and certain investors.
 10.34++** Technology Exchange Agreement, Addendum to Software License and
            Volume Purchase Agreement effective as of January 1, 2000 by and between LSI Logic Corporation and Verisity Design, Inc.
 10.35++** Software License and Volume Purchase Agreement effective as of
            December 11, 1998 by and between Verisity Design, Inc. and LSI
            Logic Corporation.
 10.36++** Software License Agreement by and between Intel Corporation and
            Verisity Design, Inc., effective as of January 18, 1999.
 10.37++** Amendment No. 1 to Software and Related Services Agreement,
            effective as of May 5, 2000 and Intel Corporation Purchase
            Agreement, Software and Related Services, by and between Intel
            Corporation and Verisity Design, Inc., effective as of June 21,
            1999.
 10.38     Verisity Ltd. 2000 Israeli Share Option Plan and form of Option
            Agreement for 2000 Israeli Share Option Plan.
 10.39     Verisity Ltd. 2000 Directed Share Plan.
 21.1**    List of subsidiaries.
 23.1      Consent of Ernst & Young LLP, Independent Auditors.
 23.2      Consent of Ernst & Young LLP, Independent Auditors.
 23.3*     Consent of Salinger & Co. Advocates (included in Exhibit 5.1 hereto).
 24.1      Power of Attorney (see page II-7).
 99.1      Consent of Director Nominee

--------

*  To be filed by amendment.

** Previously filed.

+  Translated document.

++ Confidential treatment requested.

Item 17. Undertakings

  We hereby undertake to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offerings of such securities at that time shall be deemed to be the initial bona fide offerings thereof.

                                   Signatures

  Pursuant to the requirements of the Securities Act, we have duly caused this amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on the 9th day of November 2000.

                                          VERISITY LTD.

                                                  /s/ Moshe Gavrielov
                                          By: _________________________________
                                                      Moshe Gavrielov
                                                Chief Executive Officer and
                                                          Director

                                          VERISITY DESIGN, INC.

                                          Authorized U.S. Representative

                                                  /s/ Moshe Gavrielov

                                          By: ____________________________

                                                    Moshe Gavrielov

                                                Chief Executive Officer and
                                                       Director

              Signature                          Title                   Date
              ---------                          -----                   ----

         /s/ Moshe Gavrielov           Chief Executive Officer     November 9, 2000
______________________________________  and Director
           Moshe Gavrielov

                  *                    Chief Technical Officer     November 9, 2000
______________________________________  and Director
            Yoav Hollander

                  *                    Vice President Of Finance   November 9, 2000
______________________________________  and Administration and
          Charles G. Alvarez            Chief Financial Officer
                                        (Principal Accounting
                                        Officer)

                  *                    Senior Vice President of    November 9, 2000
______________________________________  Technology and Director
           Michael McNamara

                  *                    Director                    November 9, 2000
______________________________________
            Pierre Lamond

                  *                    Director                    November 9, 2000
______________________________________
            Zohar Zisapel

                  *                    Director                    November 9, 2000
______________________________________
              Tali Aben

*By:

   /s/ Moshe Gavrielov
  ------------------------------
     Moshe Gavrielov
     Attorney-in-fact

                                 EXHIBIT INDEX

  Number                                Description
  ------                                -----------
  1.1*     Form of Underwriting Agreement.
  3.1**    Articles of Association, as amended.
  3.2      Amendment to the Articles of Association
  3.3      Form of Amended and Restated Articles of Association.
  3.4+**   Memorandum of Association, as amended.
  4.1*     Form of Share Certificate.
  4.2**    Warrant to Purchase up to an aggregate of 18,150 Series A Preferred
            Shares, as adjusted.
  4.3**    Warrant to Purchase up to an aggregate of 45,618 Series D Preferred
            Shares.
  4.4**    Warrant to Purchase up to an Aggregate of 19,551 Series D Preferred
            Shares.
  5.1*     Form of Legal Opinion of Salinger & Co. Advocates.
 10.1**    Loan Modification Agreement dated as of December 30, 1999, by and between Verisity Design, Inc. and Silicon Valley Bank.
 10.2**    Amended and Restated Loan and Security Agreement by and between
            Silicon Valley Bank and Verisity Design, Inc., dated as of December
            31, 1998.
 10.3**    Unconditional Guaranty (Verisity Ltd.) dated as of December 31,
            1998.
 10.4+**   Lease Agreement dated as of July 29, 1997 by and between Mifalei
            Locky, 1'Bniya Ltd. and Verisity Ltd.
 10.5**    Rental Agreement by and between Verisity Design, EURL and IOM
            Business Center GmbH, dated as of October 1, 1999.
 10.6+**   Rental Agreement by and between Verisity Design, EURL and IOM
            Business Center GmbH, dated May 8, 2000.
 10.7**    License by and between Chancery Court Business Center Ltd. and
            Verisity Design, EURL, effective as of August 1, 2000.
 10.8**    Office Services Agreement by and between Verisity Design, EURL and
            Vantas, effective as of November 1, 1999.
 10.9**    Domiciliation Agreement by and between Verisity Design, EURL and
            "BURO Club," dated May 11, 1999.
 10.10**   Landmark Office Center Lease by and between Landmark Investments
            Limited and Verisity Design, Inc., dated August 10, 1998.
 10.11**   Landmark Office Center Lease by and between Landmark Investments
            Limited and Verisity Design, Inc., dated August 10, 1998.
 10.12**   Form of Sublease by and between Guy F. Atkinson Construction
            Corporation and Verisity Design, Inc.
 10.13**   Office Service Agreement effective as of October 1, 2000 by and between Austin Mopac d/b/a/ Vantos and Verisity Design, Inc.
 10.14**   Office Service Agreement dated as of November 8, 1999 by and between
            Plano Executive Suite, Inc. d/b/a HQ Plano, Managing Partner and
            Verisity Design, Inc.
 10.15++** Letter Distributor Agreement dated as of December 1, 1998 by and between Verisity Design, Inc. and Integrated Systems Scandinavia
            AB.
 10.16++** International Distributor Agreement by and between Verisity Design,
            Inc. and Cybertec Yugen Kaisha, effective as of January 1, 1999.
 10.17++** International Distributor Agreement by and between Verisity Design,
            Inc. and Davan Tech Company, Ltd., dated as of November 10, 1999.
 10.18**   Employment Agreement effective as of October 26, 1999 by and between
            Verisity Design, Inc. and Michael McNamara.
 10.19**   Employment Agreement effective as of March 23, 1998 by and among
            Verisity Ltd., Verisity Design, Inc. and Moshe Gavrielov.
 10.20**   Secured Promissory Note from Moshe Gavrielov to Verisity Design,
            Inc. dated March 23, 1998.
 10.21     Form Software License Agreement.
 10.22     Form of Indemnification Agreement between Verisity Ltd. and its officers and directors.

 10.23**   Share Restriction Agreement effective as of March 23, 1998 by and between Verisity Ltd. and Moshe Gavrielov.
 10.24**   Stock Option Agreement effective as of December 1, 1999 by and between Verisity Ltd. and Moshe Gavrielov.
 10.25     Verisity Ltd. 2000 U.S. Share Incentive Plan, form of Option
            Agreement for 2000 U.S. Share Incentive Plan and form of Option
            Agreement for outside directors under 2000 U.S. Share Incentive
            Plan.
 10.26     Verisity Ltd. 1999 Israeli Share Option Plan and form of Option
            Agreement for 1999 Israeli Share Option Plan.
 10.27     Verisity Ltd. 1999 Share Incentive Plan and form of Option Agreement for 1999 Share Incentive Plan.
 10.28+**  Sub-Plan for the Issuance of Options to the Company's Employees
            created within the framework of the 1997 Israel Share and Option
            Incentive Plan and form of Option Agreement for Sub-Plan.
 10.29+    1997 Israel Share and Stock Option Incentive Plan.
 10.30     1996 U.S. Stock Option Plan, as amended October 1999, form of Option
            Agreement for 1996 U.S. Stock Option Plan and form of Amended
            Option Agreement.
 10.31     Verisity Ltd. 2000 Employee Share Purchase Plan.
 10.32**   Amendment to Amended and Restated Investor Rights Agreement dated as of July 21, 1999 by and among Verisity Ltd., Yoav Hollander,
            Avishai Silvershatz, Moshe Gavrielov and certain investors.
 10.33**   Amended and Restated Investors Rights Agreement dated as of February
            26, 1999 by and among Verisity Ltd., Yoav Hollander, Avishai
            Silvershatz, Moshe Gavrielov and certain investors.
 10.34++** Technology Exchange Agreement, Addendum to Software License and
            Volume Purchase Agreement effective as of January 1, 2000 by and between LSI Logic Corporation and Verisity Design, Inc.
 10.35++** Software License and Volume Purchase Agreement effective as of
            December 11, 1998 by and between Verisity Design, Inc. and LSI
            Logic Corporation.
 10.36++** Software License Agreement by and between Intel Corporation and
            Verisity Design, Inc., effective as of January 18, 1999.
 10.37++** Amendment No. 1 to Software and Related Services Agreement,
            effective as of May 5, 2000 and Intel Corporation Purchase
            Agreement, Software and Related Services, by and between Intel
            Corporation and Verisity Design, Inc., effective as of June 21,
            1999.
 10.38     Verisity Ltd. 2000 Israeli Share Option Plan and form of Option
            Agreement for 2000 Israeli Share Option Plan.
 10.39     Verisity Ltd. 2000 Directed Share Plan.
 21.1**    List of subsidiaries.
 23.1      Consent of Ernst & Young LLP, Independent Auditors.
 23.2      Consent of Ernst & Young LLP, Independent Auditors.
 23.3*     Consent of Salinger & Co. Advocates (included in Exhibit 5.1 hereto).
 24.1      Power of Attorney (see page II-7).
 99.1      Consent of Director Nominee

--------
*  To be filed by amendment.
** Previously filed.
+  Translated document.
++ Confidential treatment requested.